Exhibit 2.1

BAKER TECHNOLOGIES, INC.

AND

BRITESIDE HOLDINGS, LLC

AND

SEA HUNTER THERAPEUTICS, LLC

AND

SANTÉ VERITAS HOLDINGS INC.

AND

1167411 B.C. LTD.

BUSINESS COMBINATION AGREEMENT

DATED JULY 9, 2018

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	2

1.1	Definitions	2
1.2	Interpretation Not Affected by Headings	24
1.3	Number and Gender	24
1.4	Date for Any Action	24
1.5	Currency	24
1.6	Knowledge	24
1.7	Schedules	25
1.8	Representations and Warranties	25
1.9	Covenants	26
1.10	Actions by Finco	27

ARTICLE 2 THE BUSINESS COMBINATION	27

2.1	Business Combination	27
2.2	Interim Order	27
2.3	Nevada Holdco Meeting	28
2.4	SVT Meeting	29
2.5	Circular	30
2.6	Preparation of Filings	31
2.7	Final Order	32
2.8	Court Proceedings	32
2.9	Business Combination and Effective Date	33
2.10	Deposit of Consideration	33
2.11	Announcement and Shareholder Communications	34
2.12	Withholding Taxes	34
2.13	List of Shareholders	35
2.14	U.S. Securities Law Matters	35
2.15	U.S. Tax Matters	36

ARTICLE 3 CONDITIONS	37

3.1	Mutual Conditions Precedent	37
3.2	Additional Conditions Precedent to the Obligations of Baker	39
3.3	Additional Conditions Precedent to the Obligations of Briteside	41
3.4	Additional Conditions Precedent to the Obligations of Sea Hunter	43
3.5	Additional Conditions Precedent to the Obligations of SVT	46
3.6	Additional Conditions Precedent to the Obligations of Finco	48
3.7	Satisfaction of Conditions	50

i

ARTICLE 4 ADDITIONAL AGREEMENTS	50

4.1	SVT Non-Solicitation	50
4.2	Baker Non-Solicitation	54
4.3	Briteside Non-Solicitation	58
4.4	Sea Hunter Non-Solicitation	62
4.5	Resulting Issuer Board	66
4.6	Convertible Securities/Debt Instruments	67
4.7	Loan Facility and Intercompany Indebtedness	68
4.8	Sea Hunter Holdings Distribution of Resulting Issuer Compressed Shares	69
4.9	Access to Information	69
4.10	Notices of Certain Events	69
4.11	Indemnification; Insurance	70
4.12	Release	71
4.13	Acquisitions	72

ARTICLE 5 TERM, TERMINATION, AMENDMENT AND WAIVER	73

5.1	Term	73
5.2	Termination	73
5.3	Expenses and Termination Fees	82
5.4	Amendment	85
5.5	Waiver	86

ARTICLE 6 GENERAL PROVISIONS	86

6.1	Notices	86
6.2	Governing Law; Waiver of Jury Trial	88
6.3	Public Announcements	89
6.4	Filings and Authorizations	89
6.5	Injunctive Relief	89
6.6	Time of Essence	89
6.7	Entire Agreement, Binding Effect and Assignment	90
6.8	No Liability	90
6.9	Severability	90
6.10	Counterparts; Execution	90

SCHEDULE A PLAN OF ARRANGEMENT	A-1

SCHEDULE B ESCROW HOLDERS	B-1

SCHEDULE C REPRESENTATIONS AND WARRANTIES OF SVT	C-1

SCHEDULE D REPRESENTATIONS AND WARRANTIES OF BAKER	D-1

SCHEDULE E REPRESENTATIONS AND WARRANTIES OF BRITESIDE	E-1

SCHEDULE F REPRESENTATIONS AND WARRANTIES OF SEA HUNTER	F-1

SCHEDULE G REPRESENTATIONS AND WARRANTIES OF FINCO	G-1

ii

SCHEDULE H COVENANTS OF SVT	H-1

SCHEDULE I COVENANTS OF BAKER	I-1

SCHEDULE J COVENANTS OF BRITESIDE	J-1

SCHEDULE K COVENANTS OF SEA HUNTER	K-1

SCHEDULE L COVENANTS OF FINCO	L-1

SCHEDULE M SPECIAL RIGHTS AND RESTRICTIONS FOR RESULTING ISSUER COMPRESSED SHARES	M-1

SCHEDULE N CONSENTS, WAIVERS, AND REQUIRED REGULATORY APPROVALS	N-1

SCHEDULE O NEVADA HOLDCO CLASS A SHARES ALLOCATION	O-1

SCHEDULE P CAPITALIZATION TABLE	P-1

SCHEDULE Q ACQUISITIONS	Q-1

iii

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT dated July 9, 2018 AMONG:

BAKER TECHNOLOGIES, INC., a corporation existing under the Laws of the State of Delaware (“Baker”)

- and –

BRITESIDE HOLDINGS, LLC, a limited liability company existing under the Laws of the State of Tennessee (“Briteside”)

- and -

SEA HUNTER THERAPEUTICS, LLC, a limited liability company existing under the Laws of the State of Delaware (“Sea Hunter”)

- and -

SANTÉ VERITAS HOLDINGS INC., a corporation existing under the Laws of Canada (“SVT”)

- and -

1167411 B.C. LTD., a corporation existing under the Laws of the Province of British Columbia (“Finco”)

RECITALS:

A.	The Parties seek to combine their respective companies, all to be owned by the Resulting Issuer (as defined herein);

B.	The Parties intend to carry out the transactions contemplated in this Agreement by way of arrangement under the provisions of the BCBCA, as applicable.

C.	Each of the SVT Board, Baker Board, Briteside Board, Sea Hunter Board, and Finco Board has determined, after receiving financial and legal advice that the consideration to be received by their respective shareholders or members, as applicable, directly or indirectly, pursuant to the Business Combination is fair and that the Business Combination is in the best interests of the respective shareholders or members, as applicable, of SVT, Baker, Briteside, Sea Hunter, and Finco.

D.	Contemporaneous with the execution and delivery hereof, the following documents were also executed and delivered:

i)                  the Briteside Contribution Agreement;

ii)                 the Sea Hunter Contribution Agreement;

iii)                the Baker Agreement and Plan of Merger;

iv)                the Nevada Holdco Contribution Agreement;

v)                  the Nevada Holdco Agreement and Plan of Conversion;

vi)                the Nevada Holdco Stock Repurchase Agreement;

vii)              the SVT Shareholder Voting Agreements;

viii)            the Baker Shareholders Voting Agreements;

ix)                the Briteside Members Voting Agreements; and

x)                  the Sea Hunter Voting Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Securities” has the meaning ascribed thereto in Section 4.13(b);

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Transacting Party and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders or members, as the case may be, of a Transacting Party, after the date hereof and prior to the Effective Date relating to: (a) any acquisition or purchase, direct or indirect, of: (i) the assets of that Transacting Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of that Transacting Party and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of a Transacting Party and its Subsidiaries, taken as a whole, or (ii) subject to Section 4.6, 20% or more of any voting or equity securities or membership interests of that Transacting Party or any one or more of its Subsidiaries that, in the case of such Subsidiaries, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of that Transacting Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities or membership interests of that Transacting Party; or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Transacting Party and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of that Transacting Party and its Subsidiaries, taken as a whole; provided, however, that in no event shall a proposal or offer regarding a bona fide financing transaction conducted primarily for capital raising purposes be deemed to constitute an Acquisition Proposal;

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;

“Acquisition” means any acquisition made by a Transacting Party whereby any of the following forms of consideration is issued for such acquisition: (a) cash; (b) securities, including convertible securities which may be convertible into Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, upon consummation of the Business Combination; (c) debt securities or other indebtedness of such Transacting Party or any of its Subsidiaries; (d) non-cash assets of such Transacting Party or its Subsidiaries; or (e) any combination of the foregoing;

“Affiliate” or “affiliate” means, with respect to any two Persons, one Person is a Subsidiary of the other or each of the two Persons is controlled by the same Person;

“Agreement” means this business combination agreement, including all schedules annexed hereto, together with the SVT Disclosure Letter, Baker Disclosure Letter, Briteside Disclosure Letter, and Sea Hunter Disclosure Letter as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Associate” has the meaning ascribed thereto in Rule 12b-2 under the U.S. Exchange Act;

“Baker Agreement and Plan of Merger” means the agreement and plan of merger dated as of the date hereof, entered into among Nevada Holdco, Nevada MergeCo, and Baker, pursuant to which Nevada MergeCo will merge with and into Baker, and the holders of Baker Shares will exchange each of their Baker Shares for the Baker Nevada Holdco Consideration, all in accordance with Section 92A.190 of the NRS and Section 252 of the DGCL;

“Baker Balance Sheet” has the meaning ascribed thereto in Schedule “D”, Section (k);

“Baker Benefit Plan” has the meaning ascribed thereto in Section (u)(i) of Schedule “D”;

“Baker Board” means the board of directors of Baker as the same is constituted from time to time;

“Baker Board Nominee” has the meaning ascribed thereto in Section 4.5(b)(ii)(B);

“Baker Capital Stock” means the Baker Shares and the Baker Preferred Stock, as applicable.

“Baker Change in Recommendation for Briteside” has the meaning ascribed thereto in Section 5.2(a)(iv)(B);

“Baker Change in Recommendation for Sea Hunter” has the meaning ascribed thereto in Section 5.2(a)(v)(B);

“Baker Change in Recommendation for SVT” has the meaning ascribed thereto in Section 5.2(a)(vi)(A);

“Baker Convertible Instruments” means any convertible notes, SAFEs, or other instruments convertible directly or indirectly into Baker Shares, in each case excluding (i) Baker Preferred Stock, (ii) Baker Options, and (iii) Baker Warrants.

“Baker Disclosure Letter” means the disclosure letter delivered by Baker to SVT, Briteside, and Sea Hunter concurrently with the execution of this Agreement;

“Baker Locked-up Shareholders” means those holders of Baker Shares, Baker Options, and Baker SAFEs, as applicable, as set forth in Section 1.1 of the Baker Disclosure Letter, each of whom will sign a Baker Shareholders Voting Agreement;

“Baker Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact with respect to Baker or its Subsidiaries, either individually or in the aggregate, (i) that is, or would reasonably be expected to be, material and adverse to, the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of the Resulting Issuer and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) any changes affecting the cannabis industry generally; (b) any change in the market price of cannabis; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in U.S. GAAP or IFRS occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (g) any natural disaster, provided, however, that such changes do not relate primarily to the Resulting Issuer and its Subsidiaries, taken as a whole, or do not have a disproportionate effect on the Resulting Issuer and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Baker Material Adverse Effect” has occurred; or (ii) that is, or would reasonably be expected to, prevent or materially delay the ability of Baker to consummate the transactions contemplated hereby;

“Baker Material Contracts” has the meaning ascribed thereto in Section (x) of Schedule “D”;

“Baker Merger” means the merger of Nevada MergeCo with and into Baker with the Baker Shareholders receiving the Baker Nevada Holdco Consideration pursuant to the Baker Agreement and Plan of Merger;

“Baker Multiemployer Plan” has the meaning ascribed thereto in Section (u)(ii) of Schedule “D”;

“Baker Nevada Holdco Consideration” means the Nevada Holdco Class A Shares issued to the holders of Baker Shares in the Baker Merger, as set forth on Schedule “O”;

“Baker Options” means the outstanding options to purchase Baker Shares;

“Baker Preferred Stock” means the issued and outstanding shares of preferred stock, par value $0.01 per share, of Baker, including the series seed preferred stock, par value $0.01 per share, and series A preferred stock, par value $0.01 per share, of Baker;

“Baker Proposed Agreement” has the meaning ascribed thereto in Section 4.2(e);

“Baker Qualified Benefit Plan” has the meaning ascribed thereto in Section (u)(ii) of Schedule “D”;

“Baker SAFEs” means the simple agreements for future equity to acquire Baker Capital Stock, as issued and outstanding from time to time;

“Baker Shareholders Voting Agreements” means the voting agreements (including all amendments thereto) signed by the Baker Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Baker Shares and Nevada Holdco Class A Shares in favour of the Continuance, the Business Combination and the transactions contemplated in the Baker Agreement and Plan of Merger;

“Baker Shares” means the issued and outstanding shares of common stock of Baker;

“Baker Termination Fee Event” has the meaning ascribed thereto in Section 5.3(d);

“Baker Warrants” means warrants to acquire Baker Capital Stock;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Briteside Balance Sheet” has the meaning ascribed thereto in Schedule “E”, Section (k);

“Briteside Benefit Plan” has the meaning ascribed thereto in Section (u)(i) of Schedule “E”;

“Briteside Board” means the board of managers or other governing body of Briteside as the same is constituted from time to time;

“Briteside Board Nominee” has the meaning ascribed thereto in Section 4.5(b)(ii)(D);

“Briteside Change in Recommendation for Baker” has the meaning ascribed thereto in Section 5.2(a)(iii)(B);

“Briteside Change in Recommendation for Sea Hunter” has the meaning ascribed thereto in Section 5.2(a)(v)(C);

“Briteside Change in Recommendation for SVT” has the meaning ascribed thereto in Section 5.2(a)(vi)(B);

“Briteside Contribution” means the contribution of Briteside Membership Interests to Nevada Holdco in exchange for the Briteside Nevada Holdco Consideration pursuant to the Briteside Contribution Agreement;

“Briteside Contribution Agreement” means the contribution agreement dated as of the date hereof entered into between Nevada Holdco, Nevada MergeCo, Briteside, and all holders of Briteside Membership Interests, Briteside Options, and Briteside Warrants, pursuant to which members of Briteside will contribute all of the issued and outstanding Briteside Membership Interests to Nevada Holdco in exchange for the Briteside Nevada Holdco Consideration;

“Briteside Convertible Instruments” means any convertible notes, SAFEs, or other instruments convertible directly or indirectly into Briteside Membership Interests, in each case excluding (i) Briteside Options, and (ii) Briteside Warrants;

“Briteside Disclosure Letter” means the disclosure letter executed by Briteside and delivered to SVT, Baker, and Sea Hunter concurrently with the execution of this Agreement;

“Briteside Locked-up Members” means those holders of Briteside Membership Interests, Briteside Options, and Briteside Warrants, as set forth in Section 1.1 of the Briteside Disclosure Letter, each of whom will sign a Briteside Members Voting Agreement;

“Briteside Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact with respect to Briteside or its Subsidiaries, either individually or in the aggregate, (i) that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of the Resulting Issuer and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) any changes affecting the cannabis industry generally; (b) any change in the market price of cannabis; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in U.S. GAAP or IFRS occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (g) any natural disaster, provided, however, that such changes do not relate primarily to the Resulting Issuer and its Subsidiaries, taken as a whole, or do not have a disproportionate effect on the Resulting Issuer and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Briteside Material Adverse Effect” has occurred; or (ii) that is, or would reasonably be expected to, prevent or materially delay the ability of Briteside to consummate the transactions contemplated hereby;

“Briteside Material Contracts” has the meaning ascribed thereto in Section (x) of Schedule “E”;

“Briteside Members Voting Agreements” means the voting agreements (including all amendments thereto) signed by the Briteside Locked-up Members setting forth the terms and conditions upon which they have agreed, among other things, to vote their Briteside Membership Interests and Nevada Holdco Class A Shares in favour of the Continuance, the Business Combination and the transactions contemplated in the Briteside Contribution Agreement;

“Briteside Membership Interests” means the Class A and Class B limited liability company equity interests authorized under the Briteside Operating Agreement, including, without limitation, the Class A membership interests and Class B membership interests referred to therein;

“Briteside Multiemployer Plan” has the meaning ascribed thereto in Section (u)(ii) of Schedule “E”;

“Briteside Nevada Holdco Consideration” means the Nevada Holdco Class A Shares issued to the members of Briteside in the Briteside Contribution, as set forth on Schedule “O”;

“Briteside Operating Agreement” means the limited liability company operating agreement of Briteside dated January 1, 2017;

“Briteside Options” means the outstanding options to purchase Briteside Membership Interests;

“Briteside Proposed Agreement” has the meaning ascribed thereto in Section 4.3(e);

“Briteside Qualified Benefit Plan” has the meaning ascribed thereto in Section (u)(ii) of Schedule “E”;

“Briteside Termination Fee Event” has the meaning ascribed thereto in Section 5.3(e);

“Briteside Warrants” means warrants to acquire Briteside Membership Interests;

“Business Combination” means the business combination under the provisions of Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 5.4 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to the Transacting Parties, each acting reasonably);

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in any of Vancouver, British Columbia; Toronto, Ontario; Tennessee; Massachusetts; Delaware; or Colorado;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“CBCA Director” means the director appointed under Section 260 of the CBCA;

“Circular” means the notice of the Nevada Holdco Meeting, the notice of the SVT Meeting, and the accompanying joint management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, as amended, supplemented or otherwise modified from time to time, to be sent to the Nevada Holdco Shareholders in connection with the Nevada Holdco Meeting and to be sent to the SVT Shareholders in connection with the SVT Meeting,

“Claim” means any demand, action, cause of action, investigation, suit, proceeding, claim, complaint, arbitration, charge, prosecution, assessment or reassessment, including any appeal or application for review, judgment, arbitration, award, grievance, settlement or compromise;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Confidentiality Agreements” means: (i) the confidentiality agreement dated November 20, 2017 entered into among SVT, Baker, and Briteside; (ii) the non-disclosure agreement dated January 29, 2018 entered into between SVT and Sea Hunter; (iii) the non-disclosure agreement dated January 29, 2018 entered into between Baker and Sea Hunter; and (iv) the non-disclosure agreement dated January 29, 2018 entered into between Briteside and Sea Hunter;

“Consideration” means: (i) the consideration to be received by the Nevada Holdco Shareholders (other than a Nevada Holdco Dissenting Shareholder) pursuant to the Plan of Arrangement as consideration for the exchange of Nevada Holdco Class A Shares for Resulting Issuer Compressed Shares in accordance with the Nevada Holdco Share Exchange Ratio, being such number and class of shares, in each case as set forth on Schedule “P”; (ii) the consideration to be received by the SVT Shareholders (other than an SVT Dissenting Shareholder) pursuant to the Plan of Arrangement as consideration for the exchange of SVT Shares for Resulting Issuer Common Shares in accordance with the SVT Share Exchange Ratio, being such number and class of shares, in each case as set forth on Schedule “P”; and (iii) the consideration to be received by the Finco Shareholders pursuant to the Plan of Arrangement as consideration for the exchange of their Finco Common Shares and Finco Class A Shares (which are to be issued pursuant to the terms and conditions of their Finco Subscription Receipts at the Effective Time) for Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, being such number and class of shares, in each case as set forth on Schedule “P”;

“Contemporaneous Agreements” means collectively, the Briteside Contribution Agreement, the Sea Hunter Contribution Agreement, the Baker Agreement and Plan of Merger, the Nevada Holdco Contribution Agreement, the Nevada Holdco Agreement and Plan of Conversion, the Nevada Holdco Stock Repurchase Agreement, the SVT Shareholder Voting Agreements, the Baker Shareholders Voting Agreements, the Briteside Members Voting Agreements, and the Sea Hunter Voting Agreement;

“Continuance” means the continuance of Nevada Holdco from the jurisdiction of the State of Nevada to the Province of British Columbia pursuant to Section 302 of the BCBCA and Sections 92A.105 and 92A.195 of the NRS;

“Contract” means any legally binding contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Control” means, with respect to any two Persons, a Person (referred to in this definition as the “first Person”) is considered to control another Person (referred to in this definition as the “second Person”) if (i) the first Person beneficially owns or directly or indirectly exercises control or direction over the securities of the second Person (A) representing a majority of the outstanding economic interest in such second Person, assuming exercise or conversion, as applicable of all derivative securities or rights to acquire equity securities in such second Person, (B) representing a majority of the issued and outstanding voting power of such second Person, or (C) carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors or members of the governing body of the second Person, unless that first Person holds the voting securities only to secure an obligation, or (ii) the first Person otherwise has the right or ability to direct the corporate policy of such second Person whether by contract, or otherwise;

“Court” means the Supreme Court of British Columbia;

“CSE” means the Canadian Securities Exchange;

“Depository” means any one or more Canadian trust companies, banks or other financial institutions agreed to in writing by the Parties for the purpose of, among other things, (i) exchanging certificates of Briteside Membership Interests, Sea Hunter Membership Interests and Baker Shares which are deemed to represent Nevada Holdco Class A Shares for certificates representing Resulting Issuer Compressed Shares; (ii) exchanging certificates representing SVT Shares for certificates representing Resulting Issuer Common Shares; and (iii) exchanging Finco Subscription Receipts for certificates representing Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be;

“Designated Director” has the meaning ascribed thereto in Section 4.5(b)(ii)(D);

“Designated Representatives” has the meaning ascribed thereto in Section 4.5(b)(iii);

“DGCL” means the General Corporation Law of the State of Delaware;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Time” has the meaning ascribed to such term in the Plan of Arrangement;

“Employee Options” means any stock options outstanding under the equity incentive plans, stock option plans, or any other similar plans or arrangements of Baker, Briteside, and Sea Hunter Holdings;

“Environmental Laws” means all Laws, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation);

“Escrow” means, unless more restrictive terms of escrow are required by the CSE, the voluntary escrow of the securities of the Resulting Issuer held by the Escrow Holders pursuant to the Escrow Agreements, whereby such securities will be held in escrow and released as follows: 25% on the Effective Date; 25% on the date that is six months after the Effective Date; 25% on the date that is twelve months after the Effective Date; and 25% on the date that is 18 months after the Effective Date;

“Escrow Agent” means Odyssey Trust Company, or such other trust company as may be agreed to in writing by the Parties, acting reasonably;

“Escrow Agreement” means the escrow agreement entered into between Escrow Agent, the Resulting Issuer, the Escrow Agent, and the Escrow Holders;

“Escrow Holders” means those individuals set forth in Schedule “B” hereto whose securities of the Resulting Issuer will be subject to Escrow, that, for the avoidance of doubt, shall not include Sea Hunter Holdings;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder;

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to SVT, Baker, Briteside and Sea Hunter, each acting reasonably, approving the Business Combination, as such order may be amended by the Court (with the consent of SVT, Baker, Briteside and Sea Hunter which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to SVT, Baker, Briteside and Sea Hunter, each acting reasonably) on appeal;

“Finco Amalgamation” means the statutory amalgamation of Finco Subco and Finco pursuant to the provisions of the BCBCA, with Finco as the survivor of such amalgamation under applicable Law;

“Finco Board” means the board of directors or other governing body of Finco as the same is constituted from time to time;

“Finco Class A Share” means a class A share in the capital of Finco;

“Finco Common Share” means a common share in the capital of Finco;

“Finco Component of the Business Combination” means the part of the Business Combination and the Plan of Arrangement that entails, the amalgamation of Finco Subco with Finco and, as approved pursuant to Section 4.6(b), the resulting issuance of Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, to former Finco Subscription Receipt Holders;

“Finco Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact with respect to Finco or its Subsidiaries, either individually or in the aggregate, (i) that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of the Resulting Issuer and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) any changes affecting the cannabis industry generally; (b) any change in the market price of cannabis; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in U.S. GAAP or IFRS occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (g) any natural disaster, provided, however, that such changes do not relate primarily to the Resulting Issuer and its Subsidiaries, taken as a whole, or do not have a disproportionate effect on the Resulting Issuer and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Finco Material Adverse Effect” has occurred; or (ii) that is, or would reasonably be expected to, prevent or materially delay the ability of Finco to consummate the transactions contemplated hereby;

“Finco Material Contract” has the meaning ascribed thereto in Section (i) of Schedule “G”;

“Finco Shareholder” means a holder of Finco Common Shares or Finco Class A Shares, as the case may be;

“Finco Subco” means 1167416 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia, as a wholly-owned subsidiary of Nevada Holdco;

“Finco Subscription Receipt” means a subscription receipt of Finco which will convert to Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, on the Effective Date;

“Finco Subscription Receipt Holder” means a holder of a Finco Subscription Receipt;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any stock exchange, including the CSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any jurisdiction, regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“HSR Filings” means all filings required by the HSR Act in relation to the Business Combination;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“In-The-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the options;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Indemnified Parties” has the meaning ascribed thereto in Section 4.11(a);

“Indemnifying Parties” has the meaning ascribed thereto in Section 4.11(b);

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress and design rights, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by the relevant Party to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages;

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the business of the relevant Party as currently conducted or as planned to be conducted to which such Party is a party, beneficiary or otherwise bound other than off-the-shelf offerings available on standard commercial terms at a cost below $25,000;

“Intellectual Property Assets” means collectively all Owned Intellectual Property Assets and Licensed Intellectual Property Assets;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to SVT, Baker, Briteside and Sea Hunter, each acting reasonably, providing for, among other things, the calling and holding of the Nevada Holdco Meeting and the SVT Meeting and, as the same may be amended by the Court (with the consent of SVT, Baker, Briteside and Sea Hunter, each acting reasonably);

“Interim Period” means the period from the date of execution of this Agreement by the Parties until the Effective Date;

“Investment Canada Act” means the Investment Canada Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Key Employees” means Michael Orr, Justin Junda, Robert Leidy, Kevin McCluskey, Alexander Coleman, Joel Milton, and Geoff Hamm;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, rulings, ordinances, Governmental Orders or other requirements, whether domestic or foreign, including but not limited to, all applicable requirements of state, provincial and municipal laws, rules and regulations regarding regulated medical and adult use cannabis businesses and activities, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the CSE), but excluding provisions of U.S. federal law that prohibit the cultivation, processing, sale or possession of cannabis and provisions of U.S. federal law that may be violated due to the federal illegality of cannabis including, but not limited to U.S. federal money laundering laws (Title 18 U.S.C. § 1956 and § 1957), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Liability” means any losses, damages, interests, fines, costs or expenses, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise;

“Licensed Intellectual Property Assets” means all Intellectual Property licensed by any person or entity to the relevant Party, excluding any commercially available off-the-shelf software;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Loan Facility” means the Loan Agreement, dated as of June 7, 2018, pursuant to which Baker may borrow up to an original principal amount of US$3,000,000 from Sea Hunter Holdings and Briteside, on the terms and conditions set forth therein, including any convertible promissory notes issued pursuant thereto in respect of any borrowings thereunder;

“Loss” or “Losses” means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, interest charges, punitive damages, fines, penalties and reasonable professional fees and disbursements, including in connection with any Claim;

“Mailing Deadline” means September 28, 2018;

“Major Decisions” means any decisions relating to: (a) the acquisition of any business or entity by the Resulting Issuer or any of its Subsidiaries (other than direct or indirect wholly-owned Subsidiaries of the Resulting Issuer) in which the aggregate value of the consideration paid by the Resulting Issuer or such Subsidiaries exceeds $25,000,000; (b) any material change in the corporate purpose of the Resulting Issuer from that set forth in its respective organizational documents; (c) any dissolution, liquidation, winding up of the Resulting Issuer or its Subsidiaries (other than Subsidiaries that are directly or indirectly wholly-owned by the Resulting Issuer), or other distribution of assets by the Resulting Issuer or such Subsidiaries for the purpose of winding up; (d) the merger, consolidation or amalgamation of the Resulting Issuer with or into, or a share exchange with any other company, partnership or similar entity or the entry into any joint venture by the Resulting Issuer or its Subsidiaries; (e) the entry into any contracts between the Resulting Issuer or its Subsidiaries, on the one hand, and an officer, director or Associate of the Resulting Issuer or any of its Subsidiaries, on the other hand; (f) the sale, surrender, transfer or pledge of any material asset of the Resulting Issuer or its Subsidiaries with a book value in excess of $25,000,000; (g) the incurring of indebtedness for borrowed money by the Resulting Issuer or its Subsidiaries in an aggregate amount in excess of $25,000,000; (h) the granting of any Lien over any of the Resulting Issuer’s or its Subsidiaries’ assets with an aggregate book value in excess of $25,000,000; (i) the entry into any contracts with a value above $25,000,000; and (j) any amendment to the organizational documents of the Resulting Issuer;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“Meeting Deadline” means October 26, 2018;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA or other applicable Law.

“Nevada Holdco” means TILT Holdings, Inc., a corporation organized and incorporated by SVT under the Laws of the State of Nevada, to effect the transactions contemplated in the Business Combination and Plan of Arrangement;

“Nevada Holdco Agreement and Plan of Conversion” means the agreement and plan of conversion as of the date hereof, entered into among Nevada Holdco, Baker, Briteside, Sea Hunter and SVT, pursuant to which Nevada Holdco will continue as a corporation from the jurisdiction of Nevada to the jurisdiction of British Columbia pursuant to a conversion under Sections 92A, 105 and 92A of the NRS and Section 302 of the BCBCA;

“Nevada Holdco Board” means the board of directors of Nevada Holdco, initially consisting of Michael Orr, Alexander Coleman, Justin Junda and Joel Milton, as the same is constituted from time to time;

“Nevada Holdco Business Combination Resolution” means collectively: (i) the special resolution of the Nevada Holdco Shareholders approving the Business Combination and the Plan of Arrangement which is to be considered at the Nevada Holdco Meeting; and (ii) the resolution of the shareholders of Nevada Holdco providing minority approval as defined in and contemplated by OSC Rule 56-501 (assuming that closing under the Contemporaneous Agreements has occurred and all holders of Baker Convertible Instruments, Briteside Convertible Instruments, and Sea Hunter Convertible Instruments have converted such convertible securities into Nevada Holdco Class A Shares) approving the Business Combination and the Plan of Arrangement which is to be considered at the Nevada Holdco Meeting;

“Nevada Holdco Class A Shares” means, at the applicable time, the issued and outstanding class A shares of Nevada Holdco;

“Nevada Holdco Class B Shares” means, at the applicable time, the issued and outstanding class B shares of Nevada Holdco;

“Nevada Holdco Closing” means the consummation of (i) the Baker Merger, (ii) the Briteside Contribution, and (iii) the Sea Hunter Contribution as contemplated by the respective Contemporaneous Agreements governing such transactions;

“Nevada Holdco Continuance Resolution” means the special resolution of Nevada Holdco Shareholders approving the Continuance which is to be considered at the Nevada Holdco Meeting;

“Nevada Holdco Contribution” means the contribution of the Briteside Membership Interests and the Sea Hunter Membership Interests to Baker following the completion of the Baker Merger;

“Nevada Holdco Contribution Agreement” means the contribution agreement to be entered into among Nevada Holdco, Nevada MergeCo, and Baker, pursuant to which Nevada Holdco will contribute all of the Briteside Membership Interests and all of the Sea Hunter Membership Interests to Baker;

“Nevada Holdco Dissent Rights” means the rights of dissent exercisable by the Nevada Holdco Shareholders in respect of the Continuance granted as contractual rights in the Nevada Holdco Agreement and Plan of Conversion in a manner consistent with Sections 92A.300 through 92A.500 of the NRS and the Business Combination pursuant to Section 238 of the BCBCA, Article 4 of the Plan of Arrangement and the Interim Order;

“Nevada Holdco Dissenting Shareholder” means a registered Nevada Holdco Shareholder who duly exercises its Nevada Holdco Dissent Rights granted as contractual rights in the Nevada Holdco Agreement and Plan of Conversion in a manner consistent with Sections 92A.300 through 92A.500 of the NRS with respect to the Continuance, or pursuant to Section 238 of the BCBCA, Article 4 of the Plan of Arrangement and the Interim Order with respect to the Business Combination, and who has not withdrawn or been deemed to have withdrawn such exercise of Nevada Holdco Dissent Rights;

“Nevada Holdco Fairness Opinion” means the formal written fairness opinion of Inverness Advisors and addressed to the Nevada Holdco Board (a copy of which has been provided to the Parties prior to the execution of this Agreement) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by the Nevada Holdco Shareholders (who will be shareholders holding Resulting Issuer Compressed Shares) pursuant to the Business Combination is fair, from a financial point of view, to such Nevada Holdco Shareholders;

“Nevada Holdco Meeting” means the special meeting of Nevada Holdco Shareholders, including any adjournment thereof, to be called and held for the purpose of obtaining the approval of the Continuance, the Nevada Holdco Business Combination Resolution, the Resulting Issuer Equity Incentive Plan, and other related matters, in accordance with the Interim Order as applicable;

“Nevada Holdco Optionholders” means the holders of the Nevada Holdco Replacement Options;

“Nevada Holdco Replacement Options” means options to purchase Nevada Holdco Class A Shares to be issued in exchange for any issued and outstanding Employee Options, the terms and conditions of such options, including the term to expiry, conditions to and manner of exercising, will be the same as the Employee Option, for which it was exchanged, subject to proportional adjustment to the exercise price and number of Nevada Holdco Class A Shares subject to each such option and taking into account the requirements of Section 409A of the Code;

“Nevada Holdco Share Exchange Ratio” means the number of Resulting Issuer Compressed Shares per Nevada Holdco Class A Share, as set out on Schedule “P” reflecting the Proportionate Interests of each of Baker, Briteside and Sea Hunter set forth opposite such Party’s name;

“Nevada Holdco Shareholder Approval” has the meaning ascribed thereto in Section 2.2(c);

“Nevada Holdco Shareholders” means the holders of Nevada Holdco Class B Shares and the holders of Baker Shares, Briteside Membership Interests and Sea Hunter Membership Interests that will be exchanged for Nevada Holdco Class A Shares and which have been granted voting rights pursuant to the Nevada Holdco Agreement and Plan of Conversion to vote as holders of Nevada Holdco Class A Shares at the Nevada Holdco Meeting;

“Nevada Holdco Stock Repurchase Agreement” means the stock repurchase agreement as of the date hereof, entered into between Nevada Holdco and SVT, pursuant to which SVT will sell its 1,000 Nevada Holdco class B common shares back to Nevada Holdco at a price of US$1.00 per class B common share, and Nevada Holdco will repurchase and redeem from SVT all such class B common shares;

“Nevada Holdco Subco” means 1167407 B.C. Ltd., a corporation initially organized and incorporated by Nevada Holdco under the BCBCA, as a wholly-owned subsidiary of Nevada Holdco, to effect certain transactions contemplated in the SVT Component of the Business Combination and Plan of Arrangement;

“Nevada MergeCo” means TILT Holdings US, Inc., a corporation initially organized and incorporated by Nevada Holdco under the Laws of the State of Nevada, as a wholly-owned subsidiary of Nevada Holdco to effect certain transactions contemplated in the Baker Agreement and Plan of Merger;

“Notices” means any written notice, request, direction, or other document that a Party can or must make or give under this Agreement

“NRS” means the Nevada Revised Statutes and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is substantially consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“OSC Rule 56-501” means Ontario Securities Commission Rule 56-501 – Restricted Shares;

“Outside Date” means October 31, 2018, or such later date as may be agreed to in writing by the Parties;

“Owned Intellectual Property Assets” means all Intellectual Property owned or purported to be owned, in whole or in part, by the relevant Party;

“Owned Intellectual Property Registrations” means all Owned Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, assumed names, DBAs, and fictitious corporate names, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing;

“Parties” means SVT, Baker, Briteside, Sea Hunter and Finco, and “Party” means any of them;

“Permit” means any license, permit, certificate, consent, grant, approval, agreement, classification, restriction, registration, filing, notification or other authorization of, to, from or required by any Governmental Entity, including, but not limited to, all licenses, permits, and approvals necessary and required by applicable state, provincial and municipal Governmental Entities for the conduct of regulated medical and adult use cannabis businesses and activities;

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business, (c) Liens and encroachments which do not materially interfere with the present use of the properties they affect, (d) Liens that will be released prior to or as of the Closing, and (e) Liens in respect of any obligations as lessee under capitalized leases;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Nevada Holdco, SVT, Nevada Holdco Subco, and Finco, substantially in the form of Schedule “A” hereto, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of SVT, Baker, Briteside, Sea Hunter, and Finco, each acting reasonably;

“Proportionate Interest” means, relative to each other Transacting Party, (a) with respect to SVT, 15.00%, (b) with respect to Baker, 15.59%, (c) with respect to Briteside, 24.43%, and (d) with respect to Sea Hunter, 44.98%, excluding Acquisition Securities issued pursuant to Section 4.13(b), and irrespective of any additional securities which may be issued by any one of the Transacting Parties, as permitted by the Business Combination Agreement, or the issuance by Finco of Finco Subscription Receipts pursuant to Section 4.6(b) of the Business Combination Agreement;

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, including any of the foregoing required in order to comply with the HSR Act;

“Reorganization Transactions” shall have the meaning ascribed thereto in Section 2.15;

“Required Regulatory Approvals” shall mean those Regulatory Approvals set forth on Schedule “N”;

“Resulting Issuer” means TILT Holdings, Inc., the successor corporation to Nevada Holdco following the completion of the transactions contemplated by the Business Combination and Plan of Arrangement, with such corporation being the direct parent entity of Baker and SVT, and the indirect parent entity of Sea Hunter and Briteside;

“Resulting Issuer Board” means the board of directors of the Resulting Issuer as constituted at the Effective Time, in accordance with Section 4.5;

“Resulting Issuer Common Shares” means the common shares in the capital of the Resulting Issuer;

“Resulting Issuer Compressed Shares” means the compressed shares in the capital of the Resulting Issuer, with special rights and restrictions as set forth in Schedule “M” hereto;

“Resulting Issuer Equity Incentive Plan” means the equity incentive plan of the Resulting Issuer, the form of which is to be agreed upon among the Transacting Parties, each acting reasonably, and acceptable to the CSE and which is to be approved at the Nevada Holdco Meeting;

“Resulting Issuer Replacement Options for Common Shares” means the options to acquire Resulting Issuer Common Shares to be issued to the holders of SVT Options by the Resulting Issuer pursuant to the Resulting Issuer Equity Incentive Plan;

“Resulting Issuer Replacement Options for Compressed Shares” means the options to acquire Resulting Issuer Compressed Shares to be issued to the holders of Nevada Holdco Replacement Options by the Resulting Issuer pursuant to the Resulting Issuer Equity Incentive Plan;

“SAFE” means a simple agreement for future equity;

“Sea Hunter Balance Sheet” has the meaning ascribed thereto in Schedule “F”, Section (k);

“Sea Hunter Benefit Plan” has the meaning ascribed thereto in Section (u)(i) of Schedule “F”;

“Sea Hunter Board” means the board of managers or other governing body of Sea Hunter as the same is constituted from time to time;

“Sea Hunter Board Nominees” has the meaning ascribed thereto in Section 4.5(b)(ii)(A);

“Sea Hunter Change in Recommendation for Baker” has the meaning ascribed thereto in Section 5.2(a)(iii)(C);

“Sea Hunter Change in Recommendation for Briteside” has the meaning ascribed thereto in Section 5.2(a)(iv)(C);

“Sea Hunter Change in Recommendation for SVT” has the meaning ascribed thereto in Section 5.2(a)(vi)(C);

“Sea Hunter Contribution” means the contribution of the Sea Hunter Membership Interests to Nevada Holdco in exchange for the Sea Hunter Nevada Holdco Consideration pursuant to the Sea Hunter Contribution Agreement;

“Sea Hunter Contribution Agreement” means the contribution agreement dated as of the date hereof, entered into between Nevada Holdco, Sea Hunter, and Sea Hunter Holdings, pursuant to which Sea Hunter Holdings will contribute all of the issued and outstanding Sea Hunter Membership Interests to Nevada Holdco in exchange for the Sea Hunter Nevada Holdco Consideration;

“Sea Hunter Convertible Instruments” means any convertible notes, SAFEs or other instruments convertible directly or indirectly into Sea Hunter Membership Interests, in each case excluding (i) Sea Hunter Options, and (ii) Sea Hunter Warrants.

“Sea Hunter Disclosure Letter” means the disclosure letter executed by Sea Hunter and delivered to SVT, Baker, and Briteside concurrently with the execution of this Agreement;

“Sea Hunter Holdings” means Sea Hunter Holdings, LLC, a Delaware limited liability company, and the sole member of Sea Hunter;

“Sea Hunter Holdings Membership Interests” means the equity interests authorized under the Amended and Restated Operating Agreement, of Sea Hunter Holdings;

“Sea Hunter Holdings Options” means the outstanding options to purchase Sea Hunter Holdings Membership Interests;

“Sea Hunter Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact with respect to Sea Hunter or its Subsidiaries, either individually or in the aggregate, (i) that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of the Resulting Issuer and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) any changes affecting the cannabis industry generally; (b) any change in the market price of cannabis; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in U.S. GAAP or IFRS occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (g) any natural disaster, provided, however, that such changes do not relate primarily to the Resulting Issuer and its Subsidiaries, taken as a whole, or do not have a disproportionate effect on the Resulting Issuer and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Sea Hunter Material Adverse Effect” has occurred; or (ii) that is, or would reasonably be expected to, prevent or materially delay the ability of Sea Hunter to consummate the transactions contemplated hereby on a timely basis;

“Sea Hunter Material Contracts” has the meaning ascribed thereto in Section (x) of Schedule “F”;

“Sea Hunter Membership Interests” the limited liability company equity interests authorized under the Sea Hunter Operating Agreement;

“Sea Hunter Multiemployer Plan” has the meaning ascribed thereto in Section (u)(ii) of Schedule “F”;

“Sea Hunter Nevada Holdco Consideration” means the Nevada Holdco Class A Shares issued to Sea Hunter Holdings in the Sea Holder Contribution, as set forth on Schedule “O”;

“Sea Hunter Operating Agreement” means the limited liability company operating agreement of Sea Hunter dated July 18, 2017;

“Sea Hunter Proposed Agreement” has the meaning ascribed thereto in Section 4.4(e);

“Sea Hunter Options” means the outstanding options to purchase Sea Hunter Membership Interests;

“Sea Hunter Qualified Benefit Plan” has the meaning ascribed thereto in Section (u)(ii) of Schedule “F”;

“Sea Hunter Termination Fee Event” has the meaning ascribed thereto in Section 5.3(f);

“Sea Hunter Voting Agreement” means the voting agreement (including all amendments thereto) signed by Sea Hunter Holdings setting forth the terms and conditions upon which it has agreed, among other things, to vote its Nevada Holdco Class A Shares in favour of the Continuance and the Business Combination and the transactions contemplated in the Sea Hunter Contribution Agreement;

“Secretary of State” means the Nevada Secretary of State;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.14;

“Section 351 Transactions” means the Baker Merger, the Briteside Contribution, the Sea Hunter Contribution, the SVT Amalgamation and the Finco Amalgamation;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act and the U.S. Securities Act, together with all other applicable state, federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a subsidiary of that subsidiary;

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to a Transacting Party or its equity holders that is communicated to the board of directors or other governing body of such Transacting Party in writing since the date upon which SVT, Baker, Briteside, and Sea Hunter Holdings signed a binding letter of intent relating to the Business Combination on May 15, 2018 and prior to the Effective Date: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of such Transacting Party’s shares, membership interests, or other equity securities, as applicable; (ii) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iii) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the board of directors of such Transacting Party, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel); (iv) which is not subject to a due diligence and/or access condition; (v) that did not result from a breach of Section 4.1, Section 4.2, Section 4.3 or Section 4.4 as the case may be, by the receiving Transacting Party or its representatives; (vi) is made available to all holders of such Transacting Party’s shares or membership interests or other equity securities, as applicable, on the same terms and conditions; (vii) in respect of which the board of directors or other governing body of such Transacting Party determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to its shareholders or members or other equity holders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to its shareholders or members from a financial point of view than the Business Combination (including any adjustment to the terms and conditions of the Business Combination proposed by the other Transacting Parties pursuant to Subsection 4.1(f), Subsection 4.2(f), Subsection 4.3(f) or Subsection 4.4(f) as the case may be and after taking into account the impact of such Transacting Party of paying the Termination Fee);

“SVT Amalgamation” means, after the SVT Continuance, the statutory amalgamation of Nevada Holdco Subco and SVT pursuant to the provisions of the BCBCA with SVT, as the survivor of such amalgamation under applicable Law;

“SVT Benefit Plan” has the meaning ascribed thereto in Section (u)(i) of Schedule “C”;

“SVT Board” means the board of directors of SVT as the same is constituted from time to time;

“SVT Board Nominees” has the meaning ascribed thereto in Section 4.5(b)(ii)(C);

“SVT Change in Recommendation for Baker” has the meaning ascribed thereto in Section 5.2(a)(iii)(A);

“SVT Change in Recommendation for Briteside” has the meaning ascribed thereto in Section 5.2(a)(iv)(A);

“SVT Change in Recommendation for Sea Hunter” has the meaning ascribed thereto in Section 5.2(a)(v)(A);

“SVT Component of the Business Combination” means the part of the Plan of Arrangement that entails the approval of the Business Combination and the Plan of Arrangement, the amalgamation of Nevada Holdco Subco with SVT and the issuance of Resulting Issuer Common Shares to former holders of SVT Shares;

“SVT Component of the Business Combination Resolution” means collectively (i) the special resolution of the SVT Shareholders approving the SVT Component of the Business Combination which is to be considered at the SVT Meeting; and (ii) the resolution of the shareholders of SVT providing minority approval, as defined and contemplated in OSC Rule 56-501, approving the Business Combination and the Plan of Arrangement which is to be considered at the SVT Meeting;

“SVT Continuance” means the continuance of SVT from the jurisdiction of Canada to the Province of British Columbia pursuant to Section 302 of the BCBCA and Section 188 of the CBCA;

“SVT Continuance Resolution” means the special resolution of the SVT Shareholders approving the SVT Continuance which is to be considered at the SVT Meeting as provided for in Section 2.2(i);

“SVT Convertible Instruments” means any convertible notes, SAFEs, or other instruments convertible directly or indirectly into SVT Shares, in each case excluding (i) SVT Options, and (ii) SVT Warrants;

“SVT CSE Approval” means the conditional approval of the CSE in respect of the Continuance, the Business Combination and the listing of the Resulting Issuer Common Shares;

“SVT Disclosure Letter” means the disclosure letter executed by SVT and delivered to Baker, Briteside, and Sea Hunter concurrently with the execution of this Agreement;

“SVT Dissent Rights” means the rights of dissent exercisable by the SVT Shareholders in respect of the SVT Continuance pursuant to Section 190 of the CBCA and the SVT Component of the Business Combination pursuant to Section 238 of the BCBCA, Article 4 of the Plan of Arrangement and the Interim Order;

“SVT Dissenting Shareholder” means a registered SVT Shareholder who duly exercises its SVT Dissent Rights pursuant to Section 190 of the CBCA with respect to the Continuance, or pursuant to Section 238 of the BCBCA, Article 4 of the Plan of Arrangement and the Interim Order with respect to the SVT Component of the Business Combination, and who has not withdrawn or been deemed to have withdrawn such exercise of SVT Dissent Rights;

“SVT Fairness Opinion” means a formal written fairness opinion of Echelon Wealth Partners and addressed to the SVT Board to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications related to its opinion, the Consideration to be received by the SVT Shareholders (who will be shareholders holding Resulting Issuer Common Shares) pursuant to the SVT Component of the Business Combination is fair, from a financial point of view, to such SVT Shareholders;

“SVT Locked-up Shareholders” means those holders of SVT Shares as set forth in Section 1.1 of the SVT Disclosure Letter, each of whom will sign an SVT Shareholder Voting Agreement;

“SVT Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact with respect to SVT or its Subsidiaries, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to, (i) the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of the Resulting Issuer and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the SVT Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the cannabis industry generally; (c) any change in the market price of cannabis; (d) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (e) any change in U.S. GAAP or IFRS occurring after the date hereof; (f) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (g) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (h) any natural disaster, provided, however, that with respect to clauses (b) to (h), such changes do not relate primarily to the Resulting Issuer and its Subsidiaries, taken as a whole, or do not have a disproportionate effect on the Resulting Issuer and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “SVT Material Adverse Effect” has occurred; or (ii) that is, or would reasonably be expected to, prevent or materially delay the ability of Briteside to consummate the transactions contemplated hereby;

“SVT Material Contracts” has the meaning ascribed thereto in Section (x) of Schedule “C”;

“SVT Meeting” means the special meeting of SVT Shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of obtaining the approval of the SVT Continuance, the SVT Component of the Business Combination Resolution and other related matters, in accordance with the Interim Order as applicable;

“SVT Multiemployer Plan” has the meaning ascribed thereto in Section (u)(ii) of Schedule “C”;

“SVT Option Plan” means the 2018 stock option plan of SVT, approved by SVT Shareholders on May 30, 2018;

“SVT Options” means the outstanding options to purchase SVT Shares, including those granted under the SVT Option Plan, if any;

“SVT Optionholders” means the holders of SVT Options;

“SVT Proposed Agreement” has the meaning ascribed thereto in Section 4.1(e);

“SVT Public Documents” means all documents and information filed by SVT under applicable Securities Laws on SEDAR, during the two years prior to the date hereof;

“SVT Share Exchange Ratio” means the number of Resulting Issuer Common Shares per SVT Share, as set out on Schedule “P”, reflecting the Proportionate Interest of SVT set forth on such Schedule “P” which shall not exceed in any case 15.00% of the voting power of the Resulting Issuer immediately following the Business Combination relative to the other Transacting Parties taken collectively;

“SVT Shareholder Approval” has the meaning ascribed thereto in Section 2.2(h);

“SVT Shareholders” means the holders of SVT Shares;

“SVT Shares” means the issued and outstanding common shares of SVT;

“SVT Shareholder Voting Agreements” means the voting agreements (including all amendments thereto) signed by the SVT Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their SVT Shares in favour of the SVT Continuance Resolution and SVT Component of the Business Combination Resolution;

“SVT Termination Fee Event” has the meaning ascribed thereto in Section 5.3(c);

“SVT Warrantholders” means holders of the SVT Warrants;

“SVT Warrants” means the warrants to acquire SVT Shares;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, required by a Governmental Entity to be made or filed in accordance with applicable Laws in respect of Taxes;

“Transacting Parties” means SVT, Baker, Briteside, and Sea Hunter, and “Transacting Party” means any of them;

“Termination Fee” means US$5.0 million;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. GAAP” means generally accepted accounting principles in the United States of America;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder; and

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars. References to US$ refer to United States dollars.

1.6	Knowledge

(a)	In this Agreement, references to “the knowledge of SVT” means the actual knowledge of Michael Orr, in each case, after making due enquiries regarding the relevant matter.

(b)	In this Agreement, references to “the knowledge of Baker” means the actual knowledge of Joel Milton, in each case, after making due enquiries regarding the relevant matter.

(c)	In this Agreement, references to “the knowledge of Briteside” means the actual knowledge of Justin Junda, in each case, after making due enquiries regarding the relevant matter.

(d)	In this Agreement, references to “the knowledge of Sea Hunter” means the actual knowledge of Alexander Coleman, in each case, after making due enquiries regarding the relevant matter.

(e)	In this Agreement, references to “the knowledge of Finco” means the actual knowledge of Michael Orr, Joel Milton, Justin Junda, and Alexander Coleman, in each case, after making due enquiries regarding the relevant matter.

1.7	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Form of Plan of Arrangement
Schedule B	-	Escrow Holders
Schedule C	-	Representations and Warranties of SVT
Schedule D	-	Representations and Warranties of Baker
Schedule E	-	Representations and Warranties of Briteside
Schedule F	-	Representations and Warranties of Sea Hunter
Schedule G	-	Representations and Warranties of Finco
Schedule H	-	Covenants of SVT
Schedule I	-	Covenants of Baker
Schedule J	-	Covenants of Briteside
Schedule K	-	Covenants of Sea Hunter
Schedule L	-	Covenants of Finco
Schedule M	-	Special Rights and Restrictions for Resulting Issuer Compressed Shares
Schedule N	-	Consents, Waivers, and Required Regulatory Approvals
Schedule O	-	Nevada Holdco Class A Shares Allocation
Schedule P	-	Capitalization Table
Schedule Q	-	Acquisitions

1.8	Representations and Warranties

(a)	SVT makes those representations and warranties set forth in Schedule “C” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(b)	Baker makes those representations and warranties set forth in Schedule “D” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(c)	Briteside makes those representations and warranties set forth in Schedule “E” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(d)	Sea Hunter makes those representations and warranties set forth in Schedule “F” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(e)	Finco makes those representations and warranties set forth in Schedule “G” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(f)	Each Party acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, and projected operations of the other Parties and their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each Party has relied solely on (i) the results of its own independent investigation and verification and (ii) the representations and warranties of such other Party expressly and specifically set forth in the applicable Schedules hereto, as qualified by the applicable Disclosure Letter, and has not relied on anything else. The representations and warranties of each Party in the applicable Schedules hereto, as qualified by the applicable Disclosure Letter, constitute the sole and exclusive representations and warranties of such Party to the other Parties in connection with the transactions contemplated hereby. Each of the Parties understands, acknowledges, and agrees that all other representations and warranties of any kind or nature expressed or implied (including as to the accuracy or completeness of any of the information provided to such Party in the due diligence process, or any information relating to the future or historical financial condition, results of operations, assets, or liabilities of any Party’s or its Subsidiaries’ assets, or relating to any other information provided to such Party) are specifically disclaimed by the Parties and their respective affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors, and permitted assigns have not and will not rely on any such information or other representations and warranties, and such information and such other representations and warranties shall not (except as otherwise expressly represented and warranted to this Agreement) form the basis of any claim against the Parties, their respective affiliates, or any of their respective officers, directors, partners, members, employees, agents, representatives, successors, and permitted assigns with respect thereto or with respect to any related matter. With respect to any projection or forecast delivered by or on behalf of any Party or its Subsidiaries to any other Party, each Party acknowledges that (i) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, and such Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, and forecasts, (ii) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, (iii) it is familiar with each of the foregoing, and (iv) no other Party, its affiliates, or any of their respective officers, directors, partners, members, employees, agents, representatives, successors, or permitted assigns is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

(g)	No Party shall assert a breach of any representation or warranty of any other Party contained in this Agreement (including, without limitation, in connection with a claim that a condition precedent to the Business Combination has not be satisfied or in connection with exercising any right of termination set forth in Article 5) if such Party had knowledge of such inaccuracy or breach.

1.9	Covenants

(a)	SVT makes those covenants set forth in Schedule “H” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(b)	Baker makes those covenants set forth in Schedule “I” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(c)	Briteside makes those covenants set forth in Schedule “J” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(d)	Sea Hunter makes those covenants set forth in Schedule “K” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

(e)	Finco makes those covenants set forth in Schedule “L” and does hereby acknowledge and agree that the other Parties are relying thereon in executing and delivering this Agreement.

1.10	Actions by Finco.

Each Party agrees that any actions required or permitted to be taken by Finco under this Agreement or any other agreement contemplated hereby or in connection with the Business Combination, including under the termination provisions of this Agreement and the offer, sale or issuance of Finco Subscription Receipts or other securities in Finco, or any other material action by Finco, must be unanimously approved by the Finco Board and mutually agreed to by all of the Transacting Parties, acting reasonably.

ARTICLE 2

THE BUSINESS COMBINATION

2.1	Business Combination

SVT, Baker, Briteside, Sea Hunter, and Finco agree that the Business Combination will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable following the execution of this Agreement, and in any event in sufficient time to hold the Nevada Holdco Meeting in accordance with Section 2.3 and the SVT Meeting in accordance with Section 2.4, Nevada Holdco and SVT shall apply to the Court in a manner and on terms acceptable to the other, acting reasonably, pursuant to the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Business Combination, the Nevada Holdco Meeting and the SVT Meeting, and for the manner in which such notice is to be provided;

(b)	for confirmation of the record date for the purposes of determining: (i) the Nevada Holdco Shareholders entitled to receive materials for and vote at the Nevada Holdco Meeting referred to in Section 2.3(a); and (ii) the holders of SVT Shares entitled to receive materials for and vote at the SVT Meeting referred to in Section 2.4(a);

(c)	that the requisite approval for the Nevada Holdco Business Combination Resolution (the “Nevada Holdco Shareholder Approval”) shall be: (i) 66 2/3% of the votes cast on the Nevada Holdco Business Combination Resolution by Nevada Holdco Shareholders; and (ii) majority of the votes cast by minority shareholders of Nevada Holdco approving the Business Combination and the Plan of Arrangement as contemplated by OSC Rule 56501;

(d)	that, in all other respects, the terms, conditions and restrictions of the Nevada Holdco organizational documents, including quorum requirements and other matters, shall apply in respect of the Nevada Holdco Meeting;

(e)	for the grant of certain Nevada Holdco Dissent Rights as contemplated in the Plan of Arrangement;

(f)	that the Nevada Holdco Meeting may be adjourned from time to time by Nevada Holdco, subject to the terms of this Agreement, without the need for additional approval of the Court;

(g)	that the record date for Nevada Holdco Shareholders entitled to notice of and to vote at the Nevada Holdco Meeting will not change in respect of any adjournment(s) of the Nevada Holdco Meeting, except such change as may be required by applicable Law;

(h)	that the requisite approval for the SVT Component of the Business Combination Resolution (the “SVT Shareholder Approval”) shall be: (i) 66 2/3% of the votes cast on the SVT Component of the Business Combination Resolution by SVT Shareholders; and (ii) majority of the votes cast by minority shareholders of SVT approving the Business Combination and the Plan of Arrangement, as contemplated by OSC Rule 56-501;

(i)	that, in all other respects, the terms, conditions and restrictions of the SVT organizational documents, including quorum requirements and other matters, shall apply in respect of the SVT Meeting;

(j)	for the grant of certain SVT Dissent Rights as contemplated in the Plan of Arrangement;

(k)	that the SVT Meeting may be adjourned from time to time by SVT, subject to the terms of this Agreement, without the need for additional approval of the Court;

(l)	that the record date for SVT Shareholders entitled to notice of and to vote at the SVT Meeting will not change in respect of any adjournment(s) of the SVT Meeting, except such change as may be required by applicable Law;

(m)	that it is Nevada Holdco’s, SVT’s, and Finco’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Resulting Issuer Compressed Shares, the Resulting Issuer Common Shares, the Resulting Issuer Replacement Options for Compressed Shares, and the Resulting Issuer Replacement Options for Common Shares, as applicable, to be issued pursuant to the Business Combination based on the Court’s approval of the Business Combination;

(n)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(o)	for such other matters as Nevada Holdco, SVT, or Finco may reasonably require, subject to obtaining the prior consent of Nevada Holdco, SVT, Baker, Briteside, Sea Hunter, and Finco, as applicable, such consent not to be unreasonably withheld or delayed.

2.3	Nevada Holdco Meeting

Subject to the terms of this Agreement, SVT shall procure that (and none of Baker, Briteside, Sea Hunter, nor Finco shall interfere with or object to the following):

(a)	Nevada Holdco shall convene and conduct the Nevada Holdco Meeting in accordance with the Interim Order, Nevada Holdco’s organizational documents and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Briteside, Baker, Sea Hunter and SVT agree that they shall agree upon a record date for determining the Nevada Holdco Shareholders entitled to receive notice of and vote at the Nevada Holdco Meeting in accordance with the Interim Order and SVT will cause Nevada Holdco’s Board of Directors to fix and publish such record date. The SVT Meeting and the Nevada Holdco Meeting shall be held on the same day.

(b)	Subject to Sections 4.2, 4.3 and 4.4 except as required for quorum purposes or otherwise permitted under this Agreement, Nevada Holdco shall not adjourn (except as required by Law), postpone or cancel or propose or permit the adjournment (except as required by Law), postponement or cancellation of the Nevada Holdco Meeting without the prior written consent of each of Transacting Parties, such consent not to be unreasonably withheld or delayed.

(c)	Baker, Briteside and Sea Hunter will promptly advise SVT of any written notice of dissent or purported exercise by any Nevada Holdco Shareholder of Nevada Holdco Dissent Rights received by them in relation to the Continuance or the Business Combination and any withdrawal of Nevada Holdco Dissent Rights received by Baker, Briteside and Sea Hunter and any written communications sent by or on behalf of any shareholder exercising or purporting to exercise Nevada Holdco Dissent Rights in relation to the Continuance or the Business Combination.

(d)	Baker will promptly advise the other Transacting Parties of any written notice of dissent or purported exercise by any holder of Baker Shares of Baker dissent rights received by it in relation to the Baker Merger, and any withdrawal of the Baker dissent rights received by Baker and any written communications sent by or on behalf of any shareholder exercising or purporting to exercise Baker dissent rights in relation to the Baker Merger.

2.4	SVT Meeting

Subject to the terms of this Agreement:

(a)	SVT agrees to convene and conduct the SVT Meeting in accordance with the Interim Order, SVT’s organizational documents and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. SVT agrees that it shall, in consultation with Baker, Briteside and Sea Hunter, fix and publish a record date for the purposes of determining the SVT Shareholders entitled to receive notice of and vote at the SVT Meeting in accordance with the Interim Order. The SVT Meeting and Nevada Holdco Meeting shall be held on the same day.

(b)	Subject to Section 4.1, except as required for quorum purposes or otherwise permitted under this Agreement, SVT shall not adjourn (except as required by Law), postpone or cancel or propose or permit the adjournment (except as required by Law), postponement or cancellation of the SVT Meeting without Baker, Briteside and Sea Hunter’s prior written consent, such consent not to be unreasonably withheld or delayed.

(c)	SVT will advise Baker, Briteside, Sea Hunter, and Finco, as Baker, Briteside, Sea Hunter, or Finco may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the SVT Meeting, as to the aggregate tally of the proxies received by SVT in respect of the SVT Continuance Resolution and the SVT Component of the Business Combination Resolution.

(d)	SVT will promptly advise Baker, Briteside, Sea Hunter, and Finco of any written notice of dissent or purported exercise by any SVT Shareholder of SVT Dissent Rights received by SVT in relation to the SVT Continuance or the SVT Component of the Business Combination and any withdrawal of SVT Dissent Rights received by SVT and any written communications sent by or on behalf of SVT to any SVT Shareholder exercising or purporting to exercise SVT Dissent Rights in relation to the SVT Continuance Resolutions and the SVT Component of the Business Combination Resolution.

2.5	Circular

(a)	As promptly as reasonably practicable following execution of this Agreement with a targeted date on or before August 31, 2018, each of the Parties shall furnish all information regarding such Party and its Subsidiaries as may be required to be included in the Circular under applicable Law, SVT and Nevada Holdco shall work together to prepare the Circular together with any other documents required by applicable Laws, and SVT and Nevada Holdco shall (i) file the Circular in all jurisdictions where the same is required to be filed, and (ii) mail the Circular as required in accordance with all applicable Laws and the Interim Order. The Circular shall include statements that (A) each director and executive officer of Baker, Briteside and Sea Hunter intends to vote all of such Person’s Nevada Holdco Class A Shares (including any Nevada Holdco Class A Shares issued on exercise of any Baker Options, Baker SAFEs, Briteside Options, Briteside Warrants or Sea Hunter Options), in favour of the Nevada Holdco Continuance Resolution, the Nevada Holdco Business Combination Resolution, and the Resulting Issuer Equity Incentive Plan, subject to the terms of this Agreement, the Baker Shareholders Voting Agreements, the Briteside Members Voting Agreements, and the Sea Hunter Voting Agreement; and (B) each director and executive officer of SVT intends to vote all of such Person’s SVT Shares (including any SVT Shares issued upon the exercise of any SVT Options or SVT Warrants) in favour of the SVT Continuance Resolution and SVT Component of the Business Combination Resolution, subject to the other terms of this Agreement and the SVT Shareholder Voting Agreements. On the date of mailing thereof, the Circular shall comply in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Nevada Holdco Shareholders and the SVT Shareholders to form a reasoned judgement concerning the matters to be placed before them at the Nevada Holdco Meeting and the SVT Meeting, respectively.

(b)	In the event that any Transacting Party provides a notice to the other Transacting Parties regarding a possible Acquisition Proposal pursuant to Sections 4.1(c), 4.2(c), 4.3(c), or 4.4(c), as the case may be, prior to the mailing of the Circular, then unless the Transacting Parties agree otherwise, the Mailing Deadline will be extended until the date that is seven (7) days following the earlier of either (i) written notification from the Transacting Party providing the aforementioned notice to the other Transacting Parties, that its board of directors has determined that the Acquisition Proposal is not a Superior Proposal, (ii) the date on which the Transacting Parties collectively enter into an amended agreement pursuant to Sections 4.1(f), 4.2(f), 4.3(f), or 4.4(f), as the case may be, which results in the Acquisition Proposal in question not being a Superior Proposal, or (iii) if a Superior Proposal is accepted by a Transacting Party the date of which the remaining Transacting Parties collectively enter into an amended agreement to proceed with the Business Combination, on amended terms, as the case may be. In the event that the Mailing Deadline is so extended, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Mailing Deadline has been extended.

(c)	Each of the Parties shall ensure that the information furnished by such Party that is reasonably required to be included in the Circular under applicable Law complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that such information that is included in the Circular will not contain any misrepresentation.

(d)	If required by applicable Laws to produce IFRS reconciliations of their U.S. GAAP financial statements for the Circular, Baker, Briteside and Sea Hunter will use commercially reasonable efforts to produce such reconciliations as promptly as practicable.

(e)	Subject to Sections 4.2, 4.3 and 4.4, SVT shall cause Nevada Holdco to: (i) solicit proxies in favour of the Nevada Holdco Continuance Resolution and the Nevada Holdco Business Combination Resolution, and the approval of the Resulting Issuer Equity Incentive Plan, and against any resolution submitted by any other Nevada Holdco Shareholder, and take all other actions that are reasonably necessary or desirable to seek such approvals; (ii) recommend to Nevada Holdco Shareholders that they vote in favour of the Nevada Holdco Continuance Resolution, the Nevada Holdco Business Combination Resolution, the Resulting Issuer Equity Incentive Plan; and (iii) not make a Nevada Holdco Change in Recommendation.

(f)	Subject to Section 4.1, SVT shall (i) solicit proxies in favour of the SVT Continuance Resolution and SVT Component of the Business Combination Resolution, and against any resolution submitted by any other SVT Shareholder, and take all other actions that are reasonably necessary or desirable to seek such approvals, (ii) unanimously recommend to SVT Shareholders that they vote in favour of the SVT Continuance and SVT Component of the Business Combination Resolution, and (iii) not make an SVT Change in Recommendation for Baker, SVT Change in Recommendation for Briteside, or SVT Change in Recommendation for Sea Hunter.

(g)	The Parties shall each also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Circular and to the identification in the Circular of each such advisor.

(h)	Each of the Parties and its advisors shall be given a reasonable opportunity to review and comment on the Circular prior to the Circular being printed and filed with the applicable Governmental Entities, and any reasonable comments of the Parties and their respective advisors shall be incorporated therein. The Parties shall each use their commercially reasonable efforts to agree upon the final form of the Circular. SVT shall provide Baker, Briteside, Sea Hunter, and Finco with final copies of the Circular prior to mailing the Circular to the SVT Shareholders and Nevada Holdco Shareholders.

(i)	The Parties shall each promptly notify the other Parties if at any time before the Effective Date, it becomes aware that the Circular contains a misrepresentation about itself, or that otherwise requires an amendment or supplement to the Circular and the Parties shall cooperate in the preparation of any amendment or supplement to the Circular as required or appropriate, and SVT shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular to SVT Shareholders and Nevada Holdco Shareholders, and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.6	Preparation of Filings

SVT shall prepare, and the other Parties shall co-operate and use their commercially reasonable efforts to take, or cause to be taken, all reasonable actions in connection with any applications for Regulatory Approvals, with the exception of any applications required in order to comply with the HSR Act, and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals, including any listing statement required to be filed with the CSE in connection with the SVT CSE Approval and the Business Combination, required in connection with the Contemporaneous Agreements, this Agreement and the Business Combination and the preparation of any required documents, in each case as reasonably necessary for the Parties to discharge their respective obligations under the Contemporaneous Agreements, this Agreement, the Business Combination and the Plan of Arrangement, and to complete any of the transactions contemplated by the Contemporaneous Agreements and this Agreement, including their obligations under applicable Laws. SVT shall furnish to the other Parties and their respective advisors for review and comment, a reasonable amount of time prior to the time of filing or submission of any document (including any listing statement with the CSE), a copy of each document to be filed or submitted.

It is acknowledged and agreed that neither Nevada Holdco nor any of Baker, Briteside, Sea Hunter, or Finco shall be required to file a prospectus or similar document or otherwise become subject to the securities Laws of any jurisdiction (other than in the case of Nevada Holdco, the Provinces of British Columbia and Ontario, the United States and the various States therein) in order to complete the Business Combination. Nevada Holdco, SVT, and Finco shall use their commercially reasonable efforts to promptly make such securities and other regulatory filings in the United States or other jurisdictions as may be necessary or, in its sole discretion, desirable in connection with the completion of the Business Combination. Each Party shall provide to the other all information regarding the Party and its affiliates as required by applicable Securities Laws in connection with such filings. Each Party shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in such filings and to the identification in such filings of each such advisor.

2.7	Final Order

If (a) the Interim Order is obtained; (b) the Nevada Holdco Continuance Resolution is approved at the Nevada Holdco Meeting by the Nevada Holdco Shareholders as provided for in the Interim Order and as required by applicable Law; (c) the Nevada Holdco Business Combination Resolution is approved at the Nevada Holdco Meeting by the Nevada Holdco Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement; (d) Nevada Holdco Shareholders have approved the Resulting Issuer Equity Incentive Plan; (e) the SVT Continuance Resolution is approved at the SVT Meeting by the SVT Shareholders as required by applicable Law; and (f) the SVT Component of the Business Combination Resolution is approved at the SVT Meeting by the SVT Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, then as soon as reasonably practicable and no later than three (3) Business Days thereafter, SVT, Nevada Holdco, Baker, Briteside, Sea Hunter, and Finco shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to the BCBCA.

2.8	Court Proceedings

Subject to the terms of this Agreement, each of the Parties will cooperate with and assist each other in seeking the Interim Order and the Final Order, including by providing each other on a timely basis any information reasonably required to be supplied by the other in connection therewith. Each of the Parties will provide legal counsel to the other with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Business Combination, and will give reasonable consideration to all such comments. Subject to applicable Law, none of the Parties will file (nor will any Party take any action to cause or permit Nevada Holdco to file) any material with the Court in connection with the Business Combination or serve any such material, and will not agree to modify or amend (nor will any Party take any action to cause or permit Nevada Holdco to modify or amend) materials so filed or served, except as contemplated by this Section 2.8 or with all other Parties’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that, nothing herein shall require any Party to agree to modifications or amendments to the Business Combination or the Plan of Arrangement. Each Party shall also provide to each other Parties’ legal counsel on a timely basis copies of any notice of appearance or other Court documents served on the Party in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Party indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Each Party will ensure that all materials filed with the Court in connection with the Business Combination are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, no Party will object to legal counsel to the other making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Party is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. SVT, Finco, Baker, Briteside, and Sea Hunter will, and SVT will procure that Nevada Holdco will, oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, a Party is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the other Parties.

2.9	Business Combination and Effective Date

Following the completion of the Baker Merger, the Briteside Contribution and the Sea Hunter Contribution, and subject to obtaining the Final Order, as soon as practicable and in any event no later than the second (2nd) Business Day after the satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 3, unless another time or date is agreed to in writing by the Parties, the Parties shall send such other documents as may be required in connection: (i) with the Continuance under the NRS, to the Secretary of State; (ii) with the SVT Continuance under the CBCA, to the CBCA Director; and (iii) with the Business Combination under the BCBCA, to the Registrar; all such documents to be in a form and substance reasonably satisfactory to the other Parties, for endorsement and filing by the NRS, CBCA Director and Registrar, as applicable, to give effect to the Continuance, the SVT Continuance and the Business Combination provided that no other documents shall be sent for filing, except as contemplated hereby or with the other Parties prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. The Parties agree to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 5.4 of this Agreement to include such other terms determined to be reasonably necessary by the other Parties, provided that the Plan of Arrangement shall not be amended in any manner which is prejudicial to a Party (except with the prior written consent of such Party) or is inconsistent with the provisions of this Agreement, except as agreed in writing by each of the Parties.

The closing of the Business Combination will take place at the offices of Cassels Brock & Blackwell LLP in Vancouver, British Columbia at 10:00 a.m. on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.10	Deposit of Consideration

SVT will procure that Nevada Holdco will, following receipt of the Final Order and on or before the Effective Date: (i) deposit in escrow with the Depository a sufficient number of Resulting Issuer Compressed Shares to issue to Nevada Holdco Shareholders pursuant to the Business Combination (other than to Nevada Holdco Shareholders exercising Nevada Holdco Dissent Rights and who have not withdrawn their notice of objection); (ii) deposit in escrow with the Depository a sufficient number of Resulting Issuer Common Shares to issue to SVT Shareholders pursuant to the SVT Component of the Business Combination (other than to SVT Shareholders exercising SVT Dissent Rights and who have not withdrawn their notice of objection); and (iii) deposit in escrow with the Depository a sufficient number of Resulting Issuer Common Shares and Resulting Issuer Compressed Shares to issue to Finco Shareholders pursuant to the Finco Component of the Business Combination.

2.11	Announcement and Shareholder Communications

The Parties shall jointly announce publicly the transactions contemplated hereby promptly following the execution of this Agreement by SVT, Baker, Briteside, Sea Hunter and Finco, the text and timing of such announcement to be approved by each of the Parties in advance, each acting reasonably. The Parties agree to co-operate in the preparation of presentations, if any, to the Parties and their shareholders or members, as applicable, regarding the transactions contemplated by this Agreement, and no Party shall (i) issue any news release or otherwise make public announcements with respect to the Contemporaneous Agreements, this Agreement or the Plan of Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Parties; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior written notice to the other Parties and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.12	Withholding Taxes

The Parties shall cause the Depository to deduct and withhold from all distributions or payments otherwise payable to any former shareholder or member of a Party, or former holder of SVT Options or Nevada Holdco Replacement Options (an “Affected Person”) any amount required to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any applicable Law, in each case, as amended (the “Withholding Obligations”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority. The Depository shall also have the right to:

(a)	withhold and sell, on their own account or through a registered broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to the applicable Parties’ shareholders or the Depository as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of Resulting Issuer Compressed Shares or Resulting Issuer Common Shares issued or issuable to such Affected Person pursuant to the Business Combination as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Resulting Issuer Compressed Shares or Resulting Issuer Common Shares, as applicable, shall be effected as soon as practicable following the Effective Date. Neither the Depository nor the Broker will be liable for any loss arising out of any sale of such Resulting Issuer Compressed Shares or Resulting Issuer Common Shares, including any loss relating to the manner or timing of such sales, the prices at which Resulting Issuer Compressed Shares or Resulting Issuer Common Shares are sold or otherwise. The Parties shall cause the Depository to provide prior written notice of any intention to deduct or withhold under applicable Withholding Obligations from any distributions or payments otherwise payable to any Affected Person so as to give each such Affected Person the reasonable opportunity to provide the Depository with any information or documentation sufficient to reduce or eliminate such Withholding Obligations.

If the Depository deducts or withholds any amount (or any Resulting Issuer Compressed Shares or Resulting Issuer Common Shares, as the case may be) pursuant to this Section 2.12, then:

(x)	the Depository shall pay the full amount required to be deducted to the appropriate taxing authority on a timely basis and in accordance with applicable Law; and

(y)	as soon as practicable after payment of such amount to the appropriate taxing authority, the Depository shall deliver to the Affected Person the original or certified copy of a receipt issued by such taxing authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Affected Person.

Any agreement entered into in connection with the Depository’s engagement shall require the Depository to take such actions that are set forth in this section.

2.13	List of Shareholders

At the reasonable request of a Party, such other Party or Parties shall provide: (i) a list (in written and electronic form) of its registered shareholders or members, as applicable, together with their addresses and respective holdings of shares or membership interests, as applicable; (ii) a list of the names and addresses and holdings of all Persons having rights to its shares or membership interests, as applicable (including holders of Baker Options, Baker SAFEs, Briteside Options, Briteside Warrants, Sea Hunter Options, SVT Options, SVT Warrants, and Finco Subscription Receipts); and/or (iii) a list of non-objecting beneficial owners of its shares or membership interests, as applicable, together with their addresses and respective holdings of shares or membership interests, as applicable.

2.14	U.S. Securities Law Matters

The Parties agree that the Business Combination will be carried out with the intention that all Resulting Issuer Compressed Shares, the Resulting Issuer Common Shares, Resulting Issuer Replacement Options for Compressed Shares and the Resulting Issuer Replacement Options for Common Shares, will be issued by the Resulting Issuer in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Business Combination will be carried out on the following basis:

(a)	the Business Combination will be subject to the approval of the Court;

(b)	the Court will be advised prior to the hearing required to approve the Business Combination as to the intention of the Parties to rely on the exemption to the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption;

(c)	before approving the Business Combination, the Court will be required to satisfy itself as to the fairness and reasonableness of the Business Combination to the Nevada Holdco Shareholders, the Nevada Holdco Optionholders, the SVT Shareholders, the SVT Optionholders;

(d)	the Final Order approving the Business Combination that is obtained from the Court will state that the Business Combination is approved by the Court as being substantively and procedurally fair to the Nevada Holdco Shareholders, the Nevada Holdco Optionholders, the SVT Shareholders, the SVT Optionholders;

(e)	each of the Parties will ensure that each Person entitled to receive Resulting Issuer Compressed Shares, Resulting Issuer Common Shares, Resulting Issuer Replacement Options for Compressed Shares, Resulting Issuer Replacement Options for Common Shares, and other securities on completion of the Business Combination will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Business Combination and providing them with sufficient information necessary for them to exercise that right;

(f)	each Person entitled to receive Resulting Issuer Compressed Shares, Resulting Issuer Common Shares, Resulting Issuer Replacement Options for Compressed Shares, or Resulting Issuer Replacement Options for Common Shares will be advised that such securities issued pursuant to the Business Combination have not been registered under the U.S. Securities Act and will be issued by the Resulting Issuer in reliance on the Section 3(a)(10) Exemption;

(g)	the Interim Order approving the Nevada Holdco Meeting, and the manner in which the Nevada Holdco Shareholder Approval will be obtained, will specify that each Nevada Holdco Shareholder, Nevada Holdco Optionholder, SVT Shareholder, SVT Optionholder, and Finco Subscription Receipt Holder will have the right to appear before the Court at the hearing of the Court to give approval of the Business Combination so long as they enter an appearance within a reasonable time; and

(h)	the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the U.S. Securities Act, from the registration requirements otherwise imposed by that act, regarding the issuance and distribution of securities of TILT Holdings, Inc. pursuant to the Plan of Arrangement, as applicable.”

2.15	U.S. Tax Matters

(a)	The Parties intend that (a) upon completion of the Continuance, the Resulting Issuer is treated as a U.S. domestic corporation under Section 7874 of the Code and (b) the Section 351 Transactions are interdependent steps in a single transaction, to which the Parties are legally committed as provided herein, and to which the Parties intend to treat as a single integrated transaction qualifying as a tax-deferred transaction within the meaning of Section 351 of the Code. Each Party hereto agrees to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the treatment set forth in this Section 2.15, unless otherwise required by applicable Law. Notwithstanding the foregoing, the Parties do not make any representation, warranty or covenant to any other Party or to their shareholders or members (and including, without limitation, holders of stock options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Business Combination, including, but not limited to, whether the Section 351 Transactions will qualify as a tax-deferred transaction within the meaning of Section 351 of the Code or as tax-deferred transactions for purposes of any United States state or local income tax law.

(b)	Notwithstanding any other provision of this Agreement, the Contemporaneous Agreements, and any other agreements or documents required or contemplated to be delivered in connection herewith or therewith, to the contrary:

(i)	no Transacting Party is permitted to hire employees based in Canada unless immediately after the transactions consummated in connection with the Business Combination, the Resulting Issuer, together with all of its Subsidiaries (including each of the Transacting Parties), would have less than 25% of their employees (by number) based in Canada as determined for purposes of Section 7874 of the Code;

(ii)	no Party shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Section 351 Transactions from qualifying as tax-deferred transactions within the meaning of Section 351 of the Code;

(iii)	the number of Resulting Issuer Common Shares to be issued to the SVT Shareholders shall not exceed 15.00% of the stock of the Resulting Issuer as determined under Section 7874 of the Code and the U.S. Treasury Regulations promulgated thereunder; and

(iv)	if, as a result of the adoption, implementation, promulgation, repeal, modification, amendment or change in applicable Law (including with respect to U.S. Treasury Regulations under Section 7874 of the Code) after the date hereof, upon completion of the Continuance, the Resulting Issuer would not be treated as a U.S. domestic corporation under Section 7874 of the Code, the Parties, upon unanimous agreement, shall take actions as to ensure that the Resulting Issuer is so treated.

ARTICLE 3

CONDITIONS

3.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Business Combination are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Transacting Parties:

(a)	the Nevada Holdco Continuance Resolution shall have been approved and adopted by the Nevada Holdco Shareholders at the Nevada Holdco Meeting;

(b)	the Nevada Holdco Business Combination Resolution shall have been approved and adopted by the Nevada Holdco Shareholders at the Nevada Holdco Meeting in accordance with the Interim Order and this Agreement;

(c)	the SVT Continuance Resolution shall have been approved and adopted by the SVT Shareholders at the SVT Meeting;

(d)	the SVT Component of the Business Combination Resolution shall have been approved and adopted by the SVT Shareholders at the SVT Meeting in accordance with the Interim Order and this Agreement;

(e)	the Resulting Issuer Equity Incentive Plan shall have been approved and adopted by the Nevada Holdco Shareholders at the Nevada Holdco Meeting;

(f)	the transactions contemplated by the Contemporaneous Agreements shall have been consummated in accordance with their respective terms;

(g)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to any of the Transacting Parties, each acting reasonably, on appeal or otherwise;

(h)	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the transactions contemplated herein, or in the Contemporaneous Agreements or the Business Combination illegal or otherwise preventing or prohibiting consummation of any such transactions;

(i)	there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity or any other Person that is reasonably likely to result in:

(i)	any prohibition or restriction on the consummation of the transactions contemplated herein, or in the Contemporaneous Agreements or the Business Combination or a Person obtaining from any Party or Nevada Holdco any damages that would result in a Baker Material Adverse Effect, Briteside Material Adverse Effect, Sea Hunter Material Adverse Effect, SVT Material Adverse Effect, or Finco Material Adverse Effect, as applicable, directly or indirectly in connection with the Business Combination;

(ii)	any prohibition or material limit on the ownership by Nevada Holdco of any of the Parties or any material portion of their respective business;

(iii)	the imposition of limitations on the ability of Nevada Holdco to acquire or hold, or exercise full rights of ownership of the shares or membership interests of Baker, Briteside or Sea Hunter to be obtained as a result of consummation of the transactions contemplated in the Contemporaneous Agreements or the SVT Shares, including the right to vote such shares or membership interests; or

(iv)	the unavailability of the Section 3(a)(10) Exemption or the tax treatment contemplated by Section 2.15.

(j)	all Required Regulatory Approvals shall have been obtained on terms and conditions satisfactory to each of the Parties, acting reasonably;

(k)	in connection with the Baker Merger, holders of no more than 5% (or such lower percentage so as not to have a material adverse effect on the intended Tax treatment set forth in Section 2.15) of the Baker Shares shall have exercised dissenter’s rights;

(l)	holders of no more than 5% (or such lower percentage so as not to have a material adverse effect on the intended Tax treatment set forth in Section 2.15) of the Nevada Holdco Class A Shares shall have exercised Nevada Holdco Dissent Rights;

(m)	holders of no more than 5% of the SVT Shares shall have exercised SVT Dissent Rights;

(n)	the SVT CSE Approval shall have been obtained;

(o)	the Resulting Issuer Compressed Shares, the Resulting Issuer Common Shares, the Resulting Issuer Replacement Options for Compressed Shares, and the Resulting Issuer Replacement Options for Common Shares are to be issued pursuant to the Business Combination shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption;

(p)	the distribution of the Resulting Issuer Compressed Shares, the Resulting Issuer Common Shares, the Resulting Issuer Replacement Options for Compressed Shares, and the Resulting Issuer Replacement Options for Common Shares and the issuance of Resulting Issuer Common Shares upon conversion of the Resulting Issuer Compressed Shares shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons or as imposed by the CSE);

(q)	the Escrow Agreements shall have been fully executed by the parties thereto;

(r)	the Baker Board Nominee, the Briteside Board Nominee, the Sea Hunter Board Nominees and the SVT Board Nominees shall have been appointed to the Resulting Issuer Board;

(s)	the Key Employees shall have executed and delivered employment, non-solicitation, and non-competition agreements, relating to the Resulting Issuer;

(t)	any applications, notices, consents and documentation required under the HSR Act or the Investment Canada Act, if applicable, prior to the consummation of the Business Combination shall have been given and/or obtained and all waiting periods thereunder shall have expired or been terminated;

(u)	there is no adoption, implementation, promulgation, repeal, modification, amendment or change in applicable Law (including with respect to U.S. Treasury Regulations under Section 7874 of the Code) after the date hereof, such that the Resulting Issuer should not be treated as a U.S. domestic corporation under Section 7874 of the Code, taking into account any action taken pursuant to Section 2.15(b)(iv); and

(v)	this Agreement shall not have been terminated.

3.2	Additional Conditions Precedent to the Obligations of Baker

The obligation of Baker to complete the Business Combination is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Baker and may be waived by Baker):

(a)	all covenants of each other Party under this Agreement to be performed on or before the Effective Time which have not been waived by Baker shall have been duly performed by each such other Party in all material respects and Baker shall have received a certificate of each other Party addressed to Baker and dated the Effective Date, signed on behalf of such other Party by two senior executive officers of such other Party (on other Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of SVT set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or SVT Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have an SVT Material Adverse Effect, provided that the representations and warranties of SVT set forth in Schedule “C” Section (ee) shall be true and correct in all material respects as of the Effective Time, and Baker shall have received a certificate of SVT addressed to Baker and dated the Effective Date, signed on behalf of SVT by two senior executive officers of SVT (on SVT’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of Briteside set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Briteside Material Adverse Effect qualifications, contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Briteside Material Adverse Effect, provided that the representations and warranties of Briteside set forth in Schedule “E” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Baker shall have received a certificate of Briteside addressed to Baker and dated the Effective Date, signed on behalf of Briteside by two senior executive officers of Briteside (on Briteside’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Sea Hunter set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Sea Hunter Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Sea Hunter Material Adverse Effect, provided that the representations and warranties of Sea Hunter set forth in Schedule “F” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Baker shall have received a certificate of Sea Hunter addressed to Baker and dated the Effective Date, signed on behalf of Sea Hunter by two senior executive officers of Sea Hunter (on Sea Hunter’s behalf and without personal liability), confirming the same as at the Effective Time;

(e)	the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Finco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Finco Material Adverse Effect, and Baker shall have received a certificate of Finco addressed to Baker and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time;

(f)	since the date of this Agreement, there shall not have occurred an SVT Material Adverse Effect, and Baker shall have received a certificate signed on behalf of SVT by the chief executive officer and the chief financial officer of SVT (on SVT’s behalf and without personal liability) to such effect;

(g)	since the date of this Agreement, there shall not have occurred a Briteside Material Adverse Effect, and Baker shall have received a certificate signed on behalf of Briteside by the chief executive officer and the chief financial officer of Briteside (on Briteside’s behalf and without personal liability) to such effect;

(h)	since the date of this Agreement, there shall not have occurred a Sea Hunter Material Adverse Effect, and Baker shall have received a certificate signed on behalf of Sea Hunter by the chief executive officer and the chief financial officer of Sea Hunter (on Sea Hunter’s behalf and without personal liability) to such effect;

(i)	since the date of this Agreement, there shall not have occurred a Finco Material Adverse Effect, and Baker shall have received a certificate signed on behalf of Finco by the chief executive officer and the chief financial officer of Finco (on Finco’s behalf and without personal liability) to such effect;

(j)	each applicable Party shall have delivered or caused to be delivered to the other Parties copies of the consents or waivers, as applicable, of the Required Regulatory Approvals;

(k)	the Nevada Holdco Board shall have received a bring down, as of the date of the consummation of the Business Combination, of the Nevada Holdco Fairness Opinion; and

(l)	each of Briteside, Sea Hunter, SVT and Finco shall have delivered or caused to be delivered to Baker a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the organizational documents of such Party.

The foregoing conditions will be for the sole benefit of Baker and may be waived by it in whole or in part at any time.

3.3	Additional Conditions Precedent to the Obligations of Briteside

The obligation of Briteside to complete the Business Combination is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Briteside and may be waived by Briteside):

(a)	all covenants of each other Party under this Agreement, to be performed on or before the Effective Time which have not been waived by Briteside shall have been duly performed by each such other Party in all material respects and Briteside shall have received a certificate of each other Party addressed to Briteside and dated the Effective Date, signed on behalf of each of the other Parties by two senior executive officers of such other Party (on such Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of SVT set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or SVT Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have an SVT Material Adverse Effect, provided that the representations and warranties of SVT set forth in Schedule “C” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Briteside shall have received a certificate of SVT addressed to Briteside and dated the Effective Date, signed on behalf of SVT by two senior executive officers of SVT (on SVT’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of Baker set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Baker Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Baker Material Adverse Effect, provided that the representations and warranties of Baker set forth in Schedule “D” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Briteside shall have received a certificate of Baker addressed to Briteside and dated the Effective Date, signed on behalf of Baker by two senior executive officers of Baker (on Baker’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Sea Hunter set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Sea Hunter Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Sea Hunter Material Adverse Effect, provided that the representations and warranties of Sea Hunter set forth in Schedule “F” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Briteside shall have received a certificate of Sea Hunter addressed to Briteside and dated the Effective Date, signed on behalf of Sea Hunter by two senior executive officers of Sea Hunter (on Sea Hunter’s behalf and without personal liability), confirming the same as at the Effective Time;

(e)	the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Finco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Finco Material Adverse Effect, and Briteside shall have received a certificate of Finco addressed to Briteside and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time;

(f)	since the date of this Agreement, there shall not have occurred an SVT Material Adverse Effect, and Briteside shall have received a certificate signed on behalf of SVT by the chief executive officer and the chief financial officer of SVT (on SVT’s behalf and without personal liability) to such effect;

(g)	since the date of this Agreement, there shall not have occurred a Baker Material Adverse Effect, and Briteside shall have received a certificate signed on behalf of Baker by the chief executive officer and the chief financial officer of Baker (on Baker’s behalf and without personal liability) to such effect;

(h)	since the date of this Agreement, there shall not have occurred a Sea Hunter Material Adverse Effect, and Briteside shall have received a certificate signed on behalf of Sea Hunter by the chief executive officer and the chief financial officer of Sea Hunter (on Sea Hunter’s behalf and without personal liability) to such effect;

(i)	since the date of this Agreement, there shall not have occurred a Finco Material Adverse Effect, and Briteside shall have received a certificate signed on behalf of Finco by the chief executive officer and the chief financial officer of Finco (on Finco’s behalf and without personal liability) to such effect;

(j)	each applicable Party shall have delivered or caused to be delivered to the other Parties copies of the consents or waivers, as applicable, of the Required Regulatory Approvals;

(k)	the Nevada Holdco Board shall have received a bring down, as of the date of the consummation of the Business Combination, of the Nevada Holdco Fairness Opinion; and

(l)	each of Baker, Sea Hunter, SVT, and Finco shall have delivered or caused to be delivered to Briteside a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the organizational documents of such Party.

The foregoing conditions will be for the sole benefit of Briteside and may be waived by it in whole or in part at any time.

3.4	Additional Conditions Precedent to the Obligations of Sea Hunter

The obligation of Sea Hunter to complete the Business Combination is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Sea Hunter and may be waived by Sea Hunter):

(a)	all covenants of each other Party under this Agreement, to be performed on or before the Effective Time which have not been waived by Sea Hunter shall have been duly performed by each such other Party in all material respects and Sea Hunter shall have received a certificate of each other Party addressed to Sea Hunter and dated the Effective Date, signed on behalf of such other Party by two senior executive officers of such other Party (on such Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of SVT set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or SVT Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have an SVT Material Adverse Effect, provided that the representations and warranties of SVT set forth in Schedule “C” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Sea Hunter shall have received a certificate of SVT addressed to Sea Hunter and dated the Effective Date, signed on behalf of SVT by two senior executive officers of SVT (on SVT’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of Baker set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Baker Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Baker Material Adverse Effect, provided that the representations and warranties of Baker set forth in Schedule “D” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Sea Hunter shall have received a certificate of Baker addressed to Sea Hunter and dated the Effective Date, signed on behalf of Baker by two senior executive officers of Baker (on Baker’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Briteside set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Briteside Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Briteside Material Adverse Effect, provided that the representations and warranties of Briteside set forth in Schedule “E” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Sea Hunter shall have received a certificate of Briteside addressed to Sea Hunter and dated the Effective Date, signed on behalf of Briteside by two senior executive officers of Briteside (on Briteside’s behalf and without personal liability), confirming the same as at the Effective Time;

(e)	the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Finco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Finco Material Adverse Effect, and Sea Hunter shall have received a certificate of Finco addressed to Sea Hunter and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time;

(f)	since the date of this Agreement, there shall not have occurred an SVT Material Adverse Effect, and Sea Hunter shall have received a certificate signed on behalf of SVT by the chief executive officer and the chief financial officer of SVT (on SVT’s behalf and without personal liability) to such effect;

(g)	since the date of this Agreement, there shall not have occurred a Baker Material Adverse Effect, and Sea Hunter shall have received a certificate signed on behalf of Baker by the chief executive officer and the chief financial officer of Baker (on Baker’s behalf and without personal liability) to such effect;

(h)	since the date of this Agreement, there shall not have occurred a Briteside Material Adverse Effect, and Sea Hunter shall have received a certificate signed on behalf of Briteside by the chief executive officer and the chief financial officer of Briteside (on Briteside’s behalf and without personal liability) to such effect;

(i)	since the date of this Agreement, there shall not have occurred a Finco Material Adverse Effect, and Sea Hunter shall have received a certificate signed on behalf of Finco by the chief executive officer and the chief financial officer of Finco (on Finco’s behalf and without personal liability) to such effect;

(j)	the CSE shall not act in any way that is contrary in any material respect to the email sent by Rob Cook, Senior VP Market Development at the CSE, to David Frost of McCarthy Tétrault LLP, on Monday, June 18, 2018 at 4:10 p.m. (ET) heretofore provided by David Frost of McCarthy Tétrault LLP to the Parties hereto;

(k)	each applicable Party shall have delivered or caused to be delivered to the other Parties copies of the consents or waivers, as applicable, of the Required Regulatory Approvals;

(l)	the Nevada Holdco Board shall have received a bring down, as of the date of the consummation of the Business Combination, of the Nevada Holdco Fairness Opinion; and

(m)	each of Baker, Briteside, SVT and Finco shall have delivered or caused to be delivered to Sea Hunter a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the organizational documents of such Party.

The foregoing conditions will be for the sole benefit of Sea Hunter and may be waived by it in whole or in part at any time.

3.5	Additional Conditions Precedent to the Obligations of SVT

The obligation of SVT to complete the SVT Component of the Business Combination is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of SVT and may be waived by SVT):

(a)	all covenants of each other Party under this Agreement to be performed on or before the Effective Time which have not been waived by SVT shall have been duly performed by each such other Party in all material respects and SVT shall have received a certificate of each other Party addressed to SVT and dated the Effective Date, signed on behalf of such other Party by two senior executive officers of such other Party (on such Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of Baker set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Baker Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Baker Material Adverse Effect, provided that the representations and warranties of Baker set forth in Schedule “D” Section (bb) shall be true and correct in all material respects as of the Effective Time, and SVT shall have received a certificate of Baker addressed to SVT and dated the Effective Date, signed on behalf of Baker by two senior executive officers of Baker (on Baker’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of Briteside set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Briteside Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Briteside Material Adverse Effect, provided that the representations and warranties of Briteside set forth in Schedule “E” Section (bb) shall be true and correct in all material respects as of the Effective Time, and SVT shall have received a certificate of Briteside addressed to SVT and dated the Effective Date, signed on behalf of Briteside by two senior executive officers of Briteside (on Briteside’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Sea Hunter set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Sea Hunter Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Sea Hunter Material Adverse Effect, provided that the representations and warranties of Sea Hunter set forth in Schedule “F” Section (bb) shall be true and correct in all material respects as of the Effective Time, and SVT shall have received a certificate of Sea Hunter addressed to SVT and dated the Effective Date, signed on behalf of Sea Hunter by two senior executive officers of Sea Hunter (on Sea Hunter’s behalf and without personal liability), confirming the same as at the Effective Time;

(e)	the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Finco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Finco Material Adverse Effect, and SVT shall have received a certificate of Finco addressed to SVT and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time;

(f)	since the date of this Agreement, there shall not have occurred a Baker Material Adverse Effect and SVT shall have received a certificate signed on behalf of Baker by the chief executive officer and chief financial officer of Baker (on Baker’s behalf and without personal liability) to such effect;

(g)	since the date of this Agreement, there shall not have occurred a Briteside Material Adverse Effect and SVT shall have received a certificate signed on behalf of Briteside by the chief executive officer and chief financial officer of Briteside (on Briteside’s behalf and without personal liability) to such effect;

(h)	since the date of this Agreement, there shall not have occurred a Sea Hunter Material Adverse Effect and SVT shall have received a certificate signed on behalf of Sea Hunter by the chief executive officer and chief financial officer of Sea Hunter (on Sea Hunter’s behalf and without personal liability) to such effect;

(i)	since the date of this Agreement, there shall not have occurred a Finco Material Adverse Effect, and SVT shall have received a certificate signed on behalf of Finco by the chief executive officer and the chief financial officer of Finco (on Finco’s behalf and without personal liability) to such effect;

(j)	each applicable Party shall have delivered or caused to be delivered to the other Parties copies of the consents or waivers, as applicable, of the Required Regulatory Approvals;

(k)	each of Baker, Briteside, Sea Hunter, and Finco shall have delivered or caused to be delivered to SVT a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the organizational documents of such Party;

(l)	the SVT Board shall have received a bring down, as of the date of the consummation of the Business Combination, of the SVT Fairness Opinion; and

(m)	each of Baker, Briteside, Sea Hunter, and Finco shall have delivered or caused to be delivered to SVT a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the organizational documents of such Party.

The foregoing conditions will be for the sole benefit of SVT and may be waived by it in whole or in part at any time.

3.6	Additional Conditions Precedent to the Obligations of Finco

The obligation of Finco to complete the Finco Component of the Business Combination is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Finco and may be waived by Finco):

(a)	all covenants of each other Party under this Agreement to be performed on or before the Effective Time which have not been waived by Finco shall have been duly performed by each such other Party in all material respects and Finco shall have received a certificate of each other Party addressed to Finco and dated the Effective Date, signed on behalf of such other Party by two senior executive officers of such other Party (on such Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of Baker set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Baker Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Baker Material Adverse Effect, provided that the representations and warranties of Baker set forth in Schedule “D” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Finco shall have received a certificate of Baker addressed to Finco and dated the Effective Date, signed on behalf of Baker by two senior executive officers of Baker (on Baker’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of Briteside set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Briteside Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Briteside Material Adverse Effect, provided that the representations and warranties of Briteside set forth in Schedule “E” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Finco shall have received a certificate of Briteside addressed to Finco and dated the Effective Date, signed on behalf of Briteside by two senior executive officers of Briteside (on Briteside’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Sea Hunter set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Sea Hunter Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Sea Hunter Material Adverse Effect, provided that the representations and warranties of Sea Hunter set forth in Schedule “F” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Finco shall have received a certificate of Sea Hunter addressed to Finco and dated the Effective Date, signed on behalf of Sea Hunter by two senior executive officers of Sea Hunter (on Sea Hunter’s behalf and without personal liability), confirming the same as at the Effective Time;

(e)	the representations and warranties of SVT set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or SVT Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have an SVT Material Adverse Effect, provided that the representations and warranties of SVT set forth in Schedule “C” Section (bb) shall be true and correct in all material respects as of the Effective Time, and Finco shall have received a certificate of SVT addressed to Finco and dated the Effective Date, signed on behalf of SVT by two senior executive officers of SVT (on SVT’s behalf and without personal liability), confirming the same as at the Effective Time;

(f)	since the date of this Agreement, there shall not have occurred a Baker Material Adverse Effect and Finco shall have received a certificate signed on behalf of Baker by the chief executive officer and chief financial officer of Baker (on Baker’s behalf and without personal liability) to such effect;

(g)	since the date of this Agreement, there shall not have occurred a Briteside Material Adverse Effect and Finco shall have received a certificate signed on behalf of Briteside by the chief executive officer and chief financial officer of Briteside (on Briteside’s behalf and without personal liability) to such effect;

(h)	since the date of this Agreement, there shall not have occurred a Sea Hunter Material Adverse Effect and Finco shall have received a certificate signed on behalf of Sea Hunter by the chief executive officer and chief financial officer of Sea Hunter (on Sea Hunter’s behalf and without personal liability) to such effect;

(i)	since the date of this Agreement, there shall not have occurred an SVT Material Adverse Effect and Finco shall have received a certificate signed on behalf of SVT by the chief executive officer and chief financial officer of SVT (on SVT’s behalf and without personal liability) to such effect;

(j)	each applicable Party shall have delivered or caused to be delivered to the other Parties copies of the consents or waivers, as applicable, of the Required Regulatory Approvals;

(k)	each of Baker, Briteside, Sea Hunter, and SVT shall have delivered or caused to be delivered to Finco a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the organizational documents of such Party;

The foregoing conditions will be for the sole benefit of Finco and may be waived by it in whole or in part at any time.

3.7	Satisfaction of Conditions

The conditions precedent set out in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.6 shall be conclusively deemed to have been satisfied, waived or released, as applicable, at the Effective Time.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1	SVT Non-Solicitation

(a)	On and after the date of this Agreement, except as otherwise provided in this Agreement, SVT and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)	make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for SVT, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for SVT, provided that, for greater certainty, SVT may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the SVT Board has so determined;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Baker, Briteside, or Sea Hunter, the approval or recommendation of the SVT Board or any committee thereof of this Agreement or the SVT Component of the Business Combination;

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving SVT; or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving SVT;

provided, however, that nothing contained in this Subsection 4.1(a) or any other provision of this Agreement shall prevent the SVT Board from, and the SVT Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the SVT Board has determined constitutes a Superior Proposal, or provide information pursuant to Subsection 4.1(d) to any such Person, in each case, where the requirements of Section 4.1(d) are met.

(b)	SVT shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Baker, Briteside, and Sea Hunter) with respect to any potential Acquisition Proposal and, in connection therewith, SVT will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise). SVT agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and SVT undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)	From and after the date of this Agreement, SVT shall immediately provide notice to Baker, Briteside, and Sea Hunter of any bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to SVT or any of its Subsidiaries in connection with such an Acquisition Proposal or potential Acquisition Proposal or for access to the properties, books or records of SVT or any Subsidiary by any Person that informs SVT, any member of the SVT Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Baker, Briteside, and Sea Hunter shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof, including price, and such other details of the proposal, inquiry or contact known to SVT, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. SVT shall keep Baker, Briteside, and Sea Hunter promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Baker, Briteside and Sea Hunter with respect thereto.

(d)	If the SVT Board receives a request for material non-public information from a Person who proposes to SVT a bona fide Acquisition Proposal, or indicates a possible intent to do so, SVT may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal; provided that SVT shall promptly provide Baker, Briteside, and Sea Hunter with copies of all correspondence, including email and other electronic and digital communications, and information provided to or received from such Person. If: (x) the SVT Board determines that such Acquisition Proposal constitutes a Superior Proposal; and (y) in the opinion of the SVT Board, acting in good faith and on written advice from their outside legal advisors, the failure to provide such party with access to information regarding SVT and its Subsidiaries would be inconsistent with the fiduciary duties of the SVT Board, then, and only in such case, SVT may provide such Person with access to information regarding SVT and its Subsidiaries, subject to the execution of a confidentiality agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to SVT than the Confidentiality Agreements; provided that SVT sends a copy of any such confidentiality agreement to each of Baker, Briteside, and Sea Hunter promptly upon its execution and each of Baker, Briteside, and Sea Hunter is provided with a list of, and, at the request of Baker, Briteside, and Sea Hunter, respectively, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)	SVT agrees that it will not accept, approve or enter into any agreement (an “SVT Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 4.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the SVT Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the SVT Meeting has not occurred;

(iii)	SVT has complied with Subsections 4.1(a) through 4.1(d) inclusive;

(iv)	SVT has provided Baker, Briteside, and Sea Hunter with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any SVT Proposed Agreement relating to such Superior Proposal, and a written notice from the SVT Board regarding the value in financial terms that the SVT Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Baker, Briteside, and Sea Hunter not less than ten (10) Business Days prior to the proposed acceptance, approval, recommendation or execution of the SVT Proposed Agreement by SVT;

(v)	ten (10) Business Days shall have elapsed from the date Baker, Briteside, and Sea Hunter received the notice and documentation referred to in Subsection 4.1(e)(iv) from SVT and, if Baker, Briteside, and Sea Hunter have collectively proposed to amend the terms of the Business Combination in accordance with Subsection 4.1(f), the SVT Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Business Combination by Baker, Briteside, and Sea Hunter;

(vi)	SVT concurrently terminates this Agreement pursuant to Section 5.2(a)(vi)(H);

(vii)	SVT has previously, or concurrently will have, paid to Baker, Briteside, and Sea Hunter the Termination Fee which is to be equally split between Baker, Briteside and Sea Hunter;

and SVT further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Baker, Briteside, or Sea Hunter the approval or recommendation of the SVT Component of the Business Combination, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 4.1(e)(i) through 4.1(e)(vii) have been satisfied.

(f)	SVT acknowledges and agrees that, during the ten (10) Business Day periods referred to in Subsections 4.1(e)(iv) and 4.1(e)(v) or such longer period as SVT may approve for such purpose, any two or more of Baker, Briteside, and Sea Hunter shall collectively have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Business Combination and SVT shall co-operate with Baker, Briteside, and Sea Hunter with respect thereto, including negotiating in good faith with Baker, Briteside, and Sea Hunter to enable Baker, Briteside, and Sea Hunter to make such adjustments to the terms and conditions of this Agreement and the Business Combination as Baker, Briteside, and Sea Hunter deem appropriate and as would enable Baker, Briteside, and Sea Hunter to proceed with the Business Combination and any related transactions on such adjusted terms. The SVT Board will review diligently and in good faith any proposal by Baker, Briteside, and Sea Hunter to amend the terms of the Business Combination in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 4.1(a), whether Baker, Briteside, and Sea Hunter’s collective proposal to amend the Business Combination would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Business Combination.

(g)	The SVT Board shall promptly reaffirm and communicate its recommendation of the SVT Component of the Business Combination by press release after: (x) any Acquisition Proposal which the SVT Board determines not to be a Superior Proposal is publicly announced or made; or (y) the SVT Board determines that a proposed amendment to the terms of the Business Combination would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Baker, Briteside, and Sea Hunter have so amended the terms of the Business Combination. Baker, Briteside, and Sea Hunter and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the SVT Board will be determined by SVT, acting reasonably and upon the advice of legal counsel.

(h)	Nothing in this Agreement shall prevent the SVT Board from responding through a directors’ circular or otherwise to the extent required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Baker, Briteside, and Sea Hunter having suffered a Baker Material Adverse Effect, Briteside Material Adverse Effect, or Sea Hunter Material Adverse Effect, respectively. Further, nothing in this Agreement shall prevent the SVT Board from making any disclosure to the securityholders of SVT to the extent the SVT Board, acting in good faith and upon the written advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the SVT Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the SVT Board shall be permitted to make such disclosure, the SVT Board shall not be permitted to make an SVT Change in Recommendation for Baker, SVT Change in Recommendation for Briteside or SVT Change in Recommendation for Sea Hunter, other than as permitted by Section 4.1(e) or the first sentence of this paragraph. Baker, Briteside, and Sea Hunter and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the SVT Board will be determined by SVT, acting reasonably and upon the advice of legal counsel.

(i)	SVT acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 4.1.

(j)	SVT shall ensure that the officers, directors and employees of SVT and its Subsidiaries and any investment bankers or other advisors or representatives retained by SVT and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and SVT shall be responsible for any action or inaction that would constitute a breach of this Section 4.1 by such officers, directors, employees, investment bankers, advisors or representatives as if such Persons or entities were direct Transacting Parties hereto.

(k)	If SVT provides Baker, Briteside, and Sea Hunter with the notice of an Acquisition Proposal contemplated in this Section 4.1 on a date that is less than seven (7) calendar days prior to the SVT Meeting, SVT shall adjourn the SVT Meeting to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice, provided, however, that the SVT Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

4.2	Baker Non-Solicitation

(a)	On and after the date of this Agreement, except as otherwise provided in this Agreement, Baker and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)	make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Baker, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Baker, provided that, for greater certainty, Baker may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Baker Board has so determined;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to SVT, Briteside, or Sea Hunter, the approval or recommendation of the Baker Board or any committee thereof of this Agreement or the Business Combination;

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving Baker; or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving Baker;

provided, however, that nothing contained in this Subsection 4.2(a) or any other provision of this Agreement shall prevent the Baker Board from, and the Baker Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Baker Board has determined constitutes a Superior Proposal, or provide information pursuant to Subsection 4.2(d) to any such Person, in each case, where the requirements of Section 4.2(d) are met.

(b)	Baker shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than SVT, Briteside and Sea Hunter) with respect to any potential Acquisition Proposal and, in connection therewith, Baker will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise). Baker agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Baker undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)	From and after the date of this Agreement, Baker shall immediately provide notice to SVT, Briteside and Sea Hunter of any bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Baker or any of its Subsidiaries in connection with such an Acquisition Proposal or potential Acquisition Proposal or for access to the properties, books or records of Baker or any Subsidiary by any Person that informs Baker, any member of the Baker Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to SVT, Briteside and Sea Hunter shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof, including price, and such other details of the proposal, inquiry or contact known to Baker, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Baker shall keep SVT, Briteside and Sea Hunter promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by SVT, Briteside and Sea Hunter with respect thereto.

(d)	If the Baker Board receives a request for material non-public information from a Person who proposes to Baker a bona fide Acquisition Proposal, or indicates a possible intent to do so, Baker may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal; provided that Baker shall promptly provide SVT, Briteside and Sea Hunter with copies of all correspondence, including email and other electronic and digital communications, and information provided to or received from such Person. If: (x) the Baker Board determines that such Acquisition Proposal constitutes a Superior Proposal; and (y) in the opinion of the Baker Board, acting in good faith and on written advice from their outside legal advisors, the failure to provide such party with access to information regarding Baker and its Subsidiaries would be inconsistent with the fiduciary duties of the Baker Board, then, and only in such case, Baker may provide such Person with access to information regarding Baker and its Subsidiaries, subject to the execution of a confidentiality agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Baker than the Confidentiality Agreements; provided that Baker sends a copy of any such confidentiality agreement to each of SVT, Briteside and Sea Hunter promptly upon its execution and SVT, Briteside and Sea Hunter are each provided with a list of, and, at the request of SVT, Briteside and Sea Hunter, respectively, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)	Baker agrees that it will not accept, approve or enter into any agreement (a “Baker Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 4.2(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Baker Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Nevada Holdco Meeting has not occurred;

(iii)	Baker has complied with Subsections 4.2(a) through 4.2(d) inclusive;

(iv)	Baker has provided SVT, Briteside and Sea Hunter with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Baker Proposed Agreement relating to such Superior Proposal, and a written notice from the Baker Board regarding the value in financial terms that the Baker Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to SVT, Briteside and Sea Hunter not less than ten (10) Business Days prior to the proposed acceptance, approval, recommendation or execution of the Baker Proposed Agreement by Baker;

(v)	ten (10) Business Days shall have elapsed from the date SVT, Briteside and Sea Hunter received the notice and documentation referred to in Subsection 4.2(e)(iv) from Baker and, if SVT, Briteside and Sea Hunter have collectively proposed to amend the terms of the Business Combination in accordance with Subsection 4.2(f), the Baker Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Business Combination by SVT, Briteside and Sea Hunter;

(vi)	Baker concurrently terminates this Agreement pursuant to Section 5.2(a)(iii)(H);

(vii)	Baker has previously, or concurrently will have, paid to SVT, Briteside and Sea Hunter the Termination Fee, which is to be equally split between SVT, Briteside and Sea Hunter;

and Baker further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SVT, Briteside, or Sea Hunter the approval or recommendation of the Business Combination, nor accept, approve or recommend any Acquisition Proposal unless the requirements of Section 4.2(e)(i) through 4.2(e)(vii) have been satisfied.

(f)	Baker acknowledges and agrees that, during the ten (10) Business Day periods referred to in Subsections 4.2(e)(iv) and 4.2(e)(v) or such longer period as Baker may approve for such purpose, any two or more of SVT, Briteside and Sea Hunter shall collectively have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Business Combination and Baker shall co-operate with SVT, Briteside and Sea Hunter with respect thereto, including negotiating in good faith with each of SVT, Briteside and Sea Hunter to enable SVT, Briteside and Sea Hunter to make such adjustments to the terms and conditions of this Agreement and the Business Combination as SVT, Briteside and Sea Hunter deem appropriate and as would enable SVT, Briteside and Sea Hunter to proceed with the Business Combination and any related transactions on such adjusted terms. The Baker Board will review diligently and in good faith any proposal by SVT, Briteside and Sea Hunter to amend the terms of the Business Combination in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 4.2(a), whether SVT, Briteside and Sea Hunter’s collective proposal to amend the Business Combination would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Business Combination.

(g)	The Baker Board shall promptly reaffirm and communicate its recommendation of the Business Combination by press release after: (x) any Acquisition Proposal which the Baker Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Baker Board determines that a proposed amendment to the terms of the Business Combination would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and SVT, Briteside and Sea Hunter have so amended the terms of the Business Combination. SVT, Briteside and Sea Hunter and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Baker Board will be determined by Baker, acting reasonably and upon the advice of outside legal counsel.

(h)	Nothing in this Agreement shall prevent the Baker Board from responding through a directors’ circular or otherwise to the extent required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of SVT, Briteside and Sea Hunter having suffered an SVT Material Adverse Effect, Briteside Material Adverse Effect and Sea Hunter Material Adverse Effect, respectively. Further, nothing in this Agreement shall prevent the Baker Board from making any disclosure to the securityholders of Baker to the extent the Baker Board, acting in good faith and upon the written advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Baker Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Baker Board shall be permitted to make such disclosure, the Baker Board shall not be permitted to make a Baker Change in Recommendation for Briteside, Baker Change in Recommendation for Sea Hunter or Baker Change in Recommendation for SVT, other than as permitted by Section 4.2(e) or the first sentence of this paragraph. SVT, Briteside and Sea Hunter and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Baker Board will be determined by Baker, acting reasonably and upon the advice of outside legal counsel.

(i)	Baker acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 4.2.

(j)	Baker shall ensure that the officers, directors and employees of Baker and its Subsidiaries and any investment bankers or other advisors or representatives retained by Baker and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Baker shall be responsible for any action or inaction that would constitute a breach of this Section 4.2 by such officers, directors, employees, investment bankers, advisors or representatives as if such Persons or entities were direct Transacting Parties hereto.

(k)	If Baker provides SVT, Briteside, and Sea Hunter with the notice of an Acquisition Proposal contemplated in this Section 4.2 on a date that is less than seven (7) calendar days prior to the Nevada Holdco Meeting, if requested by SVT, Briteside or Sea Hunter, the Nevada Holdco Meeting will be adjourned to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice, provided, however, that the Nevada Holdco Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

4.3	Briteside Non-Solicitation

(a)	On and after the date of this Agreement, except as otherwise provided in this Agreement, Briteside and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)	make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Briteside, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Briteside, provided that, for greater certainty, Briteside may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Briteside Board has so determined;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to SVT, Baker, or Sea Hunter, the approval or recommendation of the Briteside Board or any committee thereof of this Agreement or the Business Combination;

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving Briteside; or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving Briteside;

provided, however, that nothing contained in this Subsection 4.3(a) or any other provision of this Agreement shall prevent the Briteside Board from, and the Briteside Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Briteside Board has determined constitutes a Superior Proposal, or provide information pursuant to Subsection 4.3(d) to any such Person, in each case, where the requirements of Section 4.3(d) are met.

(b)	Briteside shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than SVT, Baker and Sea Hunter) with respect to any potential Acquisition Proposal and, in connection therewith, Briteside will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise). Briteside agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Briteside undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)	From and after the date of this Agreement, Briteside shall immediately provide notice to SVT, Baker and Sea Hunter of any bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Briteside or any of its Subsidiaries in connection with such an Acquisition Proposal or potential Acquisition Proposal or for access to the properties, books or records of Briteside or any Subsidiary by any Person that informs Briteside, any member of the Briteside Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to SVT, Baker and Sea Hunter shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof, including price, and such other details of the proposal, inquiry or contact known to Briteside, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Briteside shall keep SVT, Baker and Sea Hunter promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by SVT, Baker and Sea Hunter with respect thereto.

(d)	If the Briteside Board receives a request for material non-public information from a Person who proposes to Briteside a bona fide Acquisition Proposal, or indicates a possible intent to do so, Briteside may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal; provided that Briteside shall promptly provide SVT, Baker and Sea Hunter with copies of all correspondence, including email and other electronic and digital communications, and information provided to or received from such Person. If: (x) the Briteside Board determines that such Acquisition Proposal constitutes a Superior Proposal; and (y) in the opinion of the Briteside Board, acting in good faith and on written advice from their outside legal advisors, the failure to provide such party with access to information regarding Briteside and its Subsidiaries would be inconsistent with the fiduciary duties of the Briteside Board, then, and only in such case, Briteside may provide such Person with access to information regarding Briteside and its Subsidiaries, subject to the execution of a confidentiality agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Briteside than the Confidentiality Agreements; provided that Briteside sends a copy of any such confidentiality agreement to each of SVT, Baker and Sea Hunter promptly upon its execution and SVT, Baker and Sea Hunter are each provided with a list of, and, at the request of SVT, Baker and Sea Hunter, respectively, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)	Briteside agrees that it will not accept, approve or enter into any agreement (a “Briteside Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 4.3(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Briteside Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Nevada Holdco Meeting has not occurred;

(iii)	Briteside has complied with Subsections 4.3(a) through 4.3(d) inclusive;

(iv)	Briteside has provided SVT, Baker and Sea Hunter with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Briteside Proposed Agreement relating to such Superior Proposal, and a written notice from the Briteside Board regarding the value in financial terms that the Briteside Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to SVT, Baker and Sea Hunter not less than ten (10) Business Days prior to the proposed acceptance, approval, recommendation or execution of the Briteside Proposed Agreement by Briteside;

(v)	ten (10) Business Days shall have elapsed from the date SVT, Baker and Sea Hunter received the notice and documentation referred to in Subsection 4.3(e)(iv) from Briteside and, if SVT, Baker and Sea Hunter have collectively proposed to amend the terms of the Business Combination in accordance with Subsection 4.3(f), the Briteside Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Business Combination by SVT, Baker and Sea Hunter;

(vi)	Briteside concurrently terminates this Agreement pursuant to Section 5.2(a)(iv)(H);

(vii)	Briteside has previously, or concurrently will have, paid to SVT, Baker and Sea Hunter the Termination Fee, which is to be equally split between SVT, Baker and Sea Hunter;

and Briteside further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SVT, Baker, or Sea Hunter the approval or recommendation of the Business Combination, nor accept, approve or recommend any Acquisition Proposal unless the requirements of Section 4.3(e)(i) through 4.3(e)(vii) have been satisfied.

(f)	Briteside acknowledges and agrees that, during the ten (10) Business Day periods referred to in Subsections 4.3(e)(iv) and 4.3(e)(v) or such longer period as Briteside may approve for such purpose, any two or more of SVT, Baker and Sea Hunter shall collectively have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Business Combination and Briteside shall co-operate with SVT, Baker and Sea Hunter with respect thereto, including negotiating in good faith with each of SVT, Baker and Sea Hunter to enable SVT, Baker and Sea Hunter to make such adjustments to the terms and conditions of this Agreement and the Business Combination as SVT, Baker and Sea Hunter deem appropriate and as would enable SVT, Baker and Sea Hunter to proceed with the Business Combination and any related transactions on such adjusted terms. The Briteside Board will review diligently and in good faith any proposal by SVT, Baker and Sea Hunter to amend the terms of the Business Combination in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 4.3(a), whether SVT, Baker and Sea Hunter’s collective proposal to amend the Business Combination would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Business Combination.

(g)	The Briteside Board shall promptly reaffirm and communicate its recommendation of the Business Combination by press release after: (x) any Acquisition Proposal which the Briteside Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Briteside Board determines that a proposed amendment to the terms of the Business Combination would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and SVT, Baker and Sea Hunter have so amended the terms of the Business Combination. SVT, Baker and Sea Hunter and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Briteside Board will be determined by Briteside, acting reasonably and upon the advice of outside legal counsel.

(h)	Nothing in this Agreement shall prevent the Briteside Board from responding through a directors’ circular or otherwise to the extent required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of SVT, Baker and Sea Hunter having suffered an SVT Material Adverse Effect, Baker Material Adverse Effect and Sea Hunter Material Adverse Effect, respectively. Further, nothing in this Agreement shall prevent the Briteside Board from making any disclosure to the securityholders of Briteside to the extent the Briteside Board, acting in good faith and upon the written advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Briteside Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Briteside Board shall be permitted to make such disclosure, the Briteside Board shall not be permitted to make a Briteside Change in Recommendation for Baker, a Briteside Change in Recommendation for Sea Hunter or a Briteside Change in Recommendation for SVT, other than as permitted by Section 4.3(e) or the first sentence of this paragraph. SVT, Baker and Sea Hunter and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Briteside Board will be determined by Briteside, acting reasonably and upon the advice of outside legal counsel.

(i)	Briteside acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 4.3.

(j)	Briteside shall ensure that the officers, directors and employees of Briteside and its Subsidiaries and any investment bankers or other advisors or representatives retained by Briteside and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Briteside shall be responsible for any action or inaction that would constitute a breach of this Section 4.3 by such officers, directors, employees, investment bankers, advisors or representatives as if such Persons or entities were direct Transacting Parties hereto.

(k)	If Briteside provides SVT, Baker and Sea Hunter with the notice of an Acquisition Proposal contemplated in this Section 4.3 on a date that is less than seven (7) calendar days prior to the Nevada Holdco Meeting, if requested by SVT, Baker or Sea Hunter, the Nevada Holdco Meeting will be adjourned to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice, provided, however, that the Nevada Holdco Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

4.4	Sea Hunter Non-Solicitation

(a)	On and after the date of this Agreement, except as otherwise provided in this Agreement, Sea Hunter and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)	make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Sea Hunter, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Sea Hunter, provided that, for greater certainty, Sea Hunter may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Sea Hunter Board has so determined;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to SVT, Baker, or Briteside the approval or recommendation of the Sea Hunter Board or any committee thereof of this Agreement or the Business Combination;

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving Sea Hunter; or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving Sea Hunter;

provided, however, that nothing contained in this Subsection 4.4(a) or any other provision of this Agreement shall prevent the Sea Hunter Board from, and the Sea Hunter Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Sea Hunter Board has determined constitutes a Superior Proposal, or provide information pursuant to Subsection 4.4(d) to any such Person, in each case, where the requirements of Section 4.4(d) are met.

(b)	Sea Hunter shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than SVT, Baker, and Briteside) with respect to any potential Acquisition Proposal and, in connection therewith, Sea Hunter will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise). Sea Hunter agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Sea Hunter undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)	From and after the date of this Agreement, Sea Hunter shall immediately provide notice to SVT, Baker, and Briteside of any bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Sea Hunter or any of its Subsidiaries in connection with such an Acquisition Proposal or potential Acquisition Proposal or for access to the properties, books or records of Sea Hunter or any Subsidiary by any Person that informs Sea Hunter, any member of the Sea Hunter Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to SVT, Baker, and Briteside shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof, including price, and such other details of the proposal, inquiry or contact known to Sea Hunter, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Sea Hunter shall keep SVT, Baker, and Briteside promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by SVT, Briteside and Baker with respect thereto.

(d)	If the Sea Hunter Board receives a request for material non-public information from a Person who proposes to Sea Hunter a bona fide Acquisition Proposal, or indicates a possible intent to do so, Sea Hunter may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal; provided that Sea Hunter shall promptly provide SVT, Baker, and Briteside with copies of all correspondence, including email and other electronic and digital communications, and information provided to or received from such Person. If: (x) the Sea Hunter Board determines that such Acquisition Proposal constitutes a Superior Proposal; and (y) in the opinion of the Sea Hunter Board, acting in good faith and on written advice from their outside legal advisors, the failure to provide such party with access to information regarding Sea Hunter and its Subsidiaries would be inconsistent with the fiduciary duties of the Sea Hunter Board, then, and only in such case, Sea Hunter may provide such Person with access to information regarding Sea Hunter and its Subsidiaries, subject to the execution of a confidentiality agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Sea Hunter than the Confidentiality Agreements; provided that Sea Hunter sends a copy of any such confidentiality agreement to each of SVT, Baker, and Briteside promptly upon its execution and SVT, Baker, and Briteside are each provided with a list of, and, at the request of SVT, Baker, and Briteside, respectively, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)	Sea Hunter agrees that it will not accept, approve or enter into any agreement (a “Sea Hunter Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 4.4(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Sea Hunter Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Nevada Holdco Meeting has not occurred;

(iii)	Sea Hunter has complied with Subsections 4.4(a) through 4.4(d) inclusive;

(iv)	Sea Hunter has provided SVT, Baker, and Briteside with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Sea Hunter Proposed Agreement relating to such Superior Proposal, and a written notice from the Sea Hunter Board regarding the value in financial terms that the Sea Hunter Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to SVT, Baker, and Briteside not less than ten (10) Business Days prior to the proposed acceptance, approval, recommendation or execution of the Sea Hunter Proposed Agreement by Sea Hunter;

(v)	ten (10) Business Days shall have elapsed from the date SVT, Baker, and Briteside received the notice and documentation referred to in Subsection 4.4(e)(iv) from Sea Hunter and, if SVT, Baker, and Briteside have collectively proposed to amend the terms of the Business Combination in accordance with Subsection 4.4(f), the Sea Hunter Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Business Combination by SVT, Baker, and Briteside;

(vi)	Sea Hunter concurrently terminates this Agreement pursuant to Section 5.2(a)(v)(H);

(vii)	Sea Hunter has previously, or concurrently will have, paid to SVT, Baker, and Briteside the Termination Fee, which is to be equally split between SVT, Baker, and Briteside;

and Sea Hunter further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SVT, Baker, or Briteside the approval or recommendation of the Business Combination, nor accept, approve or recommend any Acquisition Proposal unless the requirements of Section 4.4(e)(i) through 4.4(e)(vii) have been satisfied.

(f)	Sea Hunter acknowledges and agrees that, during the ten (10) Business Day periods referred to in Subsections 4.4(e)(iv) and 4.4(e)(v) or such longer period as Sea Hunter may approve for such purpose, any two or more of SVT, Baker and Briteside shall collectively have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Business Combination and Sea Hunter shall co-operate with SVT, Baker, and Briteside with respect thereto, including negotiating in good faith with each of SVT, Baker, and Briteside to enable SVT, Baker, and Briteside to make such adjustments to the terms and conditions of this Agreement and the Business Combination as SVT, Baker, and Briteside deem appropriate and as would enable SVT, Baker, and Briteside to proceed with the Business Combination and any related transactions on such adjusted terms. The Sea Hunter Board will review diligently and in good faith any proposal by SVT, Baker, and Briteside to amend the terms of the Business Combination in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 4.4(a), whether SVT, Baker, and Briteside’s collective proposal to amend the Business Combination would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Business Combination.

(g)	The Sea Hunter Board shall promptly reaffirm and communicate its recommendation of the Business Combination by press release after: (x) any Acquisition Proposal which the Sea Hunter Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Sea Hunter Board determines that a proposed amendment to the terms of the Business Combination would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and SVT, Baker, and Briteside have so amended the terms of the Business Combination. SVT, Baker, and Briteside and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Sea Hunter Board will be determined by Sea Hunter, acting reasonably and upon the advice of outside legal counsel.

(h)	Nothing in this Agreement shall prevent the Sea Hunter Board from responding through a directors’ circular or otherwise to the extent required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of SVT, Baker, and Briteside having suffered an SVT Material Adverse Effect, Baker Material Adverse Effect, or Briteside Material Adverse Effect, respectively. Further, nothing in this Agreement shall prevent the Sea Hunter Board from making any disclosure to the securityholders of Sea Hunter to the extent the Sea Hunter Board, acting in good faith and upon the written advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Sea Hunter Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Sea Hunter Board shall be permitted to make such disclosure, the Sea Hunter Board shall not be permitted to make a Sea Hunter Change in Recommendation for Baker, a Sea Hunter Change in Recommendation for Briteside or a Sea Hunter Change in Recommendation for SVT, other than as permitted by Section 4.4(e) or the first sentence of this paragraph. SVT, Baker, and Briteside and their respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Sea Hunter Board will be determined by Sea Hunter, acting reasonably and upon the advice of outside legal counsel.

(i)	Sea Hunter acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 4.4.

(j)	Sea Hunter shall ensure that the officers, directors and employees of Sea Hunter and its Subsidiaries and any investment bankers or other advisors or representatives retained by Sea Hunter and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Sea Hunter shall be responsible for any action or inaction that would constitute a breach of this Section 4.4 by such officers, directors, employees, investment bankers, advisors or representatives as if such Persons or entities were direct Transacting Parties hereto.

(k)	If Sea Hunter provides SVT, Baker and Briteside with the notice of an Acquisition Proposal contemplated in this Section 4.4 on a date that is less than seven (7) calendar days prior to the Nevada Holdco Meeting, if requested by SVT, Briteside or Baker, the Nevada Holdco Meeting will be adjourned to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice, provided, however, that the Nevada Holdco Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

4.5	Resulting Issuer Board

(a)	The Transacting Parties shall collectively review and agree, acting reasonably, upon the organizational and governing documents of the Resulting Issuer, including among other things, its articles and its notice of articles, and a nomination agreement which shall effectuate provisions of this Section 4.5.

(b)	Such organizational and governing documents of the Resulting Issuer shall provide, among other things, that:

(i)	The Resulting Issuer Board shall be comprised of seven (7) directors.

(ii)	For a period of three (3) years following the Effective Date, at every annual general meeting and in any unanimous resolution of shareholders of Resulting Issuer:

(A)	Alexander Coleman shall have the right to nominate one (1) person for election to the Board of Directors (“Sea Hunter Board Nominee”);

(B)	Joel Milton shall have the right to nominate one (1) person for election to the Board of Directors(“Baker Board Nominee”);

(C)	Michael Orr shall have the right to nominate one (1) person for election to the Board of Directors (“SVT Board Nominee”);

(D)	Justin Junda shall have the right to nominate one (1) person for election to the Board of Directors (“Briteside Board Nominee”, and together with the Sea Hunter Board Nominee, Baker Board Nominee and SVT Board Nominee, the “Designated Directors”); and

(E)	the Designated Directors nominated in accordance with subsections (A) through (D) above shall collectively nominate three additional Persons for election to the Resulting Issuer Board.

(iii)	The Resulting Issuer Board shall initially consist of Alexander Coleman, Michael Orr, Justin Junda (in their respective capacities as the first Sea Hunter Board Nominee, the first SVT Board Nominee and the first Briteside Board Nominee), the Baker Board Nominee, and three additional persons collectively nominated by such Designated Directors.

(iv)	The Transacting Parties shall procure that the Resulting Issuer shall enter into a nomination rights agreement with Alexander Coleman, Michael Orr, Joel Milton and Justin Junda (the “Designated Representatives”) (x) ensuring that nominees for the Resulting Issuer Board shall continue to be put forth on the slate of directors to be presented to shareholders of the Resulting Issuer for election at each annual meeting of shareholders of the Resulting Issuer in accordance with subsection (b)(ii) of this Section 4.5, and (y) providing for reasonable and legally valid successorship to the nomination rights of the Designated Representatives, in each case for a period of three (3) years following the completion of the Business Combination.

(c)	Alexander Coleman and Michael Orr will be the initial co-Chairmen of the Resulting Issuer Board. Mr. Orr’s role as co-Chairman will end twelve (12) months after the consummation of the Business Combination, with the option to continue in that role for an additional twelve (12) month term should he wish to do so.

(d)	The organizational and governing documents of the Resulting Issuer shall provide that Major Decisions of the Resulting Issuer will require the affirmative vote of the directors nominated to the Resulting Issuer Board from at least three of the four Designated Directors. The Resulting Issuer Board shall form all such committees it deems appropriate for the Resulting Issuer, such as a nominating committee for the purposes of nominating persons to the Resulting Issuer Board, and an acquisition committee for the purposes of evaluating and approving certain business acquisition transactions.

(e)	The Resulting Issuer shall operate as a single unified entity under the direction of the Resulting Issuer Board and the appointed executive officers. The Transacting Parties acknowledge that the constituent entities of the Resulting Issuer will not necessarily have control over business decisions of their respective business units.

4.6	Convertible Securities/Debt Instruments

(a)	During the Interim Period, each Transacting Party shall have the right to issue additional securities or debt instruments exercisable or convertible for the equity securities of such Transacting Party so long as the share allocations set forth in the Capitalization Table shall remain unchanged as a result thereof, and any such securities shall be, or shall convert into, Baker Capital Stock, Briteside Membership Interests, Sea Hunter Membership Interests, or SVT Shares, as applicable, effective as of immediately prior to the Nevada Holdco Closing (in the case of securities of Baker, Briteside or Sea Hunter) or the Effective Time (in the case of securities of SVT).

(b)	During the Interim Period, any actions required or permitted to be taken by Finco under this Agreement must be unanimously approved by the Finco Board and mutually agreed to by all of the Transacting Parties, acting reasonably. During the Interim Period, Finco shall have the right to issue Finco Subscription Receipts, at a price and on terms and conditions unanimously approved by the Finco Board and mutually agreed to by all of the Transacting Parties, each acting reasonably.

(c)	With the exception of the Employee Options, or except as otherwise contemplated or permitted by this Agreement, no (i) Baker Options, Baker Warrants, or other Baker Convertible Instruments (including any Baker SAFEs), (ii) Briteside Options, Briteside Warrants, or other Briteside Convertible Instruments, or (iii) Sea Hunter Options, Sea Hunter Warrants or other or Sea Hunter Convertible Instruments, shall be issued or outstanding immediately prior to the Baker Merger, Briteside Contribution, and Sea Hunter Contribution. The Employee Options outstanding as of the Effective Time shall be exchanged for Nevada Holdco Replacement Options pursuant to the applicable Contemporaneous Agreements, and such Nevada Holdco Replacement Options shall be exchanged for Resulting Issuer Replacement Options for Compressed Shares as part of the Business Combination, in accordance with the Nevada Holdco Share Exchange Ratio and any applicable adjustments. It is intended that U.S. Treas. Reg. Secs. 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) apply to such exchange of Employee Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Nevada Holdco Replacement Option will be increased such that the In-The-Money Amount of the Nevada Holdco Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the Employee Option immediately before the exchange in accordance with the foregoing Treasury Regulations.

(d)	All SVT Options outstanding as of the Effective Time shall be exchanged for Resulting Issuer Replacement Options for Common Shares as part of the SVT Component of the Business Combination, in accordance with the SVT Share Exchange Ratio and any applicable adjustments. All SVT Warrants shall automatically convert to warrants to acquire Resulting Issuer Common Shares as part of the SVT Component of the Business Combination in accordance with the SVT Share Exchange Ratio and any applicable adjustments.

(e)	Notwithstanding this Section 4.6 or any other provision of this Agreement to the contrary, no Party shall have the right to issue additional securities or debt instruments pursuant to Section 4.6 if such issuance, viewed together with all of the transactions consummated in connection with the Business Combination, would materially and adversely impact the intended tax treatment set forth in Section 2.15.

4.7	Loan Facility and Intercompany Indebtedness

Baker, Briteside, and Sea Hunter are parties to the Loan Facility. Simultaneously with the funding of the Loan Facility, Baker shall execute one or more unsecured promissory notes to Briteside and Sea Hunter, as applicable, evidencing Baker’s indebtedness under the Loan Facility all on the terms and conditions set forth in the Loan Facility.

4.8	Sea Hunter Holdings Distribution of Resulting Issuer Compressed Shares

Following the Effective Time, Sea Hunter Holdings intends to make a distribution in kind to all of its members without requiring any of such members to place their Resulting Issuer Compressed Shares in escrow or otherwise be subject to a lockup or other restrictions on sale or transfer, except for Resulting Issuer Compressed Shares that, upon such distribution, would be held by (a) owners of 10% or greater of the issued and outstanding Resulting Issuer Compressed Shares, or (b) those persons who will become officers and directors of the Resulting Issuer.

4.9	Access to Information

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, each Party shall, and shall cause their respective Representatives to afford to each other Party and to Representatives of each other Party such access as each other Party may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish each other Party with all data and information as the other Party may reasonably request and the Parties acknowledge and agree that information furnished pursuant to this Section 4.9 shall be subject to the terms and conditions of the Confidentiality Agreements. Notwithstanding the foregoing, the Parties agree that to the extent that for certain financings and acquisitions pursuant to which a Party’s securities may be issued as consideration, may require a Party to disclose certain financial information contained in this Agreement, such disclosure may be made with the consent of all the other Parties, acting reasonably.

4.10	Notices of Certain Events

(a)	Notwithstanding that during the Interim Period, each Transacting Party shall be permitted to hire and manage employee compensation in the ordinary course of business, each Transacting Party must give prior written notification to all other Transacting Parties prior to hiring any additional senior employees. Each Transacting Party further agrees that there shall not be any severance, bonuses, or salary increases that extend past completion of the Transaction granted to the Key Employees who are to sign employment agreements relating to the Resulting Issuer. Each Transacting Party shall procure that any balloon, lump sum or bonus payments that would otherwise be due and payable by any Transacting Party upon the consummation of the Transaction shall be waived taking into account Section 409A of the Code.

(b)	Each Transacting Party will give prompt notice to the others of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	reasonably cause any of the conditions precedent as set forth in Sections 3.2(b)-(e), 3.3(b)-(e), 3.4(b)-(e), 3.5(b)-(e) and 3.6(b)-(e), to fail or be unsatisfied as of the time of the Nevada Holdco Closing or the Effective Time and that would result in the failure of the conditions relating thereto in (A) with respect to Baker, Sections 3.3(c), 3.4(c), 3.5(b) and 3.6(b); (B) with respect to Briteside, Sections 3.2(c), 3.4(d), 3.5(c) and 3.6(c); (C) with respect to SVT, Sections 3.2(b), 3.3(b), 3.4(b) and 3.6(e); (D) with respect to Sea Hunter, Sections 3.2(d), 3.3(d), 3.5(d) and 3.6(d) and (E) with respect to Finco, Sections 3.2(e), 3.3(e), 3.4(e) and 3.5(e), as the case may be; or

(ii)	result in the material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect the remedies available hereunder to the Transacting Parties receiving that notice.

(c)	No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 5.2(a)(iii)(H), Section 5.2(a)(iv)(H), Section 5.2(a)(v)(H), or Section 5.2(a)(vi)(H) and no payments are payable as a result of such termination pursuant to Section 5.3 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the Party who is alleged to have breached covenants, representations and warranties or other matters, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Parties delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that the Party who is alleged to have breached covenants, representations and warranties or other matters, is proceeding diligently to cure such matter and such matter is capable of being cured, no other Party may terminate this Agreement unless such matter shall not have been cured within 30 days after such notice was delivered.

4.11	Indemnification; Insurance

(a)	Each Transacting Party agrees that all rights to indemnification, advancement of expenses and exculpation by any of SVT, Sea Hunter, Briteside or Baker now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date an officer, director or manager of such Transacting Party or any of its Subsidiaries as provided in the constituent documents of such Transacting Party or its applicable Subsidiary, in each case as in effect on the date of this Agreement, or pursuant to any other Contract in effect on the date hereof and disclosed in the Schedules to this Agreement, shall be assumed by the Resulting Issuer in the Business Combination, without further action, at the Effective Time and shall survive the Business Combination and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)	For six years after the Effective Time, to the fullest extent permitted under applicable Law, the Parties agree that the Resulting Issuer (the “Indemnifying Party”) shall indemnify, defend, and hold harmless any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date an officer, director or manager of (i) any Transacting Party or any of its Subsidiaries, or (ii) any other party to any Contemporaneous Agreement (each an “Indemnified Party”), against all Liabilities arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Liabilities as such expenses are incurred, subject to the Resulting Issuer’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

(c)	The Transacting Parties agree that the Resulting Issuer shall (i) use its best efforts to obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with market standard (as established by a reputable national insurance brokerage firm with expertise in D&O insurance) coverage, amounts and terms and conditions, and covering each of the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement), or (ii) pay the premium for any such reasonable coverage obtained prior to the Effective Time by any Transacting Party.

(d)	The obligations of the Resulting Issuer under this Section 4.11 shall survive the consummation of the Business Combination and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 4.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 4.11 applies shall be third party beneficiaries of this Section 4.11, each of whom may enforce the provisions of this Section 4.11).

(e)	In the event the Resulting Issuer or any of its successors or assigns: (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation, amalgamation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Resulting Issuer shall assume all of the obligations set forth in this Section 4.11. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ or managers’ and officers’ insurance claims under any policy that is or has been in existence with respect to any of SVT, Sea Hunter, Briteside or Baker or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 4.11 is not prior to, or in substitution for, any such claims under any such policies.

4.12	Release

Effective as of the Effective Date, except for any rights or obligations under this Agreement and the other agreements entered into in connection herewith, each Transacting Party, on behalf of itself and each of its Subsidiaries and affiliates and their respective past, present and future directors, managers, partners, members, equityholders, officers, employees, predecessors, successors, assigns and insurers (collectively, in such capacity, the “Releasing Parties”) hereby irrevocably and unconditionally releases and forever discharges each other Transacting Party and its affiliates and their respective past, present and future directors, managers, partners, members, equityholders, officers, employees, predecessors, successors, assigns, executors, trustees, legal representatives and heirs (collectively, in such capacity, the “Released Parties”) of and from any and all duties, debts, covenants, contracts, Liabilities and Claims, of any nature whether in law or in equity that any Releasing Party may have now or in the future against any Released Party, in each case in respect of the Released Parties in their capacity as direct or indirect equityholders, partners, managers, directors, officers, employees or consultants of the applicable Transacting Party or its affiliates on or prior to the Effective Date (the “Released Claims”). Each Releasing Party further agrees that it shall not make or institute any Claim based upon, arising out of or relating to any of the Released Claims, participate, assist or cooperate in any such Claim, or encourage, assist or solicit any third party to make or institute any such Claim.

4.13	Acquisitions

(a)	Except for those Acquisitions described on Schedule “Q”, a Transacting Party shall give prompt notice to the other Transacting Parties at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, of any Acquisitions with an aggregate price in excess of US$5 million proposed to be consummated by such Transacting Party, and all such Acquisitions must be consented to in advance by at least two (2) out of the three (3) other Transacting Parties, acting reasonably.

(b)	The terms of any Acquisition may provide for, as consideration for such Acquisition, the issuance of securities of a Transacting Party (“Acquisition Securities”) including: (i) Baker Shares, Briteside Membership Interests, Sea Hunter Membership Interests, SVT Shares, as applicable, which shall be exchanged for Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as applicable, under the Business Combination; (ii) other convertible securities of a Transacting Party, as Transacting Parties may approve, provided that such convertible securities provide for an automatic conversion thereof into Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be; and/or (iii) an agreement to increase the consideration for the Acquisition in an amount not to exceed the difference in between (A) if greater, the value of the Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, at a conversion price measured by reference to the 10-day volume weighted average price of the Resulting Issuer Common Shares on the CSE immediately following the tenth Business Day after the consummation of the Business Combination and (B) the value of the Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, issued in the Acquisition.

(c)	Except as contemplated in Section 4.6(a), the Transacting Parties agree that the issuance of the Acquisition Securities in an Acquisition contemplated in Section 4.13(b) shall effectively dilute each Transacting Party’s Proportionate Interest, after giving effect to the issuance of the Acquisition Securities.

(d)	Notwithstanding the foregoing, no Transacting Party shall close an Acquistion (including those Acquisitions described on Schedule “Q”) that would prevent the Section 351 Transactions from qualifying as tax-deferred transactions within the meaning of Section 351 of the Code.

ARTICLE 5

TERM, TERMINATION, AMENDMENT AND WAIVER

5.1	Term

This Agreement shall be effective from the date hereof until the earlier of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms.

5.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding the Nevada Holdco Shareholder Approval, the SVT Shareholder Approval, and/or approval by the Court, as applicable):

(i)	by mutual written agreement of Transacting Parties;

(ii)	by SVT, Baker, Briteside, or Sea Hunter, if:

(A)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 5.2(a)(ii)(A) shall not be available to any Transacting Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a substantial cause of the failure of the Effective Time to occur by such Outside Date;

(B)	after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the transactions contemplated in the Contemporaneous Agreements, the Continuance, the SVT Continuance or the Business Combination illegal or otherwise prohibited or enjoins SVT, Baker, Briteside, or Sea Hunter from consummating the transactions contemplated in the Contemporaneous Agreements, the Continuance or the Business Combination and such applicable Law or enjoinment shall have become final and non-appealable;

(C)	(I) a failure to perform any covenant on the part of any Party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 3.1 not to be satisfied, and (II) the Transacting Party or Parties initiating such termination (x) shall have reasonably determined that such conditions are incapable of being satisfied by the Outside Date and (y) are not then in breach of this Agreement so as to cause any condition in Section 3.1 not to be satisfied;

(D)	SVT Shareholder Approval shall not have been obtained at the SVT Meeting in accordance with the Interim Order; or

(E)	Nevada Holdco Securityholder Approval shall not have been obtained at the Nevada Holdco Meeting in accordance with the Interim Order;

(iii)	by Baker if:

(A)	prior to the Effective Time: (1) subject to Sections 4.1(e) and 4.1(g), the SVT Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Baker, or fails to publicly reaffirm its recommendation of the SVT Component of the Business Combination and the other transactions contemplated hereby to which SVT is a party within three (3) calendar days (and in any case prior to the SVT Meeting) after having been requested in writing by Baker, to do so (an “SVT Change in Recommendation for Baker”); (2) the SVT Board shall have approved or recommended any Acquisition Proposal; or (3) SVT shall have breached Section 4.1 in any material respect;

(B)	prior to the Effective Time: (1) subject to Sections 4.3(e) and 4.3(g), the Briteside Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Baker, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Briteside is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by Baker, to do so (a “Briteside Change in Recommendation for Baker”); (2) the Briteside Board shall have approved or recommended any Acquisition Proposal; or (3) Briteside shall have breached Section 4.3 in any material respect;

(C)	prior to the Effective Time: (1) subject to Sections 4.4(e) and 4.4(g), the Sea Hunter Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Baker, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Sea Hunter is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by Baker, to do so (a “Sea Hunter Change in Recommendation for Baker”); (2) the Sea Hunter Board shall have approved or recommended any Acquisition Proposal; or (3) Sea Hunter shall have breached Section 4.4 in any material respect;

(D)	a breach of any representation or warranty of SVT, Briteside or Sea Hunter set forth in any of Schedule “C”, “E”, or “F”, as applicable, or failure to perform any covenant or agreement on the part of SVT, Briteside or Sea Hunter, as applicable, set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 3.2(a) to Section 3.2(g) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Baker, and provided that Baker is not then in breach of this Agreement so as to cause any condition in Section 3.2(a) to Section 3.2(g) not to be satisfied;

(E)	Baker has been notified in writing by SVT of an SVT Proposed Agreement in accordance with Section 4.1(e), and either: (i) Baker, Briteside, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the SVT Proposed Agreement to Baker, Briteside, and Sea Hunter; or (ii) Baker, Briteside, and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.1(f) but the SVT Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the SVT Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by Baker, Briteside, and Sea Hunter;

(F)	Baker has been notified in writing by Briteside of a Briteside Proposed Agreement in accordance with Section 4.3(e), and either: (i) SVT, Baker, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Briteside Proposed Agreement to SVT, Baker, and Sea Hunter; or (ii) SVT, Baker, and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.3(f) but the Briteside Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Briteside Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Baker, and Sea Hunter;

(G)	Baker has been notified in writing by Sea Hunter of a Sea Hunter Proposed Agreement in accordance with Section 4.4(e), and either: (i) SVT, Baker, and Briteside do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Sea Hunter Proposed Agreement to SVT, Baker, and Briteside; or (ii) SVT, Baker, and Briteside deliver amended Business Combination proposals pursuant to Section 4.4(f) but the Sea Hunter Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Sea Hunter Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Baker, and Briteside;

(H)	it shall have notified the other Parties that it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 4.2(d)), subject to compliance with Section 4.2 in all material respects and provided that no termination under this Section 5.2(a)(iii)(H) shall be effective unless and until Baker shall have paid to SVT, Briteside and Sea Hunter the amount required to be paid pursuant to Section 5.3;

(I)	SVT has been denied a Licensed Producer license from Health Canada;

(J)	there shall have occurred a Briteside Material Adverse Effect, a Sea Hunter Material Adverse Effect, an SVT Material Adverse Effect and/or a Finco Material Adverse Effect;

(K)	a Party has received notice of the existence of SVT Dissenting Shareholders and/or Nevada Holdco Dissenting Shareholders who would hold more than 5% of the equity of the Resulting Issuer on an as-converted basis;

(L)	other than in connection with the halt of the SVT Shares due to the dissemination of the press release announcing the Transacting Parties entered into a binding letter of intent in respect of the Business Combination, the SVT Shares have been suspended for longer than 30 days; or

(M)	the SVT Shares have been de-listed from the CSE.

(iv)	by Briteside if:

(A)	prior to the Effective Time: (1) subject to Sections 4.1(e) and 4.1(g), the SVT Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Briteside, or fails to publicly reaffirm its recommendation of this Agreement and the SVT Component of the Business Combination and the other transactions contemplated hereby to which SVT is a party within three (3) calendar days (and in any case prior to the SVT Meeting) after having been requested in writing by Briteside, to do so (a “SVT Change in Recommendation for Briteside”); (2) the SVT Board shall have approved or recommended any Acquisition Proposal; or (3) SVT shall have breached Section 4.1 in any material respect;

(B)	prior to the Effective Time: (1) subject to Sections 4.2(e) and 4.2(g), the Baker Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Briteside, or fails to publicly reaffirm its recommendation of this Agreement and the Business Combination and the other transactions contemplated hereby to which Baker is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by Briteside, to do so (a “Baker Change in Recommendation for Briteside”); (2) the Baker Board shall have approved or recommended any Acquisition Proposal; or (3) Baker shall have breached Section 4.2 in any material respect;

(C)	prior to the Effective Time: (1) subject to Sections 4.4(e) and 4.4(g), the Sea Hunter Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Briteside, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Sea Hunter is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by Briteside, to do so (a “Sea Hunter Change in Recommendation for Briteside”); (2) the Sea Hunter Board shall have approved or recommended any Acquisition Proposal; or (3) Sea Hunter shall have breached Section 4.4 in any material respect;

(D)	a breach of any representation or warranty of SVT, Baker or Sea Hunter set forth in any of Schedule “C”, “D”, or “F”, as applicable, or failure to perform any covenant or agreement on the part of SVT, Baker or Sea Hunter, as applicable, set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 3.3(a) to Section 3.3(g) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Briteside, and provided that Briteside is not then in breach of this Agreement so as to cause any condition in Section 3.3(a) to Section 3.3(g) not to be satisfied;

(E)	Briteside has been notified in writing by SVT of an SVT Proposed Agreement in accordance with Section 4.1(e), and either: (i) Baker, Briteside, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the SVT Proposed Agreement to Baker, Briteside, and Sea Hunter; or (ii) Baker, Briteside, and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.1(f) but the SVT Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the SVT Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by Baker, Briteside, and Sea Hunter;

(F)	Briteside has been notified in writing by Baker of a Baker Proposed Agreement in accordance with Section 4.2(e), and either: (i) SVT, Briteside, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Baker Proposed Agreement to SVT, Briteside, and Sea Hunter; or (ii) SVT, Briteside, and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.2(f) but the Baker Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Baker Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Briteside, and Sea Hunter;

(G)	Briteside has been notified in writing by Sea Hunter of a Sea Hunter Proposed Agreement in accordance with Section 4.4(e), and either: (i) SVT, Baker, and Briteside do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Sea Hunter Proposed Agreement to SVT, Baker, and Briteside; or (ii) SVT, Baker, and Briteside deliver amended Business Combination proposals pursuant to Section 4.4(f) but the Sea Hunter Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Sea Hunter Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Baker, and Briteside;

(H)	it shall have notified the other Parties that it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 4.3(d)), subject to compliance with Section 4.3 in all material respects and provided that no termination under this Section 5.2(a)(iv)(H) shall be effective unless and until Briteside shall have paid to SVT, Baker and Sea Hunter the amount required to be paid pursuant to Section 5.3;

(I)	SVT has been denied a Licensed Producer license from Health Canada;

(J)	there shall have occurred a Baker Material Adverse Effect, a Sea Hunter Material Adverse Effect, an SVT Material Adverse Effect and/or a Finco Material Adverse Effect;

(K)	a Party has received notice of the existence of SVT Dissenting Shareholders and/or Nevada Holdco Dissenting Shareholders who would hold more than 5% of the equity of the Resulting Issuer on an as-converted basis;

(L)	other than in connection with the halt of the SVT Shares due to the dissemination of the press release announcing the Transacting Parties entered into a binding letter of intent in respect of the Business Combination, the SVT Shares have been suspended for longer than 30 days; or

(M)	the SVT Shares have been de-listed from the CSE.

(v)	by Sea Hunter if:

(A)	prior to the Effective Time: (1) subject to Sections 4.1(e) and 4.1(g), the SVT Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Sea Hunter, or fails to publicly reaffirm its recommendation of the SVT Component of the Business Combination and the other transactions contemplated hereby to which SVT is a party within three (3) calendar days (and in any case prior to the SVT Meeting) after having been requested in writing by Sea Hunter, to do so (a “SVT Change in Recommendation for Sea Hunter”); (2) the SVT Board shall have approved or recommended any Acquisition Proposal; or (3) SVT shall have breached Section 4.1 in any material respect;

(B)	prior to the Effective Time: (1) subject to Sections 4.2(e) and 4.2(g), the Baker Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Sea Hunter, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Baker is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by Sea Hunter, to do so (a “Baker Change in Recommendation for Sea Hunter”); (2) the Baker Board shall have approved or recommended any Acquisition Proposal; or (3) Baker shall have breached Section 4.2 in any material respect;

(C)	prior to the Effective Time: (1) subject to Sections 4.3(e) and 4.3(g), the Briteside Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Sea Hunter, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Briteside is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by Sea Hunter, to do so (a “Briteside Change in Recommendation for Sea Hunter”); (2) the Briteside Board shall have approved or recommended any Acquisition Proposal; or (3) Briteside shall have breached Section 4.3 in any material respect;

(D)	a breach of any representation or warranty of SVT, Baker or Briteside set forth in any of Schedule “C”, “D”, or “E”, as applicable, or failure to perform any covenant or agreement on the part of SVT, Baker or Briteside, as applicable, set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 3.4(a) to Section 3.4(g) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Sea Hunter, and provided that Sea Hunter is not then in breach of this Agreement so as to cause any condition in Section 3.4(a) or Section 3.4(g) not to be satisfied;

(E)	Sea Hunter has been notified in writing by SVT of an SVT Proposed Agreement in accordance with Section 4.1(e), and either: (i) Baker, Briteside, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the SVT Proposed Agreement to Baker, Briteside, and Sea Hunter; or (ii) Baker, Briteside, and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.1(f) but the SVT Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the SVT Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by Baker, Briteside, and Sea Hunter;

(F)	Sea Hunter has been notified in writing by Baker of a Baker Proposed Agreement in accordance with Section 4.2(e), and either: (i) SVT, Briteside, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Baker Proposed Agreement to SVT, Briteside, and Sea Hunter; or (ii) SVT, Briteside, and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.2(f) but the Baker Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Baker Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Briteside, and Sea Hunter;

(G)	Sea Hunter has been notified in writing by Briteside of a Briteside Proposed Agreement in accordance with Section 4.3(e), and either: (i) SVT, Baker, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Briteside Proposed Agreement to SVT, Baker, and Sea Hunter; or (ii) SVT, Baker, and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.3(f) but the Briteside Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Briteside Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Baker, and Sea Hunter;

(H)	it shall have notified the other Parties that it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 4.4(d)), subject to compliance with Section 4.4 in all material respects and provided that no termination under this Section 5.2(a)(v)(H) shall be effective unless and until Sea Hunter shall have paid to SVT, Baker and Briteside the amount required to be paid pursuant to Section 5.3;

(I)	SVT has been denied a Licensed Producer license from Health Canada;

(J)	there shall have occurred a Baker Material Adverse Effect, a Briteside Material Adverse Effect, an SVT Material Adverse Effect and/or a Finco Material Adverse Effect;

(K)	a Party has received notice of the existence of SVT Dissenting Shareholders and/or Nevada Holdco Dissenting Shareholders who would hold more than 5% of the equity of the Resulting Issuer on an as-converted basis;

(L)	other than in connection with the halt of the SVT Shares due to the dissemination of the press release announcing the Transacting Parties entered into a binding letter of intent in respect of the Business Combination, the SVT Shares have been suspended from trading for longer than 30 days; or

(M)	the SVT Shares have been de-listed from the CSE.

(vi)	by SVT if:

(A)	prior to the Effective Time: (1) subject to Sections 4.2(e) and 4.2(g), the Baker Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to SVT, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Baker is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by SVT, to do so (a “Baker Change in Recommendation for SVT”); (2) the Baker Board shall have approved or recommended any Acquisition Proposal; or (3) Baker shall have breached Section 4.2 in any material respect;

(B)	prior to the Effective Time: (1) subject to Sections 4.3(e) and 4.3(g), the Briteside Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to SVT, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Briteside is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by SVT, to do so (a “Briteside Change in Recommendation for SVT”); (2) the Briteside Board shall have approved or recommended any Acquisition Proposal; or (3) Briteside shall have breached Section 4.3 in any material respect;

(C)	prior to the Effective Time: (1) subject to Sections 4.4(e) and 4.4(g), the Sea Hunter Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to SVT, or fails to publicly reaffirm its recommendation of the Business Combination and the other transactions contemplated hereby to which Sea Hunter is a party within three (3) calendar days (and in any case prior to the Nevada Holdco Meeting) after having been requested in writing by SVT, to do so (a “Sea Hunter Change in Recommendation for SVT”); (2) the Sea Hunter Board shall have approved or recommended any Acquisition Proposal; or (3) Sea Hunter shall have breached Section 4.4 in any material respect;

(D)	a breach of any representation or warranty of Baker, Briteside, or Sea Hunter set forth in any of Schedule “D”, “E”, or “F”, as applicable, or failure to perform any covenant or agreement on the part of Baker, Briteside, or Sea Hunter, as applicable, set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 3.2(a) to 3.2(g), 3.3(a) to 3.3(g) and 3.4(a) to 3.4(g) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by SVT, and provided that SVT is not then in breach of this Agreement so as to cause any condition in Section 3.2(a) to 3.2(g), 3.3(a) to 3.3(g) and 3.4(a) to 3.4(g) not to be satisfied;

(E)	SVT has been notified in writing by Baker of a Baker Proposed Agreement in accordance with Section 4.2(e), and either: (i) SVT, Briteside, and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Baker Proposed Agreement to SVT, Briteside and Sea Hunter; or (ii) SVT, Briteside and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.2(f) but the Baker Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Baker Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Briteside and Sea Hunter;

(F)	SVT has been notified in writing by Briteside of a Briteside Proposed Agreement in accordance with Section 4.3(e), and either: (i) SVT, Baker and Sea Hunter do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Briteside Proposed Agreement to SVT, Baker and Sea Hunter; or (ii) SVT, Baker and Sea Hunter deliver amended Business Combination proposals pursuant to Section 4.3(f) but the Briteside Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Briteside Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Baker and Sea Hunter;

(G)	SVT has been notified in writing by Sea Hunter of a Sea Hunter Proposed Agreement in accordance with Section 4.4(e), and either: (i) SVT, Baker and Briteside do not deliver an amended Business Combination proposal within ten (10) Business Days of delivery of the Sea Hunter Proposed Agreement to SVT, Baker and Briteside; or (ii) SVT, Baker and Briteside deliver amended Business Combination proposals pursuant to Section 4.4(f) but the Sea Hunter Board determines following the conclusion of such ten (10) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Sea Hunter Proposed Agreement continues to be a Superior Proposal in comparison to the amended Business Combination terms offered by SVT, Baker and Briteside;

(H)	it shall have notified the other Parties that it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 4.1(d)), subject to compliance with Section 4.1 in all material respects and provided that no termination under this Section 5.2(a)(vi)(H) shall be effective unless and until SVT shall have paid to Baker, Briteside, and Sea Hunter the amount required to be paid pursuant to Section 5.3;

(I)	there shall have occurred a Baker Material Adverse Effect, a Briteside Material Adverse Effect, a Sea Hunter Material Adverse Effect and/or a Finco Material Adverse Effect; or

(J)	a Party has received notice of the existence of SVT Dissenting Shareholders and/or Nevada Holdco Dissenting Shareholders who would hold more than 5% of the equity of the Resulting Issuer on an as-converted basis.

(b)	The Transacting Party desiring to terminate this Agreement pursuant to this Section 5.2 (other than pursuant to Section 5.2(a)(i)) shall give notice of such termination to the other Transacting Parties, specifying in reasonable detail the basis for such Transacting Party’s exercise of its termination right.

(c)	If this Agreement is terminated pursuant to this Section 5.2, this Agreement, together with all other Contemporaneous Agreements and the Plan of Arrangement, shall become void and be of no further force or effect without liability of any Transacting Party or party (or any shareholder, director, officer, employee, agent, consultant or representative of such Transacting Party or party) to any other Transacting Party hereto or party thereto, except that the provisions of this Section 5.2(c), Section 5.3 and Article 6 and all related definitions set forth in Section 1.1 shall survive any termination hereof pursuant to Section 5.2.

5.3	Expenses and Termination Fees

(a)	Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Transacting Party incurring such fees, costs or expenses.

(b)	Notwithstanding Section 5.3(a), any fees, costs and expenses relating to any applications, notices, consents, and documentation required under the HSR Act and the Investment Canada Act shall be split equally between the Parties, despite one Party paying such fee, cost, or expense upfront.

(c)	For the purposes of this Agreement, “SVT Termination Fee Event” means the termination of this Agreement:

(i)	by Baker pursuant to Section 5.2(a)(iii)(A) (but not including a termination by Baker pursuant to Section 5.2(a)(iii)(A) in circumstances where the SVT Change in Recommendation for Baker resulted from the occurrence of a Baker Material Adverse Effect), or Section 5.2(a)(iii)(E), in either case, prior to the SVT Meeting;

(ii)	by Briteside pursuant to Section 5.2(a)(iv)(A) (but not including a termination by Briteside pursuant to Section 5.2(a)(iv)(A) in circumstances where the SVT Change in Recommendation for Briteside resulted from the occurrence of a Briteside Material Adverse Effect), or Section 5.2(a)(iv)(E), in either case, prior to the SVT Meeting;

(iii)	by Sea Hunter pursuant to Section 5.2(a)(v)(A) (but not including a termination by Sea Hunter pursuant to Section 5.2(a)(v)(A) in circumstances where the SVT Change in Recommendation for Sea Hunter resulted from the occurrence of a Sea Hunter Material Adverse Effect), or Section 5.2(a)(v)(E), in either case, prior to the SVT Meeting; or

(iv)	by SVT pursuant to Section 5.2(a)(vi)(H).

If an SVT Termination Fee Event occurs pursuant to Section 5.3(c)(i) – Section 5.3(c)(iv), SVT shall pay the Termination Fee to Baker, Briteside and Sea Hunter, calculated according to each Transacting Party’s Proportionate Interest in the Resulting Issuer by wire transfer of immediately available funds, prior to or simultaneously with the termination of this Agreement.

(d)	For the purposes of this Agreement, “Baker Termination Fee Event” means the termination of this Agreement:

(i)	by SVT pursuant to Section 5.2(a)(vi)(A) (but not including a termination by SVT pursuant to Section 5.2(a)(vi)(A) in circumstances where the Baker Change in Recommendation for SVT resulted from the occurrence of an SVT Material Adverse Effect), or Section 5.2(a)(vi)(E), in either case, prior to the Nevada Holdco Meeting;

(ii)	by Briteside pursuant to Section 5.2(a)(iv)(B) (but not including a termination by Briteside pursuant to Section 5.2(a)(iv)(B) in circumstances where the Baker Change in Recommendation for Briteside resulted from the occurrence of a Briteside Material Adverse Effect), or Section 5.2(a)(iv)(F), in either case, prior to the Nevada Holdco Meeting;

(iii)	by Sea Hunter pursuant to Section 5.2(a)(v)(B) (but not including a termination by Sea Hunter pursuant to Section 5.2(a)(v)(B) in circumstances where the Baker Change in Recommendation for Sea Hunter resulted from the occurrence of a Sea Hunter Material Adverse Effect), or Section 5.2(a)(v)(F), in either case, prior to the Nevada Holdco Meeting; or

(iv)	by Baker pursuant to Section 5.2(a)(iii)(H).

If a Baker Termination Fee Event occurs pursuant to Section 5.3(d)(i) – Section 5.3(d)(iv), Baker shall pay the Termination Fee to SVT, Briteside and Sea Hunter, calculated according to each Transacting Party’s Proportionate Interest in the Resulting Issuer by wire transfer of immediately available funds.

(e)	For the purposes of this Agreement, “Briteside Termination Fee Event” means the termination of this Agreement:

(i)	by SVT pursuant to Section 5.2(a)(vi)(B) (but not including a termination by SVT pursuant to Section 5.2(a)(vi)(B) in circumstances where the Briteside Change in Recommendation for SVT resulted from the occurrence of an SVT Material Adverse Effect), or Section 5.2(a)(vi)(F), in either case, prior to the Nevada Holdco Meeting;

(ii)	by Baker pursuant to Section 5.2(a)(iii)(B) (but not including a termination by Baker pursuant to Section 5.2(a)(iii)(B) in circumstances where the Briteside Change in Recommendation for Baker resulted from the occurrence of a Baker Material Adverse Effect), or Section 5.2(a)(iii)(F), in either case, prior to the Nevada Holdco Meeting;

(iii)	by Sea Hunter pursuant to Section 5.2(a)(v)(C) (but not including a termination by Sea Hunter pursuant to Section 5.2(a)(v)(C) in circumstances where the Briteside Change in Recommendation for Sea Hunter resulted from the occurrence of a Sea Hunter Material Adverse Effect), or Section 5.2(a)(v)(G), in either case, prior to the Nevada Holdco Meeting; or

(iv)	by Briteside pursuant to Section 5.2(a)(iv)(H).

If a Briteside Termination Fee Event occurs pursuant to Section 5.3(e)(i) – Section 5.3(e)(iv), Briteside shall pay the Termination Fee to SVT, Baker and Sea Hunter, calculated according to each Transacting Party’s Proportionate Interest in the Resulting Issuer by wire transfer of immediately available funds.

(f)	For the purposes of this Agreement, “Sea Hunter Termination Fee Event” means the termination of this Agreement:

(i)	by SVT pursuant to Section 5.2(a)(vi)(C) (but not including a termination by SVT pursuant to Section 5.2(a)(vi)(C) in circumstances where the Sea Hunter Change in Recommendation for SVT resulted from the occurrence of an SVT Material Adverse Effect), or Section 5.2(a)(vi)(G), in either case, prior to the Nevada Holdco Meeting;

(ii)	by Baker pursuant to Section 5.2(a)(iii)(C) (but not including a termination by Baker pursuant to Section 5.2(a)(iii)(C) in circumstances where the Sea Hunter Change in Recommendation for Baker resulted from the occurrence of a Baker Material Adverse Effect), or Section 5.2(a)(iii)(G), in either case, prior to the Nevada Holdco Meeting;

(iii)	by Briteside pursuant to Section 5.2(a)(iv)(C) (but not including a termination by Briteside pursuant to Section 5.2(a)(iv)(C) in circumstances where the Sea Hunter Change in Recommendation for Briteside resulted from the occurrence of a Briteside Material Adverse Effect), or Section 5.2(a)(iv)(G), in either case, prior to the Nevada Holdco Meeting; or

(iv)	by Sea Hunter pursuant to Section 5.2(a)(v)(H).

If a Sea Hunter Termination Fee Event occurs pursuant to Section 5.3(e)(i) – Section 5.3(e)(iv), Sea Hunter shall pay the Termination Fee to SVT, Baker and Briteside, calculated according to each Transacting Party’s Proportionate Interest in the Resulting Issuer by wire transfer of immediately available funds.

(g)	Finco acknowledges and the Transacting Parties agree that if this Agreement is terminated pursuant to Section 5.2, Finco shall be dissolved, liquidated and wound up, and its assets shall be returned to the Finco Subscription Receipt Holders in accordance with the applicable provisions set out in the Finco Subscription Receipts.

(h)	For clarity, the Termination Fee shall only be paid once pursuant to this Section 5.3. Each of the Transacting Parties acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Transacting Parties would not enter into this Agreement. Each Transacting Party acknowledges that all of the payment amounts set out in this Section 5.3 are payments in consideration for the disposition or rights under this Agreement and represent payments of liquidated damages which are a genuine pre-estimate of the damages, which the Transacting Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of SVT, Baker, Briteside, and Sea Hunter irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Transacting Party agrees that, upon any termination of this Agreement under circumstances where SVT, Baker, Briteside, or Sea Hunter is entitled to its respective proportion of the Termination Fee as set forth herein and such respective portion of the Termination Fee is paid in full, SVT, Baker, Briteside, or Sea Hunter, as the case may be, shall be precluded from any other remedy against the other Transacting Parties at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Transacting Parties or any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, provided, however that payment by a Transacting Party of the Termination Fee shall not be in lieu of any damages or any other payment or remedy available in the event of any willful or intentional breach by such Transacting Party of any of its obligations under this Agreement.

5.4	Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Nevada Holdco Meeting and the SVT Meeting but not later than the Effective Time, be amended by mutual written agreement of all of the Parties and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

5.5	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all other Parties whose obligations are not being extended or waived and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 6

GENERAL PROVISIONS

6.1	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by electronic means (by electronic mail, or other similar method of delivery, provided that in the case of delivery by electronic mail or similar method of delivery such delivery is confirmed by reply or “read receipt” or similar method) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)           if to SVT:

Santé Veritas Holdings Inc.

2 Bloor Street West, Suite 1911
Toronto, ON M4W 3E2

Canada

Attention:	Michael Orr, Executive Chairman
Email:	[*]

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202-5549

USA

Attention:	Ken Sam
Email:	[*]

and with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
40 King Street West, Suite 2100
Toronto, ON M5H 3C2

Canada

Attention:	Cathy Mercer
Email:	[*]

(b)	if to Baker:

Baker Technologies, Inc.
2399 Blake Street, Suite 100
Denver, CO 80205
USA

Attention: Joel Milton, Chief Executive Officer
Email: [*]

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza
New York, NY 10112
USA

Attention: Shon Glusky

Email: [*]

and with a copy (which shall not constitute notice) to:

Bennett Jones LLP

3400 One First Canadian Place, P.O. Box 130

Toronto, ON, M5X 1A4

Canada

Attention: Kristopher Hanc
Email: [*]

(c)	if to Briteside:

Briteside Holdings, LLC
1724 Central Avenue
Chattanooga, TN 37408
USA

Attention: Justin Junda

Email: [*]

with a copy (which shall not constitute notice) to:

Hurst & Cromie PLLC

832 Georgia Avenue, Suite 510

Chattanooga, TN 37402

USA

Attention: Jamey Hurst

Email: [*]

and with a copy (which shall not constitute notice) to:

McMillan LLP

Royal Centre

1055 West Georgia Street, Suite 1500

P.O. Box 11117

Vancouver, BC V6E 4N7

Canada

Attention: Herbert Ono

Email: [*]

(d)	if to Sea Hunter:

Sea Hunter Therapeutics, LLC
1300 Elizabeth Avenue

West Palm Beach, FL 33401
USA

Attention: Alexander P. Coleman

Email: [*]

with a copy (which shall not constitute notice) to:

Jones Day

77 West Wacker Drive, Suite 3500

Chicago, IL 60601-1692

USA

Attention: Eric Berlin

Email: [*]

(e)       if to Finco:

1167411 B.C. Ltd.

40 King Street West, Suite 2100

Toronto, ON M5H 3C2

Canada

Attention: Cathy Mercer

Email: [*]

6.2	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Business Combination. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

6.3	Public Announcements

The Parties agree that there will be no additional public announcement or other disclosure of the Business Combination or of the matters dealt with herein unless they have been mutually agreed thereto or unless otherwise required by applicable Law or by regulatory or CSE instrument, rule or policy based on the advice of counsel. If any Party is required by applicable Law or regulatory instrument, rule, or policy to make a public announcement with respect to the Business Combination, such Party hereto will provide as much notice to the other Parties as reasonably possible, including the proposed text of the announcement and shall use its commercially reasonable efforts to coordinate with the other Parties the content of such announcement, to the extent reasonably practicable.

6.4	Filings and Authorizations

Subject to Section 6.3 above, each of the Parties, as promptly as practicable after the execution of this Agreement, will use their commercially reasonable efforts to make, or cause to be made, all such filings and submissions under applicable Law, as may be required for it to consummate the Business Combination in accordance with the terms of this Agreement. Without limiting any other obligations of the Parties hereunder, the Parties will use their commercially reasonable efforts to coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing, including providing each other with all notices and information supplied to or filed with any Governmental Authority (except for notices and information which the Parties, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Authority.

6.5	Injunctive Relief

Subject to Section 5.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Subject to Section 5.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties. In any action to enforce the terms of this Agreement, including any action for equitable relief or to recover damages for any violations herein, it shall not be a defense, and no Party shall assert any claim, cause of action, defense, legal or equitable remedy (including rescission), or theory that any provision of this Agreement is invalid, non-binding, unenforceable or illegal on the basis that federal law may restrict or prohibit the activities and transactions contemplated hereby that involve cannabis, or products relating thereto, and the parties hereby waive all such claims, causes of action, defenses, remedies, and theories, to the extent permitted under federal law and applicable Law.

6.6	Time of Essence

Time shall be of the essence in this Agreement.

6.7	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the SVT Disclosure Letter, Baker Disclosure Letter, Briteside Disclosure Letter, and Sea Hunter Disclosure Letter) as well as the Contemporaneous Agreements constitute the entire agreement, and supersede all other prior agreements, representations, warranties and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein (including under and for those referenced in 4.11 (Indemnification Insurance), 4.12 (Release) and 6.8 (No Liability), this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Nothing set forth in this Section 6.7, this Agreement or the Contemporaneous Agreements shall supersede or affect the obligations of the Transacting Parties set out in Section C(4) of Schedule “A” of the May 15, 2018 binding letter of intent amongst SVT, Baker, Briteside, and Sea Hunter Holdings, regarding pooling of the founders shares. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties.

6.8	No Liability

No director or officer of any of the Parties hereunder shall have any personal liability whatsoever to the other Parties under this Agreement, or any other document delivered in connection with the transactions contemplated hereby. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Action based on, in respect of or by reason of the transactions contemplated hereby.

6.9	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.10	Counterparts; Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.

IN WITNESS WHEREOF Baker, Briteside, Sea Hunter, SVT, and Finco have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BAKER TECHNOLOGIES, INC.

By:	/s/ Joel Milton
Name: Joel Milton
Title: Chief Executive Officer

BRITESIDE HOLDINGS, LLC

By:	/s/ Justin Junda
Name: Justin Junda
Title: Chief Executive Officer

SEA HUNTER THERAPEUTICS, LLC

By:	/s/ Alexander Coleman
Name: Alexander Coleman
Title: Managing Partner

SANTÉ VERITAS HOLDINGS INC.

By:	/s/ Michael Orr
Name: Michael Orr
Title: Executive Chairman

1167411 B.C. LTD.

By:	/s/ Cameron Mingay
Name: Cameron Mingay
Title: Director

[Signature Page to Business Combination Agreement]

SCHEDULE A
PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1       Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“Affected Person” has the meaning ascribed thereto in Section 5.4 of this Plan of Arrangement;

“Amalco” means the company formed by the Amalgamation;

“Amalco Shares” means common shares in the capital of Amalco;

“Amalgamation” means the statutory amalgamation of Nevada Holdco Subco and SVT pursuant to the provisions of the BCBCA, with SVT as the survivor of such amalgamation;

“Baker” means Baker Technologies, Inc., a corporation existing under the Laws of the State of Delaware;

“BCBCA” means the Business Corporations Act (British Columbia), and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Briteside” means Briteside Holdings, LLC, a limited liability company existing under the Laws of the State of Tennessee;

“Broker” has the meaning ascribed thereto in Subsection 5.4(a);

“Business Combination” means the arrangement of Nevada Holdco, SVT and Nevada Holdco Subco (and to the extent applicable, Finco and Finco Subco) pursuant to Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 5.4 of the Business Combination Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order (provided, however, that any such amendment or variation is acceptable to Nevada Holdco, SVT, and Finco, each acting reasonably);

“Business Combination Agreement” means the business combination agreement dated as of July 9, 2018 among Baker, Briteside, Sea Hunter, and Finco, as further amended, amended and restated or supplemented prior to the Effective Date;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in any of Vancouver, British Columbia; Toronto, Ontario; Tennessee; Massachusetts; or Colorado;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Consideration” means: (i) the consideration to be received by the Nevada Holdco Shareholders (other than any Nevada Holdco Dissenting Shareholder) pursuant to the Plan of Arrangement as consideration for the exchange of Nevada Holdco Class A Shares for Resulting Issuer Compressed Shares in accordance with the Nevada Holdco Exchange Ratio; (ii) the consideration to be received by the SVT Shareholders (other than any SVT Dissenting Shareholder) pursuant to the Plan of Arrangement as consideration for the exchange of SVT Shares for Resulting Issuer Common Shares; and (iii) the consideration to be received by Finco Subscription Receipt Holders pursuant to the Plan of Arrangement as consideration for the exchange of their Resulting Issuer Common Shares and Resulting Issuer Compressed Shares, as the case may be, that they receive pursuant to the terms and conditions of their Finco Subscription Receipts;

“Continuance” means the continuance of Nevada Holdco from the jurisdiction of the State of Nevada to the Province of British Columbia pursuant to Section 302 of the BCBCA and Sections 92A.105 and 92A.195 of the NRS;

“Court” means the Supreme Court of British Columbia;

“CSE” means the Canadian Securities Exchange;

“Depository” means any one or more trust companies, banks or other financial institutions agreed to in writing by Nevada Holdco, SVT, and Finco for the purpose of, among other things: (i) exchanging certificates representing Nevada Holdco Class A Shares for certificates representing Resulting Issuer Compressed Shares; (ii) exchanging certificates representing SVT Shares for certificates representing Resulting Issuer Common Shares; and (iii) exchanging Finco Subscription Receipts for certificates representing Resulting Issuer Common Shares and Resulting Issuer Compressed Shares, as the case may be;

“Effective Date” means the date that Nevada Holdco, SVT, and Finco agree in writing will be the date upon which the Business Combination becomes effective or, in the absence of such agreement, three Business Days following the satisfaction or waiver of all conditions set out in Article 5 of the Business Combination Agreement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable party for whose benefit such conditions exist);

“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree in writing;

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, in a form acceptable to Nevada Holdco, SVT, and Finco, each acting reasonably, approving the Business Combination as such order may be amended by the Court (with the consent of the Parties, which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Parties each acting reasonably) on appeal;

“Finco” means 1167416 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia;

“Finco Amalco” means the company formed by the Finco Amalgamation;

“Finco Amalgamation” means the statutory amalgamation of Finco Subco and Finco pursuant to the provisions of the BCBCA, with Finco as the survivor of such amalgamation;

“Finco Class A Share” means a class A share in the capital of Finco; “Finco Common Share” means a common share in the capital of Finco;

“Finco Shareholder” means a holder of Finco Common Shares or Finco Class A Shares, as the case may be;

“Finco Subco” means 1167416 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia, as a wholly-owned subsidiary of Nevada Holdco;

“Finco Subscription Receipt” means a subscription receipt of Finco which will entitle the holder to receive Finco Common Shares or Finco Class A Shares, as the case may be, on the Effective Date;

“Finco Subscription Receipt Holder” means a holder of a Finco Subscription Receipt;

“final proscription date” has the meaning ascribed thereto in Section 5.5 of this Plan of Arrangement;

“Interim Order” means the interim order of the Court made pursuant to the BCBCA, in a form reasonably acceptable to the Parties, providing for, among other things, the calling and holding of the Nevada Holdco Meeting and the SVT Meeting, as the same may be amended by the Court with the consent of the Parties, which consent shall not be unreasonably withheld, conditioned or delayed;

“In-The-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the option;

“Liens” means any liens, mortgages, pledges, assignments, hypothecs, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Nevada Holdco” means TILT Holdings, Inc., a corporation existing under the laws of the State of Nevada and to be continued and existing under the BCBCA prior to the Effective Date (and for greater certainty, referred to as the Resulting Issuer following the completion of the Business Combination);

“Nevada Holdco Business Combination Resolution” means collectively: (i) the special resolution of the Nevada Holdco Shareholders approving the Business Combination and the Plan of Arrangement which is to be considered at the Nevada Holdco Meeting; and (ii) the resolution of the shareholders of Nevada Holdco providing minority approval as defined and contemplated in OSC Rule 56-501, subject to certain assumptions set forth in the Business Combination Agreement, approving the Business Combination and the Plan of Arrangement which is to be considered at the Nevada Holdco Meeting;

“Nevada Holdco Class A Shares” means the issued and outstanding class A shares of Nevada Holdco;

“Nevada Holdco Dissent Rights” means the rights of dissent exercisable by a Nevada Holdco Shareholder in respect of the Business Combination pursuant to Section 238 of the BCBCA, Article 4 of this Plan of Arrangement and the Interim Order;

“Nevada Holdco Dissenting Shareholder” means a registered Nevada Holdco Shareholder who duly exercises its Nevada Holdco Dissent Rights pursuant to Section 238 of the BCBCA, Article 4 of this Plan of Arrangement and the Interim Order and who has not withdrawn or been deemed to have withdrawn such exercise of Nevada Holdco Dissent Rights;

“Nevada Holdco Dissenting Shares” means Nevada Holdco Class A Shares held by a Nevada Holdco Dissenting Shareholder who has demanded and perfected Nevada Holdco Dissent Rights in respect of the Nevada Holdco Class A Shares in accordance with Article 4 of this Plan of Arrangement and the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such Nevada Holdco Dissent Rights;

“Nevada Holdco Letter of Transmittal” means the letter of transmittal to be forwarded by Nevada Holdco to Nevada Holdco Shareholders together with the management information circular or such other equivalent form of letter of transmittal acceptable to the Parties acting reasonably;

“Nevada Holdco Meeting” means the special meeting of Nevada Holdco Shareholders, including any adjournment thereof to be called and held for the purpose of obtaining the approval of the Continuance, the Nevada Holdco Business Combination Resolution, the Resulting Issuer Equity Incentive Plan, and other related matters, in accordance with the Interim Order as applicable;

“Nevada Holdco Options” means the outstanding options to purchase Nevada Holdco Class A Shares;

“Nevada Holdco Share Exchange Ratio” means such number of Resulting Issuer Compressed Shares per Nevada Holdco Class A Share, as set out on Schedule “P” of the Business Combination Agreement reflecting the Proportionate Interests of each of Baker, Briteside and Sea Hunter set forth opposite such Party’s name;

“Nevada Holdco Shareholders” means the holders of Nevada Holdco Class A Shares;

“Nevada Holdco Subco” means TILT Holdings US, Inc., a corporation existing under the laws of the BCBCA, as a wholly-owned subsidiary of Nevada Holdco;

“NRS” means the Nevada Revised Statutes and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“OSC Rule 56-501” means Ontario Securities Commission Rule 56-501 – Restricted Shares; “Parties” means Nevada Holdco, SVT and Finco, and “Party” means any of them;

“Proportionate Interest” means, relative to each other Transacting Party, (a) with respect to SVT, 15.00%, (b) with respect to Baker, 15.59%, (c) with respect to Briteside, 24.43%, and (d) with respect to Sea Hunter, 44.98%, excluding Acquisition Securities issued pursuant to Section 4.13(b) of the Business Combination Agreement, and irrespective of any additional securities which may be issued by any one of the Transacting Parties, as permitted by the Business Combination Agreement, or the issuance by Finco of Finco Subscription Receipts pursuant to Section 4.6(b) of the Business Combination Agreement;

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA;

“Resulting Issuer” means TILT Holdings Inc., being Nevada Holdco following the completion of the transactions contemplated by the Business Combination and this Plan of Arrangement;

“Resulting Issuer Common Shares” means the common shares in the capital of the Resulting Issuer;

“Resulting Issuer Compressed Shares” means the compressed shares in the capital of the Resulting Issuer;

“Resulting Issuer Equity Incentive Plan” means the equity incentive plan of the Resulting Issuer, the form of which is to be agreed upon among SVT, Baker, Briteside, and Sea Hunter, each acting reasonably, and acceptable to the CSE and which is to be approved at the Nevada Holdco Meeting;

“Resulting Issuer Replacement Options for Common Shares” means the options to acquire Resulting Issuer Common Shares to be issued to the holders of SVT Options by Nevada Holdco pursuant to the Resulting Issuer Equity Incentive Plan;

“Resulting Issuer Replacement Options for Compressed Shares” means the options to acquire Resulting Issuer Compressed Shares to be issued to the holders of Nevada Holdco Replacement Options by the Resulting Issuer pursuant to the Resulting Issuer Equity Incentive Plan;

“Sea Hunter” means Sea Hunter Therapeutics, LLC, a limited liability company existing under the Laws of the State of Delaware;

“Sea Hunter Holdings” means Sea Hunter Holdings, LLC, a Delaware limited liability company;

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions;

“SVT” means Santé Veritas Holdings Inc., a corporation existing under the BCBCA;

“SVT Component of the Business Combination” means the part of the Plan of Arrangement that entails the approval of the Business Combination and the Plan of Arrangement, the amalgamation of Nevada Holdco Subco with SVT and the issuance of Resulting Issuer Common Shares to former holders of SVT Shares;

“SVT Component of the Business Combination Resolution” means collectively (i) the special resolution of the SVT Shareholders approving the SVT Component of the Business Combination which is to be considered at the SVT Meeting; and (ii) the resolution of the shareholders of SVT providing minority approval, as defined and contemplated in OSC Rule 56-501, approving the Business Combination and the Plan of Arrangement which is to be considered at the SVT Meeting;

“SVT Continuance” means the continuance of SVT from the jurisdiction of Canada to the Province of British Columbia pursuant to Section 302 of the BCBCA and Section 188 of the CBCA;

“SVT Continuance Resolution” means the special resolution of the SVT Shareholders approving the SVT Continuance which is to be considered at the SVT Meeting;

“SVT Dissent Rights” means the rights of dissent exercisable by an SVT Shareholder in respect of the SVT Component of the Business Combination pursuant to Section 238 of the BCBCA, Article 4 of the Plan of Arrangement and the Interim Order;

“SVT Dissenting Shareholder” means a registered SVT Shareholder who duly exercises its SVT Dissent Rights pursuant to Section 238 of the BCBCA, Article 4 of this Plan of Arrangement and the Interim Order and who has not withdrawn or been deemed to have withdrawn such exercise of SVT Dissent Rights;

“SVT Dissenting Shares” means SVT Shares held by an SVT Dissenting Shareholder who has demanded and perfected SVT Dissent Rights in respect of the SVT Shares in accordance with Article 4 of this Plan of Arrangement and the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such SVT Dissent Rights;

“SVT Letter of Transmittal” means the letter of transmittal to be forwarded by SVT to SVT Shareholders together with the management information circular or such other equivalent form of letter of transmittal acceptable to the Parties acting reasonably;

“SVT Meeting” means the special meeting of SVT Shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of obtaining the approval of the SVT Continuance, the SVT Component of the Business Combination Resolution and other related matters in accordance with the Interim Order, as applicable;

“SVT Option Plan” means SVT’s Stock Option Plan, as amended from time to time;

“SVT Options” means the outstanding options to purchase SVT Shares granted under the SVT Option Plan;

“SVT Share Exchange Ratio” means the number of Resulting Issuer Common Shares per SVT Share, as set out on Schedule “P” of the Business Combination Agreement, reflecting the Proportionate Interest of SVT set forth on such Schedule “P”;

“SVT Shareholders” means the holders of SVT Shares;

“SVT Shares” means the common shares of SVT;

“SVT Warrants” means the outstanding warrants to acquire SVT Shares;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Withholding Obligation” shall have the meaning ascribed thereto in Section 5.4 of this Plan of Arrangement;

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2       Interpretation Not Affected by Headings

For the purposes of this Plan of Arrangement, except as otherwise expressly provided:

(a)	“this Plan of Arrangement” means this Plan of Arrangement, including the recitals and Appendices hereto, and not any particular Article, Section, Subsection or other subdivision, recital or Appendix hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	the words “hereof”, “herein”, “hereto” and “hereunder” and other word of similar import refer to this Plan of Arrangement as a whole and not to any particular Article, Section, Subsection, or other subdivision or recital hereof;

(c)	all references in this Plan of Arrangement to a designated “Article”, “Section”, “Subsection” or other subdivision or recital hereof are references to the designated Article, Section, Subsections or other subdivision or recital to, this Plan of Arrangement;

(d)	the division of this Plan of Arrangement into Articles, Sections, Subsections and other subdivisions, recitals or Appendices, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof;

(e)	a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(f)	the word “or” is not exclusive;

(g)	the word “including” is not limiting, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(h)	all references to “approval”, “authorization” or “consent” in this Plan of Arrangement means written approval, authorization or consent.

1.3       Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, unlimited liability corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4       Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5       Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollar.

1.6       Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in British Columbia, Canada unless otherwise stipulated herein.

ARTICLE 2

BUSINESS COMBINATION AGREEMENT

2.1       Business Combination Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Business Combination, which shall occur in the order set forth herein.

ARTICLE 3

THE BUSINESS COMBINATION

Plan of Arrangement

3.1	This Plan of Arrangement and the Business Combination shall, without any further act or formality required on the party of any person, except as expressly provided herein, become effective at, and be binding at and after, the Effective Time on:

(a)	Nevada Holdco;

(b)	Nevada Holdco Subco;

(c)	SVT;

(d)	Finco;

(e)	Finco Subco;

(f)	all registered and beneficial holders of Nevada Holdco Class A Shares, including Nevada Holdco Dissenting Shareholders;

(g)	all registered and beneficial holders of SVT Shares, including SVT Dissenting Shareholders;

(h)	all registered and beneficial holders of Nevada Holdco Options;

(i)	all registered and beneficial holders of SVT Options;

(j)	all registered and beneficial holders of SVT Warrants;

(k)	all registered and beneficial holders of Finco Subscription Receipts, Finco Common Shares and Finco Class A Shares; and

(l)	all other persons served with notice of the final application to approve the Plan of Arrangement.

3.2       On the Effective Date, commencing at the Effective Time, the following events or transactions shall occur and be deemed to occur sequentially, in the following order, without any further act or formality required on the part of any person, except as expressly provided herein:

(a)	each Nevada Holdco Dissenting Share held by a Nevada Holdco Dissenting Shareholder in respect of which a Nevada Holdco Shareholder has validly exercised his, her or its Nevada Holdco Dissent Right shall be deemed to be transferred by such Nevada Holdco Dissenting Shareholder to Nevada Holdco (free and clear of any Liens of any nature whatsoever) in accordance with Article 4 hereof, and such Nevada Holdco Dissenting Shareholder shall cease to be a holder of such Nevada Holdco Class A Share and his, her or its name shall be removed from the central securities register of Nevada Holdco as a holder of a Nevada Holdco Dissenting Share. Such Nevada Holdco Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Nevada Holdco Dissenting Shares to Nevada Holdco in accordance with this Subsection. Nevada Holdco shall be the holder of all of the Nevada Holdco Dissenting Shares transferred in accordance with this Subsection and such Nevada Holdco Class A Shares will be cancelled and the central securities register of Nevada Holdco shall be revised accordingly;

(b)	one minute after 3.2(a) above, each Nevada Holdco Class A Share shall be exchanged for Resulting Issuer Compressed Shares based on the Nevada Holdco Share Exchange Ratio (rounded down to the nearest whole number) on a book-entry, certificated or uncertificated basis, to which such Nevada Holdco Shareholder is entitled as aforesaid and the name of such Nevada Holdco Shareholder shall be added to the central securities register maintained by or on behalf of the Resulting Issuer showing such holder as the registered holder of Resulting Issuer Compressed Shares so issued, provided that a former holder of Nevada Holdco Class A Shares that are evidenced by certificates must submit a Nevada Holdco Letter of Transmittal together with its share certificates of Nevada Holdco Class A Shares, as applicable, in accordance with this Plan of Arrangement in order to receive its Resulting Issuer Compressed Shares;

(i)	for greater certainty, the authorized but unissued Nevada Holdco Class A Shares shall be cancelled and the articles of the Resulting Issuer shall be amended such that the authorized capital of the Resulting Issuer shall be changed by deleting the Nevada Holdco Class A Shares as a class of shares of the Resulting Issuer;

(ii)	the amount added to the stated capital of the Resulting Issuer Compressed Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Nevada Holdco Class A Shares (other than Nevada Holdco Class A Shares held by Nevada Holdco Dissenting Shareholders) immediately prior to the Effective Time;

(iii)	the transactions contemplated by this 3.2(b) shall, in conjunction with the Continuance, occur in the course of a reorganization of the capital of Nevada Holdco;

(c)	one minute after 3.2(b) above, each SVT Dissenting Share held by an SVT Dissenting Shareholder in respect of which an SVT Shareholder has validly exercised his, her or its SVT Dissent Right shall be deemed to be transferred by such SVT Dissenting Shareholder to Nevada Holdco (free and clear of any Liens of any nature whatsoever) in accordance with Article 4 hereof, and such SVT Dissenting Shareholder shall cease to be a holder of such SVT Shares and his, her or its name shall be removed from the central securities register of SVT as a holder of an SVT Dissenting Share. Such SVT Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such SVT Dissenting Shares to Nevada Holdco in accordance with this Subsection. Nevada Holdco shall be the holder of all of the SVT Dissenting Shares transferred in accordance with this Subsection;

(d)	one minute after 3.2(c) above, SVT and Nevada Holdco Subco shall merge to form Amalco, with the same effect as if they had amalgamated under Section 269 of the BCBCA, except that the legal existence of SVT shall not cease, and SVT shall survive the Amalgamation notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to Amalco;

(i)	without limiting the generality of 3.2(d) above, the separate legal existence of Nevada Holdco Subco shall cease without Nevada Holdco Subco being liquidated or wound up, and SVT and Nevada Holdco Subco shall continue as one company;

(ii)	the property, rights and interests of each of SVT and Nevada Holdco Subco shall continue to be the property, rights and interests of Amalco;

(iii)	Amalco shall continue to be liable for the obligations of each of SVT and Nevada Holdco Subco;

(iv)	the Notice of Articles and Articles of Amalco shall be substantially in the form of the Notice of Articles and Articles of Nevada Holdco Subco;

(v)	each SVT Share held by an SVT Shareholder other than an SVT Dissenting Shareholder will be exchanged for Resulting Issuer Common Shares on the basis of the SVT Share Exchange Ratio (rounded down to the nearest whole number), provided that a former holder of SVT Shares that are evidenced by certificates must submit an SVT Letter of Transmittal together with its share certificates representing SVT Shares in accordance with this Plan of Arrangement in order to receive its Resulting Issuer Common Shares;

(vi)	with respect to each SVT Share transferred and assigned in accordance with 3(d)(v) hereof:

(A)              the registered holder thereof shall cease to be the registered holder of such SVT Share and the name of such registered holder shall be removed from the register of SVT Shareholders; and

(B)              the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such SVT Shares in accordance with Section 3.2(d)(v) hereof;

(vii)	the shares of Nevada Holdco Subco will be exchanged for shares of Amalco on the basis of one share of Amalco for each share of Nevada Holdco Subco;

(viii)	in consideration for the Resulting Issuer’s issuance of Resulting Issuer Common Shares, Amalco shall issue to the Resulting Issuer one Amalco Share for each Resulting Issuer Common Share issued by the Resulting Issuer;

(ix)	the board of directors of Amalco shall be comprised of a minimum of one and a maximum of 10 directors; and

(x)	the amount added to the stated capital of the Resulting Issuer Common Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the SVT Shares (other than the SVT Shares held by SVT Dissenting Shareholders) immediately prior to the Effective Time;

(e)	one minute after 3.2(d) above, Finco and Finco Subco shall merge to form Finco Amalco, with the same effect as if they had amalgamated under Section 269 of the BCBCA, except that the legal existence of Finco shall not cease, and Finco shall survive the Finco Amalgamation notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to Finco Amalco;

(i)	without limiting the generality of 3.2(e) above, the separate legal existence of Finco Subco shall cease without Finco Subco being liquidated or wound up, and Finco and Finco Subco shall continue as one company;

(ii)	the property, rights and interests of each of Finco and Finco Subco shall continue to be the property, rights and interests of Finco Amalco;

(iii)	Finco Amalco shall continue to be liable for the obligations of each of Finco and Finco Subco;

(iv)	the Notice of Articles and Articles of Finco Amalco shall be substantially in the form of the Notice of Articles and Articles of Finco Subco;

(v)	each Finco Subscription Receipt will be automatically converted to one Finco Common Share or Finco Class A Share, as the case may be, in accordance with the terms of the Finco Subscription Receipt;

(vi)	each Finco Common Share will be exchanged for one Resulting Issuer Common Share and each Finco Class A Share shall be exchanged for 0.01 of a Resulting Issuer Compressed Share, as the case may be;

(vii)	with respect to each Finco Common Share and Finco Class A Share exchanged in accordance with 3(e)(vi) hereof:

(A)	the registered holder thereof shall cease to be the registered holder of such Finco Common Share or Finco Class A Share; and

(B)	the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to convert such Finco Common Shares and Finco Class A Shares in accordance with Section 3.2(e)(vi) hereof;

(viii)	the shares of Finco Subco will be exchanged for shares of Finco Amalco on the basis of one share of Finco Amalco for each share of Finco Subco;

(ix)	in consideration for the Resulting Issuer’s issuance of Resulting Issuer Common Shares and Resulting Issuer Compressed Shares, as the case may be, Finco Amalco shall issue to the Resulting Issuer one Finco Amalco Share for each Resulting Issuer Common Share or 100 Finco Amalco Shares for each Resulting Issuer Compressed Share, as the case may be, issued by the Resulting Issuer; and

(x)	the board of directors of Finco Amalco shall be comprised of a minimum of one and a maximum of 10 directors; and

(xi)	the amount added to the stated capital of the Resulting Issuer Common Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Finco Common Shares immediately prior to the Finco Amalgamation;

(xii)	the amount added to the stated capital of the Resulting Issuer Compressed Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Finco Class A Shares immediately prior to the Finco Amalgamation;

(f)	one minute after 3.2(e) above, each SVT Option shall be exchanged for Resulting Issuer Replacement Options for Common Shares on the basis of the SVT Share Exchange Ratio (provided that if the foregoing would result in the issuance of a fraction of a Resulting Issuer Common Share on any particular exercise of a Resulting Issuer Replacement Options for Resulting Issuer Common Shares, then the number of Resulting Issuer Common Shares otherwise issued shall be rounded down to the nearest whole number). Such Resulting Issuer Replacement Options for Common Shares shall provide for an exercise price per Resulting Issuer Replacement Option for Common Shares (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per SVT Share that would otherwise be payable pursuant to the SVT Option it replaces is divided by (ii) the SVT Share Exchange Ratio, and any document evidencing an SVT Option shall thereafter evidence and be deemed to evidence such Resulting Issuer Replacement Options for Common Shares. Except as provided herein, all terms and conditions of a Resulting Issuer Replacement Option for Common Shares, including the term to expiry, conditions to and manner of exercising, will be the same as the SVT Option for which it was exchanged, and shall be governed by the terms of the Resulting Issuer Equity Incentive Plan, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original SVT Option. It is intended that subsection 7(1.4) of Tax Act and U.S. Treas. Reg. Secs. 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D), as applicable, apply to such exchange of SVT Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Resulting Issuer Replacement Option for Common Shares will be increased such that the In-The-Money Amount of the Resulting Issuer Replacement Option for Common Shares immediately after the exchange does not exceed the In-The-Money Amount of the SVT Option (or a fraction thereof) exchanged for such Resulting Issuer Replacement Option for Common Shares immediately before the exchange and so on a share-by- share basis, the ratio of the exercise price to the fair market value of the SVT Options being exchanged shall not be less favourable to the optionee than the ratio of the exercise price to the fair market value of the Resulting Issuer Replacement Options for Common Shares immediately following to the exchange;

(g)	one minute after 3.2(f) above, the SVT Options exchanged pursuant to Subsection 3.2(f) shall be cancelled without payment;

(h)	one minute after 3.2 (g) above, each Nevada Holdco Option shall be exchanged for Resulting Issuer Replacement Options for Compressed Shares on the basis of the Nevada Holdco Share Exchange Ratio (provided that if the foregoing would result in the issuance of a fraction of a Resulting Issuer Compressed Share on any particular exercise of a Resulting Issuer Replacement Option for Compressed Shares, then the number of Resulting Issuer Compressed Shares otherwise issued shall be rounded down to the nearest whole number). Such Resulting Issuer Replacement Options for Compressed Shares shall provide for an exercise price per Resulting Issuer Replacement Option for Compressed Shares (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per Nevada Holdco Class A Share that would otherwise be payable pursuant to the Nevada Holdco Option it replaces is divided by (ii) the Nevada Holdco Share Exchange Ratio, and any document evidencing a Nevada Holdco Option shall thereafter evidence and be deemed to evidence such Resulting Issuer Replacement Options for Compressed Shares. Except as provided herein, all terms and conditions of a Resulting Issuer Replacement Option for Compressed Shares, including the term to expiry, conditions to and manner of exercising, will be the same as the Nevada Holdco Option for which it was exchanged, and shall be governed by the terms of the Resulting Issuer Equity Incentive Plan and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original Nevada Holdco Option. It is intended that subsection 7(1.4) of Tax Act and U.S. Treas. Reg. Secs. 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D), as applicable, apply to such exchange of Nevada Holdco Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Resulting Issuer Replacement Option for Compressed Shares will be increased such that the In-The-Money Amount of the Resulting Issuer Replacement Options for Compressed Shares immediately after the exchange does not exceed the In-The-Money Amount of the Nevada Holdco Option (or a fraction thereof) exchanged for such Resulting Issuer Replacement Option for Compressed Shares immediately before the exchange and so on a share-by-share basis, the ratio of the exercise price to the fair market value of the Nevada Holdco Options being exchanged shall not be less favourable to the optionee than the ratio of the exercise price to the fair market value of the Resulting Issuer Replacement Options for Compressed Shares immediately following to the exchange; and

(i)	one minute after 3.2(h) above, the Nevada Holdco Options exchanged pursuant to Subsection 3.2(h) shall be cancelled without payment;

provided that none of the foregoing events or transactions shall occur or be deemed to occur unless all of the foregoing occur or is deemed to occur.

3.3       Outstanding SVT Warrants

Each holder of an SVT Warrant shall, in accordance with the terms of each warrant certificate representing such SVT Warrant, receive (and such holder shall accept) upon the valid exercise of such holder’s SVT Warrant, in lieu of each SVT Share to which such holder was theretofore entitled upon such exercise and for the same aggregate consideration payable therefor, Resulting Issuer Common Shares based on the SVT Share Exchange Ratio and such SVT Warrant shall continue to be governed by and be subject to the terms of its respective warrant certificate.

3.4       Distribution of Resulting Issuer Compressed Shares

After receiving Resulting Issuer Compressed Shares in accordance with this Plan of Arrangement, Sea Hunter Holdings shall be entitled to distribute, and intends to distribute, such Resulting Issuer Compressed Shares to members of Sea Hunter Holdings in accordance with the constating documents of Sea Hunter Holdings.

3.5       Issuance of Additional Resulting Issuer Common Shares

(a)	Each holder of Resulting Issuer Replacement Options for Common Shares shall be issued and shall receive, upon the exercise by such holder of such Resulting Issuer Replacement Option for Common Shares in accordance with the terms of such option, Resulting Issuer Common Shares.

(b)	Each holder of Resulting Issuer Compressed Shares, including holders of Resulting Issuer Replacement Options for Compressed Shares which exercise such options, shall be issued and shall receive, upon the conversion by such holder of such Resulting Issuer Compressed Shares in accordance with the special rights and restrictions attached to the Resulting Issuer Compressed Shares, Resulting Issuer Common Shares in accordance with the special rights and restrictions attached to the Resulting Issuer Compressed Shares.

3.6       Post-Effective Time Procedures

(a)	Following the receipt of the Final Order and prior to the Effective Date, Nevada Holdco shall deliver or arrange to be delivered to the Depository such number of Resulting Issuer Compressed Shares and Resulting Issuer Common Shares in certificated or book-entry form required to be issued.

(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed Nevada Holdco Letter of Transmittal, or SVT Letter of Transmittal by a registered former Nevada Holdco Shareholder, SVT Shareholder, or Finco Shareholder, as the case may be, together with certificates, subscription receipts, or in the case of SVT Shares in book-entry form or uncertificated form, an “agent’s message”, representing SVT Shares and such other documents as the Depository may require, the Depositary shall deliver to former Nevada Holdco Shareholders, former SVT Shareholders, and former Finco Shareholder, as applicable, Resulting Issuer Compressed Shares or Resulting Issuer Common Shares, as the case may be, in certificated or book-entry form to which they are entitled.

3.7       No Fractional Resulting Issuer Securities

In no event shall any holder of Nevada Holdco Class A Shares, SVT Shares, SVT Options, SVT Warrants, Finco Common Shares or Finco Class A Shares, be entitled to a fractional security of the Resulting Issuer. Where the aggregate number of securities of the Resulting Issuer to be issued under this Business Combination would result in a fraction of securities of the Resulting Issuer being issuable, the number of securities of the Resulting Issuer to be received shall be rounded down to the nearest whole Resulting Issuer Compressed Share, Resulting Issuer Common Share or other Resulting Issuer security, as the case may be, except to the extent that such rounding would materially and adversely affect the intended tax treatment set forth in Section 2.15.

ARTICLE 4

DISSENT RIGHTS

4.1       Rights of Dissent

(a)       Pursuant to the Interim Order, registered holders of Nevada Holdco Class A Shares may exercise rights of dissent (“Nevada Holdco Dissent Rights”) under Section 238 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Nevada Holdco Class A Shares in connection with the Business Combination, provided, however, that the written notice setting forth the objection of such registered Nevada Holdco Shareholders to the Business Combination and exercise of Nevada Holdco Dissent Rights, as contemplated by Section 242 of the BCBCA with respect to the Business Combination, must be received by Nevada Holdco not later than 5:00 p.m. on the Business Day that is five (5) Business Days before the Nevada Holdco Meeting or any date to which the Nevada Holdco Meeting may be postponed or adjourned and provided further that holders who exercise such Nevada Holdco Dissent Rights and who:

(i)	are ultimately entitled to be paid fair value for their Nevada Holdco Dissenting Shares by Nevada Holdco, which fair value, notwithstanding anything to the contrary contained in the BCBCA shall be determined as of the close of business on the day before the Effective Date, shall be deemed to have transferred their Nevada Holdco Dissenting Shares to Nevada Holdco in exchange for the right to be paid fair value for such Nevada Holdco Dissenting Shares, and Nevada Holdco shall thereupon be obligated to pay the amount therefore determined to be the fair value of such Nevada Holdco Dissenting Shares; and

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their Nevada Holdco Class A Shares, shall be deemed to have participated in the Business Combination, as of the Effective Time, on the same basis as a non-dissenting holder of Nevada Holdco Class A Shares and shall be entitled to receive only the Resulting Issuer Compressed Shares contemplated above that such holder would have received pursuant to the Business Combination if such holder had not exercised Nevada Holdco Dissent Rights;

(b)       Pursuant to the Interim Order, registered holders of SVT Shares may exercise rights of dissent (“SVT Dissent Rights”) under this Article 4, the Interim Order and the Final Order, with respect to SVT Shares in connection with the SVT Component of the Business Combination, provided, however, that the written notice setting forth the objection of such registered SVT Shareholders to the SVT Component of the Business Combination and exercise of SVT Dissent Rights must be received by SVT not later than 5:00 p.m. on the Business Day that is five (5) Business Days before the SVT Meeting or any date to which the SVT Meeting may be postponed or adjourned and provided further that holders who exercise such SVT Dissent Rights and who:

(i)       are ultimately entitled to be paid fair value for their SVT Dissenting Shares,

which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Effective Date, shall be deemed to have transferred their SVT Dissenting Shares to SVT in exchange for the right to be paid fair value for such SVT Dissenting Shares, and SVT shall thereupon be obligated to pay the amount therefore determined to be the fair value of such SVT Dissenting Shares (with SVT funds not directly or indirectly provided by Nevada Holdco or its affiliates), provided that SVT shall not make any payment with respect to, settle or offer to settle, or otherwise negotiate, any exercise of such SVT Dissent Rights without the prior written consent of Nevada Holdco; and

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their SVT Shares, shall be deemed to have participated in the SVT Component of the Business Combination, as of the Effective Time, on the same basis as a non-dissenting holder of SVT Shares and shall be entitled to receive only the Resulting Issuer Common Shares contemplated above that such holder would have received pursuant to the SVT Component of the Business Combination if such holder had not exercised SVT Dissent Rights;

(c)	In no circumstances shall Nevada Holdco, SVT, or any other person be required to recognize a person purporting to exercise Nevada Holdco Dissent Rights or SVT Dissent Rights, as the case maybe, unless such person is a registered holder of those Nevada Holdco Dissenting Shares or SVT Dissenting Shares, as applicable, in respect of which such rights are sought to be exercised; and

For greater certainty, in no case shall Nevada Holdco, SVT, or any other person be required to recognize Nevada Holdco Dissenting Shareholders or SVT Dissenting Shareholders as holders of Resulting Issuer Compressed Shares or Resulting Issuer Common Shares, respectively, after the Effective Time, and the names of such Nevada Holdco Dissenting Shareholders and SVT Dissenting Shareholders shall be deleted from the central securities registers of Nevada Holdco and SVT, respectively, as of the effective time of the transfers described in Sections 3.2(a) and (c), respectively. In addition to any other restrictions under the Interim Order and Section 238 of the BCBCA, and for greater certainty, none of the following shall be entitled to exercise (A) Nevada Holdco Dissent Rights: (i) holders of Nevada Holdco Options; and (ii) Nevada Holdco Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Nevada Holdco Business Combination Resolution; or (B) SVT Dissent Rights: (i) holders of SVT Options; (ii) holders of SVT Warrants; and

( )	SVT Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the SVT Component of the Business Combination Resolution.

ARTICLE 5

DELIVERY OF SHARES

5.1	Delivery of Resulting Issuer Compressed Shares and Resulting Issuer Common Shares Subject to Section 5.4:

(a)	Upon surrender to the Depository for cancellation of a certificate, evidencing the surrender of such shares, that immediately before the Effective Time were deemed to have represented one or more outstanding Nevada Holdco Class A Shares that were exchanged for Resulting Issuer Compressed Shares together with such other documents and instruments as would have been required to effect the exchange of the Nevada Holdco Class A Shares under the BCBCA and the Articles of Nevada Holdco and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered Nevada Holdco Class A Shares shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder following the Effective Time, such number of Resulting Issuer Compressed Shares in certificated form or book-entry form that such holder is entitled to receive pursuant to this Plan of Arrangement.

(b)	Upon surrender to the Depository for cancellation of a certificate, or in the case of SVT Shares in uncertificated or book-entry form, an “agent’s message” evidencing the surrender of such shares, that immediately before the Effective Time represented one or more outstanding SVT Shares together with such other documents and instruments as would have been required under the BCBCA and the Articles of Nevada Holdco and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered SVT Shares shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder following the Effective Time, the Resulting Issuer Common Shares, in certificated or book-entry form, that such holder is entitled to receive in accordance with this Plan of Arrangement.

(c)	Upon surrender to the Depository for cancellation of a Finco Subscription Receipt, together with such other documents and instruments as would have been required under the BCBCA and the Articles of Nevada Holdco and such additional documents and instruments as the Depository may reasonably require, the Finco Shareholder shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder following the Effective Time, the Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, in certificated or book-entry form, that such holder is entitled to receive in accordance with this Plan of Arrangement.

(d)	After the effective time of the exchange described in Section 3.2(b) and until surrendered for cancellation as contemplated by Subsection 5.1(a) hereof, each Nevada Holdco Class A Share (other than Nevada Holdco Class A Shares held immediately prior to such time by Nevada Holdco Dissenting Shareholders), and any certificates deemed to represent such Nevada Holdco Class A Shares, shall be deemed at all times to represent only the right to receive in exchange therefor the Resulting Issuer Compressed Shares that the holder is entitled to receive in accordance with this Plan of Arrangement.

(e)	After the effective time of the exchange described in Section 3.2(d) and until surrendered for cancellation as contemplated by Subsection 5.1(b) hereof, each SVT Share (other than SVT Shares held immediately prior to such time by SVT Dissenting Shareholders) shall be deemed at all times to represent only the right to receive in exchange therefor the Resulting Issuer Common Shares that the holder is entitled to receive in accordance with this Plan of Arrangement.

(f)	After the effective time of the exchange described in Section 3.2(e) and until surrendered for cancellation as contemplated by Subsection 5.1(c) hereof, each Finco Subscription Receipt, Finco Common Share and Finco Class A Share shall be deemed at all times to represent only the right to receive in exchange therefor the Resulting Issuer Common Shares or Resulting Issuer Compressed Shares, as the case may be, that the holder is entitled to receive in accordance with this Plan of Arrangement.

5.2       Lost Certificates

If any certificate, that immediately prior to the Effective Time represented, or was deemed to represent, one or more outstanding Nevada Holdco Class A Shares, SVT Shares, or Finco Subscription Receipts shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depository shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with this Plan of Arrangement. When authorizing such delivery of the Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration give a bond satisfactory to Nevada Holdco and the Depository (acting reasonably) in such amount as Nevada Holdco and the Depository (acting reasonably) may direct, or otherwise indemnify Nevada Holdco and the Depository in a manner satisfactory to Nevada Holdco and the Depository, acting reasonably, against any claim that may be made against Nevada Holdco or the Depository with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the Articles of Nevada Holdco.

5.3       Distributions with Respect to Unsurrendered Shares

No dividend or other distribution declared or made after the Effective Time with respect to the Resulting Issuer with a record date after the Effective Time shall be delivered to any former Nevada Holdco Shareholder, former SVT Shareholder, or former Finco Subscription Receipt Holder, unless and until the holder shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable law, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Resulting Issuer Compressed Shares or Resulting Issuer Common Shares net of any amount deducted or withheld therefrom in accordance with Section 5.4 hereof.

5.4       Withholding Rights

The Resulting Issuer and the Depository shall deduct and withhold from all distributions or payments otherwise payable to any former Nevada Holdco Shareholder, former SVT Shareholder, or former Finco Subscription Receipt Holder (an “Affected Person”) any amounts required to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign law or treaty, in each case, as amended (a “Withholding Obligation”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority. The Resulting Issuer and the Depository shall also have the right to:

(a)	withhold and sell, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to the Resulting Issuer or the Depository as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of Resulting Issuer Compressed Shares and Resulting Issuer Common Shares and issued or issuable to such Affected Person pursuant to the Business Combination as is necessary to produce sale proceeds (after deducting commissions payable to the broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Resulting Issuer Compressed Shares or Resulting Issuer Common Shares, as applicable, shall be effected on a public market in accordance with applicable securities laws, and as soon as practicable following the Effective Date. None of the Resulting Issuer, the Depository or the Broker will be liable for any loss arising out of any sale of such Resulting Issuer Compressed Shares or Resulting Issuer Common Shares including any loss relating to the manner or timing of such sales, the prices at which Resulting Issuer Compressed Shares or Resulting Issuer Common Shares are sold or otherwise. The Resulting Issuer and the Depository shall provide prior written notice of any intention to deduct or withhold under applicable Withholding Obligations from any distributions or payments otherwise payable to any Affected Person so as to give each such Affected Person the reasonable opportunity to provide the Resulting Issuer and the Depository with any information or documentation sufficient to reduce or eliminate such Withholding Obligations.

If the Resulting Issuer or the Depository deducts or withholds any amount (or any Resulting Issuer Compressed Shares or Resulting Issuer Common Shares, as the case may be) pursuant to this Section 5.4, then:

(a)	the Resulting Issuer or the Depository, as applicable, shall pay the full amount required to be deducted to the appropriate taxing authority on a timely basis and in accordance with applicable law; and

(b)	as soon as practicable after payment of such amount to the appropriate taxing authority, the Resulting Issuer or the Depository, as applicable, shall deliver to the Affected Person the original or certified copy of a receipt issued by such taxing authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Affected Person.

Any agreement entered into in connection with the Depository’s engagement shall require the Depository to take such actions that are set forth in this section.

5.5       Limitation and Proscription

To the extent that a former Nevada Holdco Shareholder, SVT Shareholder, or Finco Subscription Receipt Holder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Resulting Issuer Compressed Shares or Resulting Issuer Common Shares that such former Nevada Holdco Shareholder, SVT Shareholder, or Finco Subscription Receipt Holder was entitled to receive shall be automatically cancelled without any repayment of capital or other consideration in respect thereof and the Resulting Issuer Compressed Shares or Resulting Issuer Common Shares to which such former Nevada Holdco, SVT Shareholder, or Finco Subscription Receipt Holder was entitled, shall be delivered to the Resulting Issuer by the Depository and certificates representing Resulting Issuer Compressed Shares or Resulting Issuer Common Shares shall be cancelled by the Resulting Issuer, and the interest of the former Nevada Holdco Shareholder, SVT Shareholder, or Finco Subscription Receipt Holder, in such Resulting Issuer Compressed Shares or Resulting Issuer Common Shares to which it was entitled shall be terminated as of such final proscription date for no consideration.

5.6       No Liens

Any exchange, issuance or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens of any kind.

5.7       Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Nevada Holdco Class A Shares, Nevada Holdco Options, SVT Shares, SVT Options, Finco Subscription Receipts, Finco Common Shares and Finco Class A Shares issued prior to the Effective Time or pursuant to this Plan of Arrangement; (ii) the rights and obligations of the registered holders of Nevada Holdco Class A Shares, Nevada Holdco Options, SVT Shares, SVT Options, Finco Common Shares and Finco Class A Shares, Nevada Holdco, SVT, the Depository and any transfer agent or other Depository in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to Nevada Holdco Class A Shares, Nevada Holdco Options, SVT Shares, SVT Options, Finco Subscription Receipts, Finco Common Shares and Finco Class A Shares, shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6

AMENDMENTS

6.1       Amendments to Plan of Arrangement

(a)	The Parties reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided, however, that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by each of the Parties; (iii) filed with the Court and, if made following the Nevada Holdco Meeting or the SVT Meeting, approved by the Court; and (iv) communicated to holders or former holders of Nevada Holdco securities, SVT securities, or Finco securities if and as required by the Court.

(b)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parties prior to the Nevada Holdco Meeting and the SVT Meeting; provided, however, that the Parties shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Nevada Holdco Meeting and the SVT Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Nevada Holdco Meeting or the SVT Meeting shall be effective only if: (i) it is consented to in writing by the Parties; (ii) it is filed with the Court (other than amendments contemplated in Subsection 6.1(d), which shall not require such filing) and (iii) if required by the Court, it is consented to by Nevada Holdco Shareholders or SVT Shareholders, as applicable, voting or consenting, as the case may be, in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made by the Parties without the approval of or communication to the Court or the Nevada Holdco Shareholders, the SVT Shareholders or the Finco Subscription Receipt Holders, provided that it concerns a matter which, in the reasonable opinion of the Parties is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Nevada Holdco Shareholders, SVT Shareholders or the Finco Subscription Receipt Holders, as applicable.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Business Combination Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1       Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE B
ESCROW HOLDERS

(a)	Any person or company who acted as a promoter of the Resulting Issuer within the last two (2) years

(b)	Any director or senior officer of the Resulting Issuer or any of its material operating subsidiaries

(c)	Any person or company that holds securities carrying more than 20% of the voting rights attached to the Resulting Issuer’s outstanding securities immediately before and immediately after the Business Combination

(d)	Any person or company that: (i) holds securities carrying more than 10% of the voting rights attached to the Resulting Issuer’s outstanding securities immediately before and immediately after the Business Combination; and (ii) has elected or appointed, or has the right to elect or appoint, one or more directors or senior officers of the Resulting Issuer or any of its material operating subsidiaries

B-1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF SVT

Except as disclosed or included in (x) the SVT Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), provided that information disclosed in any section, subsection, paragraph or subparagraph of the SVT Disclosure Letter will qualify any other section, subsection, paragraph or subparagraph below to the extent that the relevance or applicability of the information disclosed is reasonably apparent, notwithstanding the absence of a reference to such other section, subsection, paragraph or subparagraph below), or (y) the documents, materials, or agreements listed in the SVT Disclosure Letter, SVT hereby represents and warrants to Baker, Briteside, Sea Hunter, and Finco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. SVT is duly incorporated and validly existing under the CBCA and has full corporate power and authority to own its assets now owned and conduct its business as now owned and conducted and as presently proposed to be conducted. SVT is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have an SVT Material Adverse Effect. True and complete copies of the constating documents of SVT have been delivered or made available to Baker, Briteside, Sea Hunter, and Finco, such documents are in full force and effect as of the date hereof, and SVT has not taken any action to amend or supersede such documents as of the date hereof.

(b)	Authority Relative to this Agreement. SVT has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by SVT and the consummation by SVT of the transactions contemplated by this Agreement have been duly authorized by the SVT Board and no other corporate proceedings on the part of SVT are necessary to authorize this Agreement other than the SVT Shareholder Approval. This Agreement has been duly executed and delivered by SVT and assuming due authorization, execution and delivery by each of Baker, Briteside, Sea Hunter, and Finco, constitutes a valid and binding obligation of SVT, enforceable by Baker, Briteside, Sea Hunter, and Finco against SVT in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent. The execution and delivery by SVT of this Agreement and the performance by it of its obligations hereunder and the completion of the Business Combination will not violate, conflict with or result in a breach of any provision of the organizational documents of SVT or its Subsidiaries, and, except as would not have an SVT Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any SVT Material Contract; or (ii) any Law to which SVT or its Subsidiaries are subject or by which SVT or its Subsidiaries are bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any SVT Material Contract or licence or permit held by SVT or its Subsidiaries; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or any restriction or limitation under any SVT Material Contract or licence or permit held by SVT or its Subsidiaries, or result in the imposition of any Lien upon any of SVT’s assets or the assets of its Subsidiaries.

Other than the Interim Order, the Final Order and the filing of documents relating to the Business Combination with the CBCA Director, no Permit is necessary on the part of SVT for the consummation by SVT of its obligations in connection with the Business Combination under this Agreement or for the completion of the Business Combination not to cause or result in any loss of any rights or assets or any interest therein held by SVT or its Subsidiaries in any material properties, except for such Permits as to which the failure to obtain or make would not (x) individually or in the aggregate, prevent or materially delay consummation of the Business Combination or (y) have an SVT Material Adverse Effect.

(d)	Subsidiaries. SVT does not have Subsidiaries or any material direct or indirect interests in any Person, other than those listed in Schedule “C”, Section (d) of the SVT Disclosure Letter. Each Subsidiary of SVT is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets now owned and conduct its business as now owned and conducted by it and as presently proposed to be conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have an SVT Material Adverse Effect. SVT beneficially owns, directly or indirectly, all of the issued and outstanding securities of its Subsidiaries. All of the outstanding shares in the capital of each Subsidiary are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all Liens; and (b) except as set forth in the organizational documents (including, without limitation), any operating agreements of each Subsidiary are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.

(e)	Compliance with Laws.

(i)	Except for non-compliance or violations that would not have an SVT Material Adverse Effect, the operations of SVT and its Subsidiaries have been and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of SVT or its Subsidiaries and none of SVT nor its Subsidiaries has received any written notice of any alleged violation of any such Laws.

(ii)	None of SVT or its Subsidiaries are in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents, in any case in any material respect; or (b) any SVT Material Contract, except for any conflicts, defaults or violations that would not have an SVT Material Adverse Effect.

(iii)	No Governmental Order preventing, ceasing or suspending trading in any securities of SVT is issued and outstanding and no proceeding for either of such purposes have been instituted or, to the knowledge of SVT, are pending, contemplated or threatened.

(iv)	SVT is in compliance in all material respects with all its disclosure obligations under the Securities Laws (including, without limitation, all of its disclosure obligations pursuant to NI 51-102 - Continuous Disclosure Obligations and pursuant to National Instrument 58-101 - Disclosure of Corporate Governance Practices of the Canadian Securities Administrators). Each of the SVT Public Documents is, as of the date thereof, in compliance in all material respects with the Securities Laws and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such documents collectively constitute full, true and plain disclosure of all material facts relating to SVT and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as of the date thereof. There is no fact known to SVT which SVT has not publicly disclosed which results in an SVT Material Adverse Effect, or so far as SVT can reasonably foresee, will have an SVT Material Adverse Effect or materially adversely affect the ability of SVT to perform its obligations under this Agreement.

(v)	No order preventing, ceasing or suspending trading in any securities of SVT is issued and outstanding and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of SVT, are pending, contemplated or threatened.

(vi)	None of SVT nor its Subsidiaries conducts any material cannabis-related activities nor engages in any material business in any jurisdiction where such activities are not expressly authorized by applicable Laws; in those jurisdictions where such cannabis-related activities are expressly authorized by applicable Laws, SVT and its Subsidiaries comply in all material respects, and SVT reasonably believes that any third party with which it engages in business or transactions complies in all material respects, with such Laws and have all material Permits necessary for the conduct of such cannabis-related activities.

(f)       Licenses and Permits.

(i)	Schedule “C”, Section (f)(i) of the SVT Disclosure Letter lists all material Permits issued to each of SVT and its Subsidiaries which are required for the conduct of the operations of SVT and its Subsidiaries as currently conducted or as presently proposed to be conducted or the ownership and use of the assets of SVT and its Subsidiaries now owned and used, including the names of the Permits and their respective dates of issuance and expiration. All material Permits required for each of SVT and its Subsidiaries to conduct the operations of SVT and its Subsidiaries as currently conducted or for the ownership and use of the assets of SVT and its Subsidiaries now owned have been obtained by SVT or its Subsidiaries, as applicable, and are valid and in full force and effect. Except as disclosed in Schedule “C”, Section (f)(i) of the SVT Disclosure Letter, SVT and its Subsidiaries are in material compliance with all material Permits, as they are required to hold for the conduct of the operations of SVT and its Subsidiaries as currently conducted. There is no material action, investigation or proceeding pending or, to the knowledge of SVT, threatened, regarding any of the Permits.

(ii)	To the knowledge of SVT, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule “C”, Section (f)(i) of the SVT Disclosure Letter.

(iii)	None of SVT or its Subsidiaries has received any written notice of revocation or non-renewal of any Permits, or of any intention of any Person to revoke or refuse to renew any of such Permits, except in each case, for revocations or non-renewals which would not have an SVT Material Adverse Effect.

(g)       Capitalization and Listing.

(i)	The authorized share capital of SVT consists of an unlimited number of SVT Shares. As at the date of this Agreement there are: (A) 254,358,411 SVT Shares validly issued and outstanding as fully-paid and non-assessable shares of SVT; (B) outstanding SVT Options providing for the issuance of 5,000,000 SVT Shares upon the exercise thereof; and (C) outstanding SVT Warrants providing for the issuance of 17,993,268 SVT Shares upon the exercise thereof. The terms of the SVT Options and SVT Warrants (including exercise price) are disclosed in Schedule “C”, Section (g)(i) to the SVT Disclosure Letter. Except as disclosed in Schedule “C”, Section (g)(i) of the SVT Disclosure Letter (x) there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of SVT or its Subsidiaries to issue or sell any shares of SVT or its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of SVT or its Subsidiaries, and (y) no Person is entitled to any pre-emptive or other similar right granted by SVT or its Subsidiaries. The SVT Shares are listed on the CSE, and are not listed or quoted on any market other than the CSE.

(ii)	Schedule “C”, Section (g)(ii) of the SVT Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding SVT Options and the number, class or series of shares, exercise prices, vesting schedules (including acceleration terms, if any) and expiration dates of each grant to such holders. All SVT Shares that may be issued pursuant to the exercise of outstanding SVT Options will, when issued in accordance with the terms of such SVT Options, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(iii)	Schedule “C”, Section (g)(iii) of the SVT Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding SVT Warrants and the number, exercise prices and expiration dates of each grant to such holders. All SVT Shares that may be issued pursuant to the exercise of outstanding SVT Warrants will, when issued in accordance with its SVT Warrants, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(iv)	There are no outstanding obligations of SVT or its Subsidiaries, contractual or otherwise, to repurchase, redeem or otherwise acquire any SVT Shares or any shares of its Subsidiaries. No Subsidiary of SVT owns any SVT Shares.

(v)	No Governmental Order ceasing or suspending trading in securities of SVT nor prohibiting the sale of such securities has been issued and is outstanding against SVT or its directors, officers or promoters.

(h)	Shareholder and Similar Agreements. SVT is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of SVT or its Subsidiaries.

(i)       U.S. Securities Law Matters.

(i)	SVT is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(ii)	There is no class of securities of SVT which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is SVT subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. SVT is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(iii)	SVT is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iv)	Where necessary, each of the SVT Shares have been issued under a valid exemption under the U.S. Securities Act and in accordance with any applicable state securities Laws.

(j)       Financial Statements.

(i)	The: (i) audited consolidated financial statements for Santé Veritas Therapeutics Inc. as at and for each of the fiscal years ended on January 31, 2018 and January 31, 2017 including the notes thereto and the reports by Santé Veritas Therapeutics Inc.’s auditors thereon; (ii) audited consolidated financial statements for Marchwell Ventures Ltd. as at and for each of the fiscal years ended on November 30, 2017 and November 30, 2016 including the notes thereto and the reports by Marchwell Ventures Ltd.’s auditors thereon; and (iii) unaudited condensed consolidated financial statements for Marchwell Ventures Ltd. as at and for the three (3) month period ended February 28, 2018; (collectively, the “SVT Financial Statements”) have been prepared in accordance with IFRS, and all financial statements of SVT which are publicly disseminated by SVT in respect of any subsequent periods prior to the Effective Date will be prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of SVT and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There are no outstanding loans made by SVT or its Subsidiaries to any executive officer or director of SVT.

(ii)	Each of SVT and its Subsidiaries maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of SVT are being made only with appropriate authorizations of management and directors of SVT, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of SVT that could have a material effect on its financial statements. To the knowledge of SVT, as of the date of this Agreement, neither is, nor has been, any fraud with respect to SVT, whether or not material, relating to the financial reporting or internal control over financial reporting of SVT.

(iii)	Neither SVT nor its Subsidiaries has received any material written complaint, allegation, assertion, or claim that SVT or its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the SVT Board (or, if applicable, the audit committee thereof), or has not been disclosed to Baker, Briteside, Sea Hunter, and Finco.

(k)	Undisclosed Liabilities. Except as disclosed in Schedule “C”, Section (k) of the SVT Disclosure Letter, neither SVT nor its Subsidiaries have any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are adequately presented or reserved on the balance sheets forming part of the SVT Financial Statements (the “SVT Balance Sheets”) or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of SVT and its Subsidiaries (other than those disclosed on the SVT Balance Sheets and/or in the notes to the SVT financial statements), have an SVT Material Adverse Effect, or, as a consequence of the consummation of the SVT Component of the Business Combination, have an SVT Material Adverse Effect. Without limiting the foregoing, the SVT Balance Sheets reflects reasonable reserves in accordance with IFRS for contingent liabilities of SVT and its Subsidiaries.

(l)	Interest in SVT Property. SVT or one of its Subsidiaries has good and marketable title to, or in the case of leased property, has valid leasehold interests in, all of the SVT property material to their business as presently conducted, whether tangible or intangible, free and clear of all Liens, other than Permitted Liens. SVT is not aware of any facts or circumstances which might limit, affect or prejudice its ownership rights over the SVT property.

(m)	Operational Matters. Except as would not, individually or in the aggregate, result in an SVT Material Adverse Effect all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any assets of SVT and its Subsidiaries have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof.

(n)	Employment Matters.

(i)	Neither SVT nor its Subsidiaries has entered into any binding Contract providing for severance, termination or other change in control-related payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of SVT.

(ii)	Neither SVT nor its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of SVT, actual or threatened union-organizing campaigns for employees not covered under a collective bargaining agreement.

(iii)	Neither SVT nor its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of SVT, threatened, or any litigation actual, or to the actual knowledge of SVT, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not have an SVT Material Adverse Effect.

(iv)	To the knowledge of SVT, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting SVT, except as would not have an SVT Material Adverse Effect.

(v)	Neither SVT nor its Subsidiaries has implemented any plant closing, layoff of employees, or taken any other action that would result in a violation of, or require any action with respect to, the mass termination provisions of applicable employment standards legislation or any similar applicable Law, and no such action shall be implemented prior to the Closing Date.

(o)	Absence of Certain Changes or Events. Since February 28, 2018:

(i)	SVT and its Subsidiaries have conducted their respective businesses in the ordinary course of business and consistent with past practice in all material respects;

(ii)	there has not been any event, circumstance or occurrence which has given rise to an SVT Material Adverse Effect;

(iii)	there has not been any material change in the accounting practices used by SVT and its Subsidiaries, except as disclosed in the SVT Public Documents;

(iv)	except as disclosed in the SVT Public Documents and except for ordinary course adjustments to salary, bonus, severance or other remuneration payable to any non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of SVT or its Subsidiaries;

(v)	there has not been any redemption, repurchase or other acquisition of SVT Shares by SVT, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the SVT Shares;

(vi)	there has not been any entering into, or an amendment of, any SVT Material Contract other than (A) in the ordinary course of business consistent with past practice, or (B) renewals of any such SVT Material Contract; and

(vii)	there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in SVT’s financial statements, other than the settlement of such claims or such liabilities incurred in the ordinary course of business consistent with past practice.

(p)	Litigation. There is no claim, action or proceeding pending or, to the knowledge of SVT, claim, action, proceeding or investigation threatened against or relating to SVT or its Subsidiaries, the business of SVT or its Subsidiaries or affecting any of their properties or assets, or against any current officer or senior executive relating to such individual’s current or prior role with or services to SVT and its Subsidiaries, before or by any Governmental Entity which, if adversely determined, would have an SVT Material Adverse Effect or prevent or materially delay the consummation of the Business Combination (provided that the representation in this Section (n) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to an SVT Material Adverse Effect). Neither SVT nor its Subsidiaries is subject to any judgments that are unsatisfied, any Governmental Order which in each such case has had an SVT Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(q)	Taxes.

(i)	Each of SVT and its Subsidiaries have duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and SVT and its Subsidiaries have paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)	SVT has made adequate provisions or reserves in accordance with IFRS in the most recently published financial statements of SVT for any Taxes of SVT and its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(iii)	Each of SVT and its Subsidiaries have duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)	Each of SVT and its Subsidiaries have duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)	Each of SVT and its Subsidiaries have remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes, payroll taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such material amounts to the appropriate Governmental Entity within the time required under applicable Laws.

(vi)	None of SVT nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(vii)	There are no proceedings, investigations, audits, proposed adjustments or claims now pending or, to the knowledge of SVT, asserted or threatened against SVT or its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(viii)	None of SVT nor its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(ix)	For all transactions between SVT or its Subsidiaries and any Person who is not resident in Canada for purposes of the Tax Act with whom SVT or its Subsidiary was not dealing at arm’s length for purposes of the Tax Act, SVT or its Subsidiary, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act (or comparable provisions of any other applicable legislation).

(x)	SVT has made available to Baker, Briteside, Sea Hunter, and Finco copies of all Tax Returns for the taxation years ended January 31, 2018 and January 31, 2017, and all assessments or reassessments, correspondence related to any assessment or reassessment, requests for Tax rulings, Tax rulings issued by any Governmental Entity, and correspondence related to any audit or proposed audit of SVT or its Subsidiaries, to the extent relating to periods or events in respect of which any Governmental Entity may in accordance with applicable Law assess or otherwise impose any Taxes on SVT or its Subsidiaries.

(xi)	For the purposes of the Tax Act and any other relevant Tax purposes:

(A)	SVT is resident in Canada and is a taxable Canadian corporation; and

(B)	its Subsidiaries are resident in the jurisdiction in which they were formed, and is not resident in any other country.

(xii)	No circumstances exist or may reasonably be expected to arise as a result of matters existing before the Effective Date that may result in SVT or its Subsidiaries being subject to the application of Section 159 or Section 160 of the Tax Act (or comparable provisions of any other applicable legislation).

(xiii)	None of Sections 78 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) have applied to SVT or its Subsidiary, and there are no circumstances existing which could reasonably be expected to result in the application of Sections 78 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) to SVT or its Subsidiaries.

(xiv)	There are no circumstances which exist and would result in, or which have existed and resulted in, Section 17 of the Tax Act applying to SVT or its Subsidiaries.

(xv)	None of SVT nor its Subsidiaries is obligated to make any payments or is a party to any agreement under which it could be obligated to make any payment that will not be deductible in computing its income under the Tax Act by virtue of Section 67 of the Tax Act.

(xvi)	There are no Liens for Taxes upon any properties or assets of SVT or its Subsidiaries (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in SVT’s audited financial statements).

(r)	Books and Records. The corporate records and minute books of SVT and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of SVT and its Subsidiaries as provided to Baker, Briteside, Sea Hunter, and Finco are complete and accurate in all material respects. The corporate minute books for SVT and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(s)	Insurance.

(i)	Schedule “C”, Section (s)(i) of the SVT Disclosure Letter sets out a true and complete list as of the date of this Agreement of SVT’s and its Subsidiaries’ material policies of insurance.

(ii)	SVT has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither SVT nor its Subsidiaries has failed to make any material claim thereunder on a timely basis.

(iii)	Each of such material policies is in full force and effect on the date hereof and SVT will use commercially reasonable efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written notice of cancellation or termination has been received by SVT or its Subsidiaries with respect to any such policy. No material claim under any insurance policy of SVT or its Subsidiaries has been denied during the prior two (2) years.

(t)	Non-Arm’s Length Transactions. Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, (iii) financing agreements or shareholder agreements with SVT’s shareholders entered into in connection with financings or other transactions to which SVT’s shareholders are generally parties and that will terminate at or prior to the Effective Time as a result of the transactions contemplated hereby, or (iv) as set out in Schedule “C”, Section (t) of the SVT Disclosure Letter, there are no current Contracts, or other transactions (including relating to indebtedness by SVT or its Subsidiaries) between SVT or its Subsidiaries on the one hand, and (a) any officer or director of SVT or its Subsidiaries, (b) any holder of record or, to the knowledge of SVT, beneficial owner of five percent or more of the voting securities of SVT, or (c) any affiliate or Associate of any officer, director or beneficial owner, on the other hand.

(u)	Benefit Plans.

(i)	Schedule “C”, Section (u)(i) of the SVT Disclosure Letter contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by SVT or its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which SVT or its Subsidiaries has or may have any Liability, contingent or otherwise (as listed on Schedule “C”, Section (u)(i) of the SVT Disclosure Letter, each, a “SVT Benefit Plan”);

(ii)	Each SVT Benefit Plan and related trust (other than any multiemployer plan as defined in applicable Law (a “SVT Multiemployer Plan”)) has been established, administered, funded and maintained in accordance with its terms and in compliance with all applicable Laws;

(iii)	Other than as required under applicable Law, no SVT Benefit Plan or other arrangement provides post-termination or retiree benefits to any individual for any reason;

(iv)	To the knowledge of SVT there is no pending or threatened action relating to an SVT Benefit Plan (other than routine claims for benefits), and no SVT Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity;

(v)	Each SVT Benefit Plan has been administered, invested and funded in compliance with its terms and in accordance with all applicable Law;

(vi)	Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the business of SVT and its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any SVT Benefit Plan;

(vii)	No SVT Benefit Plan is: (i) a registered retirement savings plan (as defined in the Income Tax Act (Canada); or (ii) a retirement compensation arrangement (as defined in the Income Tax Act (Canada).

(v)	Environmental. Except for any matters that would not have an SVT Material Adverse Effect:

(i)	all facilities and operations of SVT and its Subsidiaries have been conducted, and are now, in compliance with all applicable Environmental Laws;

(ii)	no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of SVT and its Subsidiaries and, to the knowledge of SVT, there is no reasonable basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business occurring as of or prior to the date hereof;

(iii)	none of SVT nor its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(iv)	to the knowledge of SVT, there is no renewal, modification, revocation, reassurance, alteration, transfer or amendment of any environmental Permits, or any review by or approval of, any Governmental Entity, of any environmental Permit, that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of SVT or its Subsidiary following the Effective date;

(v)	SVT and its Subsidiaries have made available to Baker, Briteside, Sea Hunter, and Finco all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information in its possession or under its control with respect to environmental matters; and

(vi)	to the knowledge of SVT, SVT and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(w)	Restrictions on Business Activities. There is no Contract or Governmental Order binding upon SVT or its Subsidiaries the terms of which prohibit or restrict any business practice of SVT or its Subsidiaries, any acquisition of property by SVT or its Subsidiaries or the conduct of business by SVT or its Subsidiaries as currently conducted other than such Contracts or Governmental Orders which would not have an SVT Material Adverse Effect.

(x)	Material Contracts. Except in each case where there would not be an SVT Material Adverse Effect, (i) SVT and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under any material Contracts currently in effect as of the date hereof (collectively, and together with the Intellectual Property Agreements of SVT and its Subsidiaries, the “SVT Material Contracts”), (ii) none of SVT nor its Subsidiaries has received written notice of any breach or default under any such SVT Material Contract by any other party thereto, (iii) prior to the date hereof, SVT has made available to Baker, Briteside, Sea Hunter, and Finco true and complete copies of all of SVT Material Contracts, and (iv) all SVT Material Contracts are legal, valid and binding against SVT or its applicable Subsidiaries, are in full force and effect and are enforceable by SVT (or its Subsidiaries, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the products of fair and arms’ length negotiations between the parties thereto.

(y)	Intellectual Property.

(i)	Schedule “C”, Section (y)(i) of the SVT Disclosure Letter lists all Owned Intellectual Property Registrations of Owned Intellectual Property Assets owned or purported to be owned by SVT. All required filings and fees related to such Owned Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all such Owned Intellectual Property Registrations are otherwise in good standing. SVT has provided the other Parties with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all such Owned Intellectual Property Registrations.

(ii)	To the knowledge of SVT, except as set forth in Schedule “C”, Section (y)(ii) of the SVT Disclosure Letter, SVT or one of its Subsidiaries is the sole and exclusive legal and beneficial, owner of its Owned Intellectual Property Registrations, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of its business as currently conducted, in each case, free and clear of Liens (other than Permitted Liens), except, in each case, as would not have an SVT Material Adverse Effect.

(iii)	The Intellectual Property Assets of SVT and its Subsidiaries are all of the Intellectual Property necessary to operate the business of SVT and its Subsidiaries as presently conducted or as planned to be conducted. Except as set forth in Schedule “C”, Section (y)(iii) of the SVT Disclosure Letter, the consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the SVT and its Subsidiaries right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business of SVT and its Subsidiaries as currently conducted or as planned to be conducted.

(iv)	To the knowledge of SVT, and except as would not have an SVT Material Adverse Effect, SVT’s and its Subsidiaries’ rights in its Intellectual Property Assets of SVT are valid, subsisting and enforceable. SVT and its Subsidiaries have taken commercially reasonable steps to maintain the Intellectual Property Assets of SVT and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(v)	To the knowledge of SVT, and except as would not have an SVT Material Adverse Effect, (i) the conduct of SVT’s and its Subsidiaries’ business as currently conducted, and the Intellectual Property Assets as currently owned, licensed or used by SVT or its Subsidiaries, have not and do not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property Assets of SVT.

(vi)	Neither SVT nor its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any of SVT’s or its Subsidiaries’ Intellectual Property Assets in any material respect.

(z)	Bank Accounts. Schedule “C”, Section (z) of the SVT Disclosure Letter sets forth a complete list of all of the accounts maintained by SVT and its Subsidiaries as of the date hereof with banks, credit unions, trust companies and other similar financial institutions and each individual with signatory authority with respect to such accounts.

(aa)	Relationships with Customers, Suppliers, Distributors and Sales Representatives. SVT has not received any written communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with SVT, which in any of such cases would have an SVT Material Adverse Effect.

(bb)	Brokers. None of SVT, its Subsidiary, or any of their respective officers, directors or employees on behalf of SVT or its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(cc)	Reporting Issuer Status. As of the date hereof, SVT is a reporting issuer not in default (or the equivalent) under the Securities Laws of British Columbia, Alberta and Ontario.

(dd)	Stock Exchange Compliance. SVT is in compliance in all material respects with the applicable listing and rules and regulations of the CSE.

(ee)	No Expropriation. No property or asset of SVT or its Subsidiaries has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of SVT, is there any intent or proposal to give any such notice or to commence any such proceeding.

(ff)	Anti-Money Laundering. The operations of SVT and its Subsidiaries are and have been conducted, at all times, in material compliance with all applicable financial recordkeeping and reporting requirements of applicable anti-money laundering Laws of the jurisdictions in which SVT conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “SVT Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity against SVT with respect to the SVT Anti-Money Laundering Laws is pending. None of SVT nor its Subsidiaries has, directly or indirectly: (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to SVT, its Subsidiaries and their operations. Neither SVT, its Subsidiaries, or, to the knowledge of SVT, any director, officer, agent, employee, affiliate or Person acting on behalf of SVT has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(gg)	Corrupt Practices Legislation. None of SVT, its Subsidiaries or affiliates, nor any of their respective officers, directors or employees acting on behalf of SVT or its Subsidiaries or affiliates has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law, and to the knowledge of SVT, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of SVT or its Subsidiaries or any of its affiliates.

(hh)	No Insolvency. SVT and its Subsidiaries are not insolvent and are able to meet all of their respective financial liabilities as they become due and no winding-up, liquidation, dissolution or bankruptcy proceedings have been commenced or are being commenced or contemplated by SVT or its Subsidiaries, and none of SVT nor its Subsidiaries have knowledge of any such proceedings or transactions having been commenced or being contemplated in respect of SVT or its subsidiaries by any other party.

The representations and warranties of SVT contained in this Schedule “C” shall not survive the completion of the Business Combination and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF BAKER

Except as disclosed or included in (x) the Baker Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), provided that information disclosed in any section, subsection, paragraph or subparagraph of the Baker Disclosure Letter will qualify any other section, subsection, paragraph or subparagraph below to the extent that the relevance or applicability of the information disclosed is reasonably apparent, notwithstanding the absence of a reference to such other section, subsection, paragraph or subparagraph below), or (y) the documents, materials, or agreements listed in the Baker Disclosure Letter, Baker hereby represents and warrants to SVT, Briteside, Sea Hunter, and Finco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. Baker is duly incorporated and validly existing under the laws of the state of Delaware and has full corporate power and authority to own its assets now owned and conduct its business as now owned and conducted and as presently proposed to be conducted. Baker is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Baker Material Adverse Effect. True and complete copies of the constating documents of Baker have been delivered or made available to SVT, Briteside, Sea Hunter, and Finco, such documents are in full force and effect as of the date hereof, and Baker has not taken any action to amend or supersede such documents as of the date hereof.

(b)	Authority Relative to this Agreement. Baker has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Baker and the consummation by Baker of the transactions contemplated by this Agreement have been duly authorized by the Baker Board and no other corporate proceedings on the part of Baker are necessary to authorize this Agreement other than: (i) the approval and adoption of this Agreement by the holders of Baker Capital Stock in accordance with the provisions of the NRS and the DGCL, including the approval of (x) the holders of a majority of the shares of Series Seed Preferred Stock and Series A Preferred Stock of Baker, voting together as a single class and on an as-converted basis, and (y) the holders of a majority of the Baker Capital Stock, voting together as a single class and on an as-converted basis; (ii) the Nevada Holdco Shareholder Approval; and (iii) and approval of the Nevada Holdco Continuance Resolution and the Nevada Holdco Arrangement Resolution. This Agreement has been duly executed and delivered by Baker and, assuming due authorization, execution and delivery by each of SVT, Briteside, Sea Hunter, and Finco, constitutes a valid and binding obligation of Baker, enforceable by SVT, Briteside, Sea Hunter, and Finco against Baker in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent. The execution and delivery by Baker of this Agreement and the performance by it of its obligations hereunder and the completion of the Business Combination will not violate, conflict with or result in a breach of any provision of the organizational documents of Baker or its Subsidiaries, and, except as would not have a Baker Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any Baker Material Contract; or (ii) any Law to which Baker or its Subsidiaries are subject or by which Baker or its Subsidiaries are bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any Baker Material Contract or licence or permit held by Baker or its Subsidiaries; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or any restriction or limitation under any Baker Material Contract or licence or permit held by Baker or its Subsidiaries, or result in the imposition of any Lien upon any of Baker’s assets or the assets of its Subsidiaries. Other than the Interim Order, the Final Order and the filing of documents relating to the Business Combination with the CBCA Director, no Permit is necessary on the part of Baker for the consummation by Baker of its obligations in connection with the Business Combination under this Agreement or for the completion of the Business Combination not to cause or result in any loss of any rights or assets or any interest therein held by Baker or its Subsidiaries in any material properties, except for such Permits as to which the failure to obtain or make would not (x) individually or in the aggregate, prevent or materially delay consummation of the Business Combination or (y) have a Baker Material Adverse Effect.

(d)	Subsidiaries. Baker does not have Subsidiaries or any material direct or indirect interests in any Person, other than those listed in Schedule “D”, Section (d) of the Baker Disclosure Letter. Each Subsidiary of Baker is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets now owned and conduct its business as now owned and conducted by it and as presently proposed to be conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Baker Material Adverse Effect. Baker beneficially owns, directly or indirectly, all of the issued and outstanding securities of its Subsidiaries. All of the outstanding shares in the capital of each Subsidiary are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all Liens; and (b) except set forth in the organizational documents (including, without limitation), any operating agreements of each Subsidiary are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.

(e)	Compliance with Laws.

(i)	Except (x) as disclosed in Schedule “D”, Section (e)(i) of the Baker Disclosure Letter or (y) for non-compliance or violations that would not have a Baker Material Adverse Effect, the operations of Baker and its Subsidiaries have been and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Baker or its Subsidiaries and none of Baker nor its Subsidiaries has received any written notice of any alleged violation of any such Laws.

(ii)	Except as disclosed in Schedule “D”, Section (e)(ii) of the Baker Disclosure Letter, none of Baker or its Subsidiaries are in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents in any case in any material respect; or (b) any Baker Material Contract, except for any conflicts, defaults or violations that would not have a Baker Material Adverse Effect.

(iii)	No Governmental Order preventing, ceasing or suspending trading in any securities of Baker is issued and outstanding and no proceeding for either of such purposes have been instituted or, to the knowledge of Baker, are pending, contemplated or threatened.

(iv)	Except as set forth in Schedule “D”, Section (e)(iv) of the Baker Disclosure Letter, none of Baker nor its Subsidiaries conducts any material cannabis-related activities nor engages in any material business in any jurisdiction where such activities are not expressly authorized by applicable state Laws; in those jurisdictions where such cannabis-related activities are expressly authorized by state Laws, Baker and its Subsidiaries comply, in all material respects, and Baker reasonably believes that any third party with which it engages in business or transactions complies, in all material respects, with such state Laws and have all material Permits necessary for the conduct of such cannabis-related activities.

(f)	Licenses and Permits.

(i)	Schedule “D”, Section (f)(i) of the Baker Disclosure Letter lists all material Permits issued to each of Baker and its Subsidiaries which are required for the conduct of the operations of Baker and its Subsidiaries as currently conducted or as presently proposed to be conducted or the ownership and use of the assets of Baker and its Subsidiaries now owned and used, including the names of the Permits and their respective dates of issuance and expiration. All material Permits required for each of Baker and its Subsidiaries to conduct the operations of Baker and its Subsidiaries as currently conducted or for the ownership and use of the assets of Baker and its Subsidiaries now owned have been obtained by Baker or its Subsidiaries, as applicable, and are valid and in full force and effect. Except as disclosed in Schedule “D”, Section (f)(i) of the Baker Disclosure Letter, Baker and its Subsidiaries are in material compliance with all material Permits, as they are required to hold for the conduct of the operations of Baker and its Subsidiaries as currently conducted. There is no material action, investigation or proceeding pending or, to the knowledge of Baker, threatened, regarding any of the Permits.

(ii)	To the knowledge of Baker, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule “D”, Section (f)(i) of the Baker Disclosure Letter.

(iii)	None of Baker or its Subsidiaries has received any written notice of revocation or non-renewal of any Permits, or of any intention of any Person to revoke or refuse to renew any of such Permits, except in each case, for revocations or non-renewals which would not have a Baker Material Adverse Effect.

(g)	Capitalization and Listing.

(i)	The authorized share capital of Baker consists of 27,500,000 shares of common stock, par value $0.01 per share, of Baker (“Baker Common Stock”), and 10,850,800 shares of Baker Preferred Stock, of which 5,350,800 shares are designed Series Seed Preferred Stock and 5,500,000 shares are designated Series A Preferred Stock. As at the date of this Agreement there are: (A) 10,354,455 shares of Baker Preferred Stock validly issued and outstanding as fully-paid and non-assessable shares of Baker, of which 5,350,800 are shares of Baker’s Series Seed Preferred Stock, and of which 5,003,655 are shares of Baker’s Series A Preferred Stock; (B) 10,473,124 Baker Shares validly issued and outstanding as fully-paid and non-assessable shares of Baker, (C) issued and outstanding Baker Options for the purchase of 2,659,008 Baker Shares upon the exercise thereof; (D) no issued and outstanding Baker Warrants, and (E) outstanding Baker SAFEs in an aggregate face amount of $2,250,000, which Baker SAFEs are convertible into Baker Capital Stock on the terms set forth therein. Except as set forth in this paragraph above or as disclosed in Schedule “D”, Section (g)(i) of the Baker Disclosure Letter (x) there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Baker or its Subsidiaries to issue or sell any shares of Baker or its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Baker or its Subsidiaries, and (y) no Person is entitled to any pre-emptive or other similar right granted by Baker or its Subsidiaries.

(ii)	Schedule “D”, Section (g)(ii) of the Baker Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Baker Options and the number, class or series of shares, exercise prices, vesting schedules (including acceleration terms, if any) and expiration dates of each grant to such holders. All Baker Shares that may be issued pursuant to the exercise of outstanding Baker Options will, when issued in accordance with the terms of such Baker Options, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(iii)	Schedule “D”, Section (g)(iii) of the Baker Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Baker SAFEs and the face amount of each such Baker SAFE. All Baker Shares that may be issued pursuant to the conversion of outstanding Baker SAFEs will, when issued in accordance therewith, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(iv)	Except as set forth in Schedule “D”, Section (g)(iv) of the Baker Disclosure Letter, there are no outstanding obligations of Baker or its Subsidiaries, contractual or otherwise, to repurchase, redeem or otherwise acquire any Baker Shares or any shares of its Subsidiaries. No Subsidiary of Baker owns any Baker Shares.

(v)	No Governmental Order ceasing or suspending trading in securities of Baker nor prohibiting the sale of such securities has been issued and is outstanding against Baker or its directors, officers or promoters.

(h)	Shareholder and Similar Agreements. Except as set forth in Schedule “D”, Section (h) of the Baker Disclosure Letter, Baker is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Baker or its Subsidiaries.

(i)	U.S. Securities Law Matters.

(i)	There is no class of securities of Baker which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is Baker subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Baker is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(ii)	Baker is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii)	The Baker Shares, Baker Options and Baker SAFEs and any other Baker securities have been issued under a valid exemption under the U.S. Securities Act and in accordance with any applicable state securities Laws.

(j)	Financial Statements.

(i)	The audited consolidated financial statements for Baker as at and for each of the fiscal years ended on December 31, 2017 and December 31, 2016 including the notes thereto and the reports by Baker’s auditors thereon, and the unaudited consolidated financial statements for Baker as at and for the three (3) month period ending March 31, 2018 have been prepared in accordance with U.S. GAAP, and all financial statements of Baker which are prepared by Baker in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position of Baker and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). Other than those listed on Schedule “D”, Section (j) of the Baker Disclosure Letter, there are no outstanding loans made by Baker to any executive officer or director of Baker.

(ii)	Each of Baker and its Subsidiaries maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Baker are being made only with appropriate authorizations of management and directors of Baker, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Baker that could have a material effect on its financial statements. To the knowledge of Baker, as of the date of this Agreement, neither is, nor has been, any fraud with respect to Baker, whether or not material, relating to the financial reporting or internal control over financial reporting of Baker.

(iii)	Neither Baker nor its Subsidiaries has received any material written complaint, allegation, assertion, or claim that Baker or its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Baker Board (or, if applicable, the audit committee thereof), or has not been disclosed to SVT, Briteside, Sea Hunter, and Finco.

(k)	Undisclosed Liabilities. Other than as disclosed in Schedule “D”, Section (k) of the Baker Disclosure Letter, neither Baker nor its Subsidiaries have any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are adequately presented or reserved on the audited balance sheet of Baker as of March 31, 2018 (the “Baker Balance Sheet”) or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of Baker and its Subsidiaries (other than those disclosed on the Baker Balance Sheet and/or in the notes to the Baker financial statements) have a Baker Material Adverse Effect, or, as a consequence of the consummation of the Business Combination have a Baker Material Adverse Effect. Without limiting the foregoing, the Baker Balance Sheet reflects reasonable reserves in accordance with IFRS for contingent liabilities of Baker and its Subsidiaries.

(l)	Interest in Baker Property. Baker or one of its Subsidiaries has good and marketable title to, or in the case of leased property, has valid leasehold interests in, all of the Baker property material to their business as presently conducted, whether tangible or intangible, free and clear of all Liens, other than (a) Permitted Liens and (b) as set out in Schedule “D”, Section (l)(i) of the Baker Disclosure Letter. Baker is not aware of any facts or circumstances which might limit, affect or prejudice its ownership rights over the Baker property.

(m)	Operational Matters. Except as would not, individually or in the aggregate, result in a Baker Material Adverse Effect all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any assets of Baker and its Subsidiaries have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof.

(n)	Employment Matters.

(i)	Other than as disclosed in Schedule “D”, Section (n)(i) of the Baker Disclosure Letter, neither Baker nor its Subsidiaries has entered into any binding Contract providing for severance, termination or other change in control-related payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Baker.

(ii)	Neither Baker nor its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of Baker, actual or threatened union-organizing campaigns for employees not covered under a collective bargaining agreement.

(iii)	Neither Baker nor its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Baker, threatened, or any litigation actual, or to the actual knowledge of Baker, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not have a Baker Material Adverse Effect.

(iv)	To the knowledge of Baker, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Baker, except as would not have a Baker Material Adverse Effect.

(v)	Neither Baker nor its Subsidiaries has implemented any plant closing, layoff of employees, or taken any other action that would result in a violation of, or require any action with respect to, the WARN Act, and no such action shall be implemented prior to the Closing Date.

(o)	Absence of Certain Changes or Events. Except as set forth in Schedule “D”, Section (o) of the Baker Disclosure Letter, since March 31, 2018:

(i)	Baker and its Subsidiaries have conducted their respective businesses in the ordinary course of business and consistent with past practice in all material respects;

(ii)	there has not been any event, circumstance or occurrence which has given rise to a Baker Material Adverse Effect;

(iii)	there has not been any material change in the accounting practices used by Baker and its Subsidiaries;

(iv)	there has not been any redemption, repurchase or other acquisition of Baker Shares by Baker, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Baker Shares;

(v)	there has not been any entering into, or an amendment of, any Baker Material Contract other than (A) in the ordinary course of business consistent with past practice, or (B) renewals of any such Baker Material Contract;

(vi)	there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Baker’s financial statements, other than the settlement of such claims or such liabilities incurred in the ordinary course of business consistent with past practice; and

(vii)	except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance or other remuneration payable to any senior or executive officers of Baker or its Subsidiaries.

(p)	Litigation. Except as set forth in Schedule “D”, Section (p) of the Baker Disclosure Letter, there is no claim, action or proceeding pending or, to the knowledge of Baker, claim, action, proceeding or investigation threatened against or relating to Baker or its Subsidiaries, the business of Baker or its Subsidiaries or affecting any of their properties or assets, or against any current officer or senior executive relating to such individual’s current or prior role with or services to Baker and its Subsidiaries, before or by any Governmental Entity which, if adversely determined, would have a Baker Material Adverse Effect or prevent or materially delay the consummation of the Business Combination (provided that the representation in this Section (n) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to a Baker Material Adverse Effect). Neither Baker nor its Subsidiaries is subject to any judgments that are unsatisfied, any Governmental Order which in each such case has had a Baker Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(q)	Taxes.

(i)	Each of Baker and its Subsidiaries have duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Baker and its Subsidiaries have paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)	Baker has made adequate provisions or reserves in accordance with U.S. GAAP in the most recently published financial statements of Baker for any Taxes of Baker and its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(iii)	Each of Baker and its Subsidiaries have duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)	Each of Baker and its Subsidiaries have duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)	Each of Baker and its Subsidiaries have remitted all material pension plan contributions, employment insurance premiums, employer health taxes, payroll taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such material amounts to the appropriate Governmental Entity within the time required under applicable Laws.

(vi)	None of Baker nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(vii)	There are no proceedings, investigations, audits, proposed adjustments or claims now pending or, to the knowledge of Baker, asserted or threatened against Baker or its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(viii)	There are no Liens for Taxes upon any properties or assets of Baker or its

Subsidiaries (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in Baker’s audited financial statements).

(r)	Books and Records. The corporate records and minute books of Baker and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Baker and its Subsidiaries as provided to SVT, Briteside, Sea Hunter, and Finco are complete and accurate in all material respects. The corporate minute books for Baker and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(s)	Insurance.

(i)	Schedule “D”, Section (s)(i) of the Baker Disclosure Letter set out a true and complete list as of the date of this Agreement of Baker’s and its Subsidiaries’ material policies of insurance.

(ii)	Baker has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such material policies of insurance have been paid and Baker has not failed to make any material claim thereunder on a timely basis.

(iii)	Each of such material policies is in full force and effect on the date hereof and Baker will use commercially reasonable efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written notice of cancellation or termination has been received by Baker or its Subsidiaries with respect to any such policy. No material claim under any insurance policy of Baker or its Subsidiaries has been denied during the prior two (2) years.

(t)	Non-Arm’s Length Transactions. Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, (iii) financing agreements or shareholder agreements with Baker’s shareholders entered into in connection with financings or other transactions to which Baker’s shareholders are generally parties, or (iv) as set out in Schedule “D”, Section (t) of the Baker Disclosure Letter, there are no current Contracts or other transactions (including relating to indebtedness by Baker or its Subsidiaries) between Baker or its Subsidiaries on the one hand, and (a) any officer or director of Baker or its Subsidiaries, (b) any holder of record or, to the knowledge of Baker, beneficial owner of five percent or more of the voting securities of Baker, or (c) any affiliate or Associate of any officer, director or beneficial owner, on the other hand.

(u)	Benefit Plans.

(i)	Schedule “D”, Section (u)(i) of the Baker Disclosure Letter contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Baker or its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which Baker or its Subsidiaries or any of their ERISA Affiliates has or may have any Liability, contingent or otherwise (as listed on Schedule “D”, Section (u)(i) of the Baker Disclosure Letter, each, a “Baker Benefit Plan”).

(ii)	To the knowledge of Baker, except as set forth in Schedule “D”, Section (u)(ii) of the Baker Disclosure Letter, each Baker Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Baker Multiemployer Plan”)) has been established, administered, funded and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Except as set forth in Schedule “D”, Section (e) of the Baker Disclosure Letter, each Baker Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Baker Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the United States Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the United States Internal Revenue Service to the prototype plan sponsor, to the effect that such Baker Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Baker Qualified Benefit Plan.

(iii)	Except as set forth in Schedule “D”, Section (u)(iii) of the Baker Disclosure Letter and other than as required under Section 601, et seq. of ERISA Section 4980B of the Code or other applicable Law, no Baker Benefit Plan or other arrangement provides post-termination or retiree benefits to any individual for any reason.

(iv)	Except as set forth in Schedule “D”, Section (u)(iv) of the Baker Disclosure Letter, to the knowledge of Baker there is no pending or threatened action relating to a Baker Benefit Plan (other than routine claims for benefits), and no Baker Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(v)	Except as set forth in Schedule “D”, Section (u)(v) of the Baker Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the business of Baker and its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Baker Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code..

(iv)	Except as set forth in Schedule “D”, Section (u)(vi) of the Baker Disclosure Letter, no Baker Benefit Plan is: (i) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither Baker nor any of its ERISA Affiliates currently has an obligation to contribute to a “defined benefit plan” within the meaning of Section 3(3) of ERISA, a Multiemployer Plan, or any other plan subject to Title IV of ERISA or Section 412 of the Code.

(v)	Each Baker Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder in all material respects. Briteside and its Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(v)	Environmental. Except for any matters that would not have a Baker Material Adverse Effect:

(i)	all facilities and operations of Baker and its Subsidiaries have been conducted, and are now, in compliance with all applicable Environmental Laws;

(ii)	no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Baker and its Subsidiaries and, to the knowledge of Baker, there is no reasonable basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business occurring as of or prior to the date hereof;

(iii)	none of Baker nor its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(iv)	to the knowledge of Baker, there is no renewal, modification, revocation, reassurance, alteration, transfer or amendment of any environmental Permits, or any review by or approval of, any Governmental Entity, of any environmental Permit, that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Baker or its Subsidiary following the Effective date;

(v)	Baker and its Subsidiaries have made available to SVT, Briteside, Sea Hunter, and Finco all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information in its possession or under its control with respect to environmental matters; and

(vi)	to the knowledge of Baker, Baker and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(w)	Restrictions on Business Activities. There is no Contract or Governmental Order binding upon Baker or its Subsidiaries the terms of which prohibit or restrict any business practice of Baker or its Subsidiaries, any acquisition of property by Baker or its Subsidiaries or the conduct of business by Baker or its Subsidiaries as currently conducted other than such Contracts or Governmental Orders which would not have a Baker Material Adverse Effect.

(x)	Material Contracts. Except in each case where there would not be a Baker Material Adverse Effect, (i) Baker and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under any material Contracts currently in effect as of the date hereof (collectively, and together with the Intellectual Property Agreements of Baker and its Subsidiaries, the “Baker Material Contracts”), (ii) none of Baker nor its Subsidiaries has received written notice of any breach or default under any such Baker Material Contract by any other party thereto, (iii) prior to the date hereof, Baker has made available to SVT, Briteside, Sea Hunter, and Finco true and complete copies of all of Baker Material Contracts, and (iv) all Baker Material Contracts are legal, valid and binding against Baker or its applicable Subsidiaries, are in full force and effect and, other than as disclosed in Schedule “D”, Section (x) of the Baker Disclosure Letter, are enforceable by Baker (or its Subsidiaries, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the products of fair and arms’ length negotiations between the parties thereto.

(y)	Intellectual Property.

(i)	Schedule “D”, Section (y)(i) of the Baker Disclosure Letter lists all Owned Intellectual Property Registrations of Owned Intellectual Property Assets owned or purported to be Owned by Baker. All required filings and fees related to such Owned Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all such Owned Intellectual Property Registrations are otherwise in good standing. Baker has provided the other Parties with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all such Owned Intellectual Property Registrations.

(ii)	To the knowledge of Baker, except as set forth in Schedule “D”, Section (y)(ii) of the Baker Disclosure Letter, Baker or one of its Subsidiaries is the sole and exclusive legal and beneficial, owner of its Owned Intellectual Property Registrations, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of its business as currently conducted, in each case, free and clear of Liens (other than Permitted Liens), except in each case, as would not have a Baker Material Adverse Effect.

(iii)	The Intellectual Property Assets of Baker and its Subsidiaries are all of the Intellectual Property necessary to operate the business of Baker and its Subsidiaries as presently conducted or as planned to be conducted. Except as set forth in Schedule “D”, Section (y)(iii) of the Baker Disclosure Letter, the consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Baker and its Subsidiaries right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business of Baker and its Subsidiaries as currently conducted or as planned to be conducted.

(iv)	To the knowledge of Baker and except as would not have a Baker Material Adverse Effect, Baker’s and its Subsidiaries’ rights in its Intellectual Property Assets of Baker are valid, subsisting and enforceable. Baker and its Subsidiaries have taken commercially reasonable steps to maintain the Intellectual Property Assets of Baker and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(v)	Except as set forth in Schedule “D”, Section (y)(v) of the Baker Disclosure Letter, to the knowledge of Baker, and except as would not have a Baker Material Adverse Effect, (i) the conduct of Baker’s and its Subsidiaries’ business as currently conducted, and the Intellectual Property Assets as currently owned, licensed or used by Baker or its Subsidiaries, have not and do not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property Assets of Baker.

(vi)	Neither Baker nor its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any of Baker’s or its Subsidiaries’ Intellectual Property Assets in any material respect.

(z)	Bank Accounts. Schedule “D”, Section (z) of the Baker Disclosure Letter sets forth a complete list of all of the accounts maintained by Baker and its Subsidiaries as of the date hereof with banks, credit unions, trust companies and other similar financial institutions and each individual with signatory authority with respect to such accounts.

(aa)	Relationships with Customers, Suppliers, Distributors and Sales Representatives. Baker has not received any written communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with Baker, which in any of such cases would have a Baker Material Adverse Effect.

(bb)	Brokers. Except for the fees to be paid as set out in Schedule “D”, Section (bb) of the Baker Disclosure Letter, none of Baker, its Subsidiary, or any of their respective officers, directors or employees on behalf of Baker or its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(cc)	No Expropriation. No property or asset of Baker or its Subsidiaries has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Baker, is there any intent or proposal to give any such notice or to commence any such proceeding.

(dd)	Anti-Money Laundering. The operations of Baker and its Subsidiaries are and have been conducted, at all times, in material compliance with all applicable financial recordkeeping and reporting requirements of applicable anti-money laundering Laws of the jurisdictions in which Baker conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Baker Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity against Baker with respect to the Baker Anti-Money Laundering Laws is pending. None of Baker nor its Subsidiaries has, directly or indirectly: (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Baker, its Subsidiaries and their operations. Neither Baker, its Subsidiaries, or, to the knowledge of Baker, any director, officer, agent, employee, affiliate or Person acting on behalf of Baker has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(ee)	Corrupt Practices Legislation. None of Baker, its Subsidiaries or affiliates, nor any of their respective officers, directors or employees acting on behalf of Baker or its Subsidiaries or affiliates has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law, and to the knowledge of Baker, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Baker or its Subsidiaries or any of its affiliates.

(ff)	No Insolvency. Baker and its Subsidiaries are not insolvent and are able to meet all of their respective financial liabilities as they become due and no winding-up, liquidation, dissolution or bankruptcy proceedings have been commenced or are being commenced or contemplated by Baker or its Subsidiaries, and none of Baker or its Subsidiaries have knowledge of any such proceedings or transactions having been commenced or being contemplated in respect of Baker or its subsidiaries by any other party.

The representations and warranties of Baker contained in this Schedule “D” shall not survive the completion of the Business Combination and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF BRITESIDE

Except as disclosed or included in (x) the Briteside Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), provided that information disclosed in any section, subsection, paragraph or subparagraph of the Briteside Disclosure Letter will qualify any other section, subsection, paragraph or subparagraph below to the extent that the relevance or applicability of the information disclosed is reasonably apparent, notwithstanding the absence of a reference to such other section, subsection, paragraph or subparagraph below), or (y) the documents, materials, or agreements listed in the Briteside Disclosure Letter, Briteside hereby represents and warrants to SVT, Baker, Sea Hunter, and Finco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. Briteside is a limited liability company validly existing under the laws of the state of Tennessee and has all necessary limited liability company power and authority to own its assets now owned and conduct its business as now owned and conducted and as presently proposed to be conducted. Briteside is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Briteside Material Adverse Effect. True and complete copies of the constating documents of Briteside have been delivered or made available to SVT, Baker, Sea Hunter, and Finco, such documents are in full force and effect as of the date hereof, and Briteside has not taken any action to amend or supersede such documents as of the date hereof.

(b)	Authority Relative to this Agreement. Briteside has the requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Briteside and the consummation by Briteside of the transactions contemplated by this Agreement have been duly authorized by the Briteside Board and no other proceedings on the part of Briteside are necessary to authorize this Agreement other than the Nevada Holdco Shareholder Approval and approval of the Nevada Holdco Continuance Resolution and the Nevada Holdco Arrangement Resolution. This Agreement has been duly executed and delivered by Briteside and, assuming due authorization, execution and delivery by each of SVT, Baker, Sea Hunter, and Finco, constitutes a valid and binding obligation of Briteside, enforceable by SVT, Baker, Sea Hunter, and Finco against Briteside in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent. The execution and delivery by Briteside of this Agreement and the performance by it of its obligations hereunder and the completion of the Business Combination will not violate, conflict with or result in a breach of any provision of the organizational documents of Briteside or its Subsidiaries, and, except as would not have a Briteside Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any Briteside Material Contract; or (ii) any Law to which Briteside or its Subsidiaries are subject or by which Briteside or its Subsidiaries are bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any Briteside Material Contract or licence or permit held by Briteside or its Subsidiaries; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or any restriction or limitation under any Briteside Material Contract or licence or permit held by Briteside or its Subsidiaries, or result in the imposition of any Lien upon any of Briteside’s assets or the assets of its Subsidiaries. Other than the Interim Order, the Final Order and the filing of documents relating to the Business Combination with the CBCA Director, no Permit is necessary on the part of Briteside for the consummation by Briteside of its obligations in connection with the Business Combination under this Agreement or for the completion of the Business Combination not to cause or result in any loss of any rights or assets or any interest therein held by Briteside or its Subsidiaries in any material properties, except for such Permits as to which the failure to obtain or make would not (x) individually or in the aggregate, prevent or materially delay consummation of the Business Combination or (y) have a Briteside Material Adverse Effect.

(d)	Subsidiaries. Briteside does not have Subsidiaries or any material direct or indirect interests in any Person, other than those listed in Schedule “E”, Section (d) of the Briteside Disclosure Letter. Each Subsidiary of Briteside is duly organized or incorporated, as applicable, and is validly existing under the Laws of its jurisdiction of organization, has all necessary limited liability company power and authority to own its assets now owned and conduct its business as now owned and conducted by it and as presently proposed to be conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Briteside Material Adverse Effect. Briteside beneficially owns, directly or indirectly, all of the issued and outstanding equity securities of its Subsidiaries. All of the outstanding equity securities in the capital of each Subsidiary are: (a) validly issued, fully-paid and non-assessable and all such equity securities are owned free and clear of all Liens; and (b) except as set forth in the organizational documents (including, without limitation, any operating agreement) of each Subsidiary, are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.

(e)	Compliance with Laws.

(i)	Except (x) as disclosed in Schedule “E”, Section (e)(i) of the Briteside Disclosure Letter or (y) for non-compliance or violations that would not have a Briteside Material Adverse Effect, the operations of Briteside and its Subsidiaries have been and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Briteside or its Subsidiaries and none of Briteside nor its Subsidiaries has received any written notice of any alleged violation of any such Laws.

(ii)	Except as disclosed in Schedule “E”, Section (e)(ii) of the Briteside Disclosure Letter, none of Briteside or its Subsidiaries are in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents in any case in any material respect; or (b) any Briteside Material Contract, except for any conflicts, defaults or violations that would not have a Briteside Material Adverse Effect.

(iii)	No Governmental Order preventing, ceasing or suspending trading in any securities of Briteside is issued and outstanding and no proceeding for either of such purposes have been instituted or, to the knowledge of Briteside, are pending, contemplated or threatened.

(iv)	None of Briteside nor its Subsidiaries conducts any material cannabis-related activities nor engages in any material business in any jurisdiction where such activities are not expressly authorized by applicable state Laws; in those jurisdictions where such cannabis-related activities are expressly authorized by state Laws, Briteside and its Subsidiaries comply in all material respects, and Briteside reasonably believes that any third party with which it engages in business or transactions complies in all material respects, with such state Laws and have all material Permits necessary for the conduct of such cannabis-related activities.

(f)	Licenses and Permits.

(i)	Schedule “E”, Section (f) of the Briteside Disclosure Letter lists all material Permits issued to each of Briteside and its Subsidiaries which are required for the conduct of the operations of Briteside and its Subsidiaries as currently conducted or as presently proposed to be conducted or the ownership and use of the assets of Briteside and its Subsidiaries now owned and used, including the names of the Permits and their respective dates of issuance and expiration. All material Permits required for each of Briteside and its Subsidiaries to conduct the operations of Briteside and its Subsidiaries as currently conducted or for the ownership and use of the assets of Briteside and its Subsidiaries now owned have been obtained by Briteside or its Subsidiaries, as applicable, and are valid and in full force and effect. Except as disclosed in Schedule “E”, Section (f) of the Briteside Disclosure Letter, Briteside and its Subsidiaries are in material compliance with all material Permits, as they are required to hold for the conduct of the operations of Briteside and its Subsidiaries as currently conducted There is no material action, investigation or proceeding pending or, to the knowledge of Briteside, threatened, regarding any of the Permits.

(ii)	To the knowledge of Briteside, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule “E”, Section (f) of the Briteside Disclosure Letter.

(iii)	None of Briteside or its Subsidiaries has received any written notice of revocation or non-renewal of any Permits, or of any intention of any Person to revoke or refuse to renew any of such Permits, except in each case, for revocations or non-renewals which would not have a Briteside Material Adverse Effect.

(g)	Capitalization and Listing.

(i)	The authorized equity capital of Briteside consists of an unlimited number of Briteside Membership Interests. As at the date of this Agreement: (A) 100% of the Briteside Membership Interests are validly issued and outstanding as fully-paid and non-assessable limited liability company membership interests of Briteside; (B) there are no outstanding Briteside Options; and (C) there are outstanding Briteside Warrants providing for the issuance of 5% of Briteside Membership Interests upon the exercise thereof. The terms of the Briteside Options and Briteside Warrants (including exercise price) are disclosed in Schedule “E”, Section (g)(i) to the Briteside Disclosure Letter. As disclosed in Schedule “E”, Section (g)(i) of the Briteside Disclosure Letter (x) there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Briteside or its Subsidiaries to issue or sell any equity securities of Briteside or its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any equity securities of Briteside or its Subsidiaries, and (y) no Person is entitled to any pre-emptive or other similar right granted by Briteside or its Subsidiaries.

(ii)	Schedule “E”, Section (g)(ii) of the Briteside Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Briteside Options and the number, class or series of shares, exercise prices, vesting schedules (including acceleration terms, if any) and expiration dates of each grant to such holders. All Briteside Membership Interests that may be issued pursuant to the exercise of outstanding Briteside Options will, when issued in accordance with the terms of such Briteside Options, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(iii)	Schedule “E”, Section (g)(iii) of the Briteside Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Briteside Warrants and the number, exercise prices and expiration dates of each grant to such holders. All Briteside Membership Interests that may be issued pursuant to the exercise of outstanding Briteside Warrants will, when issued in accordance with its Briteside Warrants, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(iv)	Except as set forth in Schedule “E”, Section (g)(iv) of the Briteside Disclosure Letter, there are no outstanding obligations of Briteside or its Subsidiaries, contractual or otherwise, to repurchase, redeem or otherwise acquire any Briteside Membership Interests or any shares or equity securities of its Subsidiaries. No Subsidiary of Briteside owns any Briteside Membership Interests.

(v)	No Governmental Order ceasing or suspending trading in Briteside Membership Interests nor prohibiting the sale of Briteside Membership Interests has been issued and is outstanding against Briteside or its directors, officers or promoters.

(h)	Shareholder and Similar Agreements. Except as set forth in Schedule “E”, Section (h) of the Briteside Disclosure Letter, Briteside is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding equity securities in the capital of Briteside or its Subsidiaries.

(i)	U.S. Securities Law Matters.

(i)	There is no class of securities of Briteside which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is Briteside subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Briteside is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(ii)	Briteside is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii)	The Briteside Membership Interests, Briteside Options, Briteside Warrants and other equity securities of Briteside have been issued under a valid exemption under the U.S. Securities Act and in accordance with any applicable state securities laws.

(j)	Financial Statements.

(i)	The audited consolidated financial statements for Briteside as at and for each of the fiscal years ended on December 31, 2017, including the notes thereto and the reports by Briteside’s auditors thereon, and the unaudited consolidated financial statements for Briteside as at and for the three (3) month period ending March 31, 2018 have been prepared in accordance with U.S. GAAP, and all financial statements of Briteside which are prepared by Briteside in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position of Briteside and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There are no outstanding loans made by Briteside to any executive officer or director of Briteside.

(ii)	Each of Briteside and its Subsidiaries maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Briteside are being made only with appropriate authorizations of management and directors of Briteside, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Briteside that could have a material effect on its financial statements. To the knowledge of Briteside, as of the date of this Agreement, neither is, nor has been, any fraud with respect to Briteside, whether or not material, relating to the financial reporting or internal control over financial reporting of Briteside.

(iii)	Neither Briteside nor its Subsidiaries has received any material written complaint, allegation, assertion, or claim that Briteside or its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Briteside Board (or, if applicable, the audit committee thereof), or has not been disclosed to SVT, Baker, Sea Hunter, and Finco.

(k)	Undisclosed Liabilities. Neither Briteside nor its Subsidiaries have material any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are adequately presented or reserved on the audited balance sheet of Briteside as of March 31, 2018 (the “Briteside Balance Sheet”) or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of Briteside and its Subsidiaries (other than those disclosed on the Briteside Balance Sheet and/or in the notes to the Briteside financial statements) have a Briteside Material Adverse Effect, or, as a consequence of the consummation of the Business Combination, have a Briteside Material Adverse Effect. Without limiting the foregoing, the Briteside Balance Sheet reflects reasonable reserves in accordance with IFRS for contingent liabilities of Briteside and its Subsidiaries.

(l)	Interest in Briteside Property. Briteside or one of its Subsidiaries has good and marketable title to, or in the case of leased property, has valid leasehold interests in, all of the Briteside property material to their business as presently conducted, whether tangible or intangible, free and clear of all Liens, other than (a) Permitted Liens and (b) as set out in Schedule “E”, Section (l)(i) of the Briteside Disclosure Letter. Briteside is not aware of any facts or circumstances which might limit, affect or prejudice its ownership rights over the Briteside property.

(m)	Operational Matters. Except as would not, individually or in the aggregate, result in a Briteside Material Adverse Effect all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any assets of Briteside and its Subsidiaries have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof.

(n)	Employment Matters.

(i)	Neither Briteside nor its Subsidiaries has entered into any binding Contract providing for severance, termination or other change in control-related payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Briteside.

(ii)	Neither Briteside nor its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of Briteside, actual or threatened union-organizing campaigns for employees not covered under a collective bargaining agreement.

(iii)	Neither Briteside nor its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Briteside, threatened, or any litigation actual, or to the actual knowledge of Briteside, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not have a Briteside Material Adverse Effect.

(iv)	To the knowledge of Briteside, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Briteside, except as would not have a Briteside Material Adverse Effect.

(v)	Neither Briteside nor its Subsidiaries has implemented any plant closing, layoff of employees, or taken any other action that would result in a violation of, or require any action with respect to, the WARN Act, and no such action shall be implemented prior to the Closing Date.

(o)	Absence of Certain Changes or Events. Since March 31, 2018:

(i)	Briteside and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice in all material respects;

(ii)	there has not been any event, circumstance or occurrence which has given rise to a Briteside Material Adverse Effect;

(iii)	there has not been any material change in the accounting practices used by Briteside and its Subsidiaries;

(iv)	there has not been any redemption, repurchase or other acquisition of Briteside Membership Interests by Briteside, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Briteside Membership Interests;

(v)	there has not been any entering into, or an amendment of, any Briteside Material Contract other than (A) in the ordinary course of business consistent with past practice, or (B) renewals of any such Briteside Material Contract;

(vi)	there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Briteside’s financial statements, other than the settlement of such claims or such liabilities incurred in the ordinary course of business consistent with past practice; and

(vii)	except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance or other remuneration payable to any senior or executive officers of Briteside or its Subsidiaries.

(p)	Litigation. There is no claim, action or proceeding pending or, to the knowledge of Briteside, claim, action, proceeding or investigation threatened against or relating to Briteside or its Subsidiaries, the business of Briteside or its Subsidiaries or affecting any of their properties or assets, or against any current officer or senior executive relating to such individual’s current or prior role with or services to Briteside and its Subsidiaries, before or by any Governmental Entity which, if adversely determined, would have a Briteside Material Adverse Effect or prevent or materially delay the consummation of the Business Combination (provided that the representation in this Section (n) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to a Briteside Material Adverse Effect). Neither Briteside nor its Subsidiaries is subject to any judgments that are unsatisfied, any Governmental Order which in each such case has had a Briteside Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(q)	Taxes.

(i)	Each of Briteside and its Subsidiaries have duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Briteside and its Subsidiaries have paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)	Briteside has made adequate provisions or reserves in accordance with U.S. GAAP in the most recently published financial statements of Briteside for any Taxes of Briteside and its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(iii)	Each of Briteside and its Subsidiaries have duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)	Each of Briteside and its Subsidiaries have duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)	Each of Briteside and its Subsidiaries have remitted all material pension plan contributions, employment insurance premiums, employer health taxes, payroll taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such material amounts to the appropriate Governmental Entity within the time required under applicable Laws.

(vi)	None of Briteside nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(vii)	There are no proceedings, investigations, audits, proposed adjustments or claims now pending or, to the knowledge of Briteside, asserted or threatened against Briteside or its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(viii)	There are no Liens for Taxes upon any properties or assets of Briteside or its Subsidiaries (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in Briteside’s audited financial statements).

(r)	Books and Records. The corporate records and minute books of Briteside and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Briteside and its Subsidiaries as provided to SVT, Baker, Sea Hunter, and Finco are complete and accurate in all material respects. The corporate minute books for Briteside and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(s)	Insurance.

(i)	Schedule “E”, Section (s)(i) of the Briteside Disclosure Letter set out a true and complete list as of the date of this Agreement, of Briteside’s and its Subsidiaries’ material policies of insurance.

(ii)	Briteside has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such material policies of insurance have been paid and Briteside has not failed to make any material claim thereunder on a timely basis.

(iii)	Each of such material policies is in full force and effect on the date hereof and Briteside will use commercially reasonable efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written notice of cancellation or termination has been received by Briteside or its Subsidiaries with respect to any such policy. No material claim under any insurance policy of Briteside or its Subsidiaries has been denied during the prior two (2) years.

(t)	Non-Arm’s Length Transactions. Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, or (iii) financing agreements or shareholder agreements with Briteside’s shareholders entered into in connection with financings or other transactions to which Briteside’s shareholders are generally parties, there are no current Contracts or other transactions (including relating to indebtedness by Briteside or its Subsidiaries) between Briteside or its Subsidiaries on the one hand, and (a) any officer or director of Briteside or its Subsidiaries, (b) any holder of record or, to the knowledge of Briteside, beneficial owner of five percent or more of the voting securities of Briteside, or (c) any affiliate or Associate of any officer, director or beneficial owner, on the other hand.

(u)	Benefit Plans.

(i)	Schedule “E”, Section (u)(i) of the Briteside Disclosure Letter contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Briteside or its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which Briteside or its Subsidiaries or any of their ERISA Affiliates has or may have any Liability, contingent or otherwise (as listed on Schedule “E”, Section (u)(i) of the Briteside Disclosure Letter, each, a “Briteside Benefit Plan”).

(ii)	To the knowledge of Briteside, each Briteside Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Briteside Multiemployer Plan”)) has been established, administered, funded and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Except as set forth in Schedule “E”, Section (u) of the Briteside Disclosure Letter, each Briteside Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Briteside Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the United States Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the United States Internal Revenue Service to the prototype plan sponsor, to the effect that such Briteside Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Briteside Qualified Benefit Plan.

(iii)	Other than as required under Section 601, et seq. of ERISA Section 4980B of the Code or other applicable Law, no Briteside Benefit Plan or other arrangement provides post-termination or retiree benefits to any individual for any reason.

(iv)	To the knowledge of Briteside there is no pending or threatened action relating to a Briteside Benefit Plan (other than routine claims for benefits), and no Briteside Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(v)	Except as set forth in Schedule “E”, Section (u)(v) of the Briteside Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the business of Briteside and its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Briteside Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(vi)	No Briteside Benefit Plan is: (i) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither Briteside nor any of its ERISA Affiliates currently has an obligation to contribute to a “defined benefit plan” within the meaning of Section 3(3) of ERISA, a Multiemployer Plan, or any other plan subject to Title IV of ERISA or Section 412 of the Code.

(vii)	Each Briteside Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder in all material respects. Briteside and its Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(v)	Environmental. Except for any matters that would not have a Briteside Material Adverse Effect:

(i)	all facilities and operations of Briteside and its Subsidiaries have been conducted, and are now, in compliance with all applicable Environmental Laws;

(ii)	no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Briteside and its Subsidiaries and, to the knowledge of Briteside, there is no reasonable basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business occurring as of or prior to the date hereof;

(iii)	none of Briteside nor its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(iv)	to the knowledge of Briteside, there is no renewal, modification, revocation, reassurance, alteration, transfer or amendment of any environmental Permits, or any review by or approval of, any Governmental Entity, of any environmental Permit, that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Briteside or its Subsidiary following the Effective date;

(v)	Briteside and its Subsidiaries have made available to SVT, Baker, Sea Hunter, and Finco all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information in its possession or under its control with respect to environmental matters; and

(vi)	to the knowledge of Briteside, Briteside and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(w)	Restrictions on Business Activities. There is no Contract or Governmental Order binding upon Briteside or its Subsidiaries the terms of which prohibit or restrict any business practice of Briteside or its Subsidiaries, any acquisition of property by Briteside or its Subsidiaries or the conduct of business by Briteside or its Subsidiaries as currently conducted other than such Contracts or Governmental Orders which would not have a Briteside Material Adverse Effect.

(x)	Material Contracts. Except in each case where there would not be a Briteside Material Adverse Effect, (i) Briteside and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under any material Contracts currently in effect as of the date hereof (collectively, and together with the Intellectual Property Agreements of Briteside and its Subsidiaries, the “Briteside Material Contracts”), (ii) none of Briteside nor its Subsidiaries has received written notice of any breach or default under any such Briteside Material Contract by any other party thereto, (iii) prior to the date hereof, Briteside has made available to SVT, Baker, Sea Hunter, and Finco true and complete copies of all of Briteside Material Contracts, and (iv) all Briteside Material Contracts are legal, valid and binding against Briteside or its applicable Subsidiaries, are in full force and effect and, other than as disclosed in Schedule “E”, Section (x) of the Briteside Disclosure Letter, are enforceable by Briteside (or its Subsidiaries, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the products of fair and arms’ length negotiations between the parties thereto.

(y)	Intellectual Property.

(i)	Schedule “E”, Section (y)(i) of the Briteside Disclosure Letter lists all Owned Intellectual Property Registrations of Owned Intellectual Property Assets owned or purported to be owned by Briteside. All required filings and fees related to such Owned Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Owned Intellectual Property Registrations are otherwise in good standing. Briteside has provided the other Parties with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all such Owned Intellectual Property Registrations.

(ii)	To the knowledge of Briteside, Briteside or one of its Subsidiaries is the sole and exclusive legal and beneficial, owner of its Owned Intellectual Property Registrations, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of its business as currently conducted, in each case, free and clear of Liens (other than Permitted Liens), except, in each case, as would not have a Briteside Material Adverse Effect.

(iii)	The Intellectual Property Assets of Briteside and its Subsidiaries are all of the Intellectual Property necessary to operate the business of Briteside and its Subsidiaries as presently conducted or as planned to be conducted. The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Briteside and its Subsidiaries right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business of Briteside and its Subsidiaries as currently conducted or as planned to be conducted.

(iv)	To the knowledge of Briteside, and except as would not have a Briteside Material Adverse Effect, Briteside’s and its Subsidiaries’ rights in its Intellectual Property Assets of Briteside are valid, subsisting and enforceable. Briteside and its Subsidiaries have taken commercially reasonable steps to maintain the Intellectual Property Assets of Briteside and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(v)	To the knowledge of Briteside, and except as would not have a Briteside Material Adverse Effect, (i) the conduct of Briteside’s and its Subsidiaries’ business as currently conducted, and the Intellectual Property Assets as currently owned, licensed or used by Briteside or its Subsidiaries, have not and do not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property Assets of Briteside.

(vi)	Neither Briteside nor its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any of Briteside’s or its Subsidiaries’ Intellectual Property Assets in any material respect.

(z)	Bank Accounts. Schedule “E”, Section (z) of the Briteside Disclosure Letter sets forth a complete list of all of the accounts maintained by Briteside and its Subsidiaries as of the date hereof with banks, credit unions, trust companies and other similar financial institutions and each individual with signatory authority with respect to such accounts.

(aa)	Relationships with Customers, Suppliers, Distributors and Sales Representatives. Briteside has not received any written communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with Briteside, which in any of such cases would have a Briteside Material Adverse Effect.

(bb)	Brokers. None of Briteside, its Subsidiary, or any of their respective officers, directors or employees on behalf of Briteside or its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(cc)	No Expropriation. No property or asset of Briteside or its Subsidiaries has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Briteside, is there any intent or proposal to give any such notice or to commence any such proceeding.

(dd)	Anti-Money Laundering. The operations of Briteside and its Subsidiaries are and have been conducted, at all times, in material compliance with all applicable financial recordkeeping and reporting requirements of applicable anti-money laundering Laws of the jurisdictions in which Briteside conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Briteside Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity against Briteside with respect to the Briteside Anti-Money Laundering Laws is pending. None of Briteside nor its Subsidiaries has, directly or indirectly: (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Briteside, its Subsidiaries and their operations. Neither Briteside, its Subsidiaries, or, to the knowledge of Briteside, any director, officer, agent, employee, affiliate or Person acting on behalf of Briteside has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(ee)	Corrupt Practices Legislation. None of Briteside, its Subsidiaries or affiliates, nor any of their respective officers, directors or employees acting on behalf of Briteside or its Subsidiaries or affiliates has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law, and to the knowledge of Briteside, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Briteside or its Subsidiaries or any of its affiliates.

(ff)	No Insolvency. Briteside and its Subsidiaries are not insolvent and are able to meet all of their respective financial liabilities as they become due and no winding-up, liquidation, dissolution or bankruptcy proceedings have been commenced or are being commenced or contemplated by Briteside or its Subsidiaries, and none of Briteside or its Subsidiaries have knowledge of any such proceedings or transactions having been commenced or being contemplated in respect of Briteside or its subsidiaries by any other party.

The representations and warranties of Briteside contained in this Schedule “E” shall not survive the completion of the Business Combination and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE F

REPRESENTATIONS AND WARRANTIES OF SEA HUNTER

Except as disclosed or included in (x) the Sea Hunter Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), provided that information disclosed in any section, subsection, paragraph or subparagraph of the Sea Hunter Disclosure Letter will qualify any other section, subsection, paragraph or subparagraph below to the extent that the relevance or applicability of the information disclosed is reasonably apparent, notwithstanding the absence of a reference to such other section, subsection, paragraph or subparagraph below), or (y) the documents, materials, or agreements listed in the Sea Hunter Disclosure Letter, Sea Hunter hereby represents and warrants to SVT, Baker, Briteside, and Finco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. Sea Hunter is a limited liability company validly existing under the laws of the state of Delaware and has all necessary limited liability company power and authority to own its assets now owned and conduct its business as now owned and conducted and as presently proposed to be conducted. Sea Hunter is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Sea Hunter Material Adverse Effect. True and complete copies of the organizational documents of Sea Hunter have been delivered or made available to SVT, Baker, Briteside, and Finco, such documents are in full force and effect as of the date hereof, and Sea Hunter has not taken any action to amend or supersede such documents as of the date hereof.

(b)	Authority Relative to this Agreement. Sea Hunter has the requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Sea Hunter and the consummation by Sea Hunter of the transactions contemplated by this Agreement have been duly authorized by the Sea Hunter Board and no other proceedings on the part of Sea Hunter are necessary to authorize this Agreement other than the Nevada Holdco Shareholder Approval and approval of the Nevada Holdco Continuance Resolution and the Nevada Holdco Arrangement Resolution. This Agreement has been duly executed and delivered by Sea Hunter and, assuming due authorization, execution and delivery by each of SVT, Baker, Briteside, and Finco, constitutes a valid and binding obligation of Sea Hunter, enforceable by SVT, Baker, Briteside, and Finco against Sea Hunter in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent. Except as disclosed in Schedule “F”, Section (c) of the Sea Hunter Disclosure Letter, the execution and delivery by Sea Hunter of this Agreement and the performance by it of its obligations hereunder and the completion of the Business Combination will not violate, conflict with or result in a breach of any provision of the organizational documents of Sea Hunter or its Subsidiaries, and, except as would not have a Sea Hunter Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any Sea Hunter Material Contract; or (ii) any Law to which Sea Hunter or its Subsidiaries are subject or by which Sea Hunter or its Subsidiaries are bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any Sea Hunter Material Contract or licence or permit held by Sea Hunter or its Subsidiaries; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or any restriction or limitation under any Sea Hunter Material Contract or licence or permit held by Sea Hunter or its Subsidiaries, or result in the imposition of any Lien upon any of Sea Hunter’s assets or the assets of its Subsidiaries. Other than the Interim Order, the Final Order and the filing of documents relating to the Business Combination with the CBCA Director, no Permit is necessary on the part of Sea Hunter for the consummation by Sea Hunter of its obligations in connection with the Business Combination under this Agreement or for the completion of the Business Combination not to cause or result in any loss of any rights or assets or any interest therein held by Sea Hunter or its Subsidiaries in any material properties, except for such Permits as to which the failure to obtain or make would not (x) individually or in the aggregate, prevent or materially delay consummation of the Business Combination or (y) have a Sea Hunter Material Adverse Effect.

(d)	Subsidiaries. Sea Hunter does not have Subsidiaries or any material interests in any Person, other than those listed in Schedule “F”, Section (d) of the Sea Hunter Disclosure Letter. Each Subsidiary of Sea Hunter is duly organized or incorporated, as applicable, and is validly existing under the Laws of its jurisdiction of organization, has all necessary limited liability company power and authority to own its assets now owned and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Sea Hunter Material Adverse Effect. Sea Hunter beneficially owns, directly or indirectly, all of the issued and outstanding equity securities of its Subsidiaries. All of the outstanding equity securities of each Subsidiary are: (a) validly issued, fully-paid and non-assessable and all such equity securities are owned free and clear of all Liens; and (b) except as set forth in the organizational documents (including, without limitation, any operating agreement) of each Subsidiary, are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares.

(e)	Compliance with Laws.

(i)	Except (x) as disclosed in Schedule “F”, Section (e)(i) of the Sea Hunter Disclosure Letter or (y) for non-compliance or violations that would not have a Sea Hunter Material Adverse Effect, the operations of Sea Hunter and its Subsidiaries have been and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Sea Hunter or its Subsidiaries and none of Sea Hunter nor its Subsidiaries has received any written notice of any alleged violation of any such Laws.

(ii)	Except as disclosed in Schedule “F”, Section (e)(ii) of the Sea Hunter Disclosure Letter, none of Sea Hunter or its Subsidiaries are in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents in any case in any material respect; or (b) any Sea Hunter Material Contract, except for any conflicts, defaults or violations that would not have a Sea Hunter Material Adverse Effect.

(iii)	No Governmental Order preventing, ceasing or suspending trading in any securities of Sea Hunter is issued and outstanding and no proceeding for either of such purposes have been instituted or, to the knowledge of Sea Hunter, are pending, contemplated or threatened.

(iv)	Except as disclosed in Schedule “F”, Section (e)(iv) of the Sea Hunter Disclosure Letter, none of Sea Hunter nor its Subsidiaries conducts any material cannabis-related activities nor engages in any material business in any jurisdiction where such activities are not expressly authorized by applicable state Laws; in those jurisdictions where such cannabis-related activities are expressly authorized by state Laws, Sea Hunter and its Subsidiaries comply in all material respects, and Sea Hunter reasonably believes that any third party with which it engages in business or transactions complies in all material respects, with such state Laws and have all material Permits necessary for the conduct of such cannabis-related activities.

(f)	Licenses and Permits.

(i)	Schedule “F”, Section (f) of the Sea Hunter Disclosure Letter lists all material Permits issued to each of Sea Hunter and its Subsidiaries which are required for the conduct of the operations of Sea Hunter and its Subsidiaries as currently conducted or as presently proposed to be conducted or the ownership and use of the assets of Sea Hunter and its Subsidiaries now owned and used, including the names of the Permits and their respective dates of issuance and expiration. All material Permits required for each of Sea Hunter and its Subsidiaries to conduct the operations of Sea Hunter and its Subsidiaries as currently conducted or for the ownership and use of the assets of Sea Hunter and its Subsidiaries now owned have been obtained by Sea Hunter or its Subsidiaries, as applicable, and are valid and in full force and effect. Except as disclosed in Schedule “F”, Section (f)(i) of the Sea Hunter Disclosure Letter, Sea Hunter and its Subsidiaries are in material compliance with all material Permits, as they are required to hold for the conduct of the operations of Sea Hunter and its Subsidiaries as currently conducted. There is no material action, investigation or proceeding pending or, to the knowledge of Sea Hunter, threatened, regarding any of the Permits.

(ii)	To the knowledge of Sea Hunter, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule “F”, Section (f) of the Sea Hunter Disclosure Letter.

(iii)	None of Sea Hunter or its Subsidiaries has received any written notice of revocation or non-renewal of any Permits, or of any intention of any Person to revoke or refuse to renew any of such Permits, except in each case, for revocations or non-renewals which would not have a Sea Hunter Material Adverse Effect.

(g)	Capitalization and Listing.

(i)	Schedule “F”, Section (g) of the Sea Hunter Disclosure Letter sets forth the holder of Sea Hunter Membership Interests as of the date of this Agreement, which such Sea Hunter Membership Interests are validly issued and outstanding as fully-paid and non-assessable limited liability company membership interests of Sea Hunter. Except as described in this Section (f)(i) or as disclosed in Schedule “F”, Section (g) of the Sea Hunter Disclosure Letter, (x) there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Sea Hunter or its Subsidiaries to issue or sell any equity securities of Sea Hunter or its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any equity securities of Sea Hunter or its Subsidiaries, and (y) no Person is entitled to any pre-emptive or other similar right granted by Sea Hunter or its Subsidiaries.

(ii)	There are no outstanding contractual obligations of Sea Hunter or its Subsidiaries to repurchase, redeem or otherwise acquire any Sea Hunter Membership Interests or any shares or other equity securities of its Subsidiaries. No Subsidiary of Sea Hunter owns any Sea Hunter Membership Interests.

(iii)	No Governmental Order ceasing or suspending trading in Sea Hunter Membership Interests nor prohibiting the sale of such Sea Hunter Membership Interests has been issued and is outstanding against Sea Hunter or its directors, officers or promoters.

(h)	Shareholder and Similar Agreements. Except as set forth on Schedule “F”, Section (h) of the Sea Hunter Disclosure Letter, Sea Hunter is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding equity securities of Sea Hunter or its Subsidiaries.

(i)	U.S. Securities Law Matters.

(i)	There is no class of securities of Sea Hunter which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is Sea Hunter subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Sea Hunter is not, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(ii)	Sea Hunter is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii)	The Sea Hunter Membership Interests, and other equity securities of Sea Hunter have been issued under a valid exemption under the U.S. Securities Act and in accordance with all applicable state securities Laws.

(j)	Financial Statements.

(i)	Except as disclosed in Schedule “F”, Section (j)(i) of the Sea Hunter Disclosure Letter, the audited consolidated financial statements for Sea Hunter as at and for the fiscal year ended on December 31, 2017, including the notes thereto, and the unaudited consolidated financial statements for Sea Hunter as at and for the three (3) month period ending March 31, 2018, have been prepared in accordance with IFRS, and all financial statements of Sea Hunter which are prepared by Sea Hunter in respect of any subsequent periods prior to the Effective Date will be prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects the consolidated financial position of Sea Hunter and its Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). Other than those listed on Schedule “F”, Section (j) of the Sea Hunter Disclosure Letter, there are no outstanding loans made by Sea Hunter to any executive officer or director of Sea Hunter.

(ii)	Except as disclosed in Schedule “F”, Section (j)(ii) of the Sea Hunter Disclosure Letter, each of Sea Hunter and its Subsidiaries maintains internalcontrol over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Sea Hunter are being made only with appropriate authorizations of management and directors of Sea Hunter, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Sea Hunter that could have a material effect on its financial statements. To the knowledge of Sea Hunter, as of the date of this Agreement, neither is, nor has been, any fraud with respect to Sea Hunter, whether or not material, relating to the financial reporting or internal control over financial reporting of Sea Hunter.

(iii)	Neither Sea Hunter nor its Subsidiaries has received any material written complaint, allegation, assertion, or claim that Sea Hunter or its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Sea Hunter Board (or, if applicable, the audit committee thereof), or has not been disclosed to SVT, Baker, Briteside, and Finco.

(k)	Undisclosed Liabilities. Other than as disclosed in Schedule “F”, Section (k) of the Sea Hunter Disclosure Letter, neither Sea Hunter nor its Subsidiaries have any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are adequately presented or reserved on the unaudited balance sheet of Sea Hunter as of March 31, 2018 (the “Sea Hunter Balance Sheet”) or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of Sea Hunter and its Subsidiaries (other than those disclosed on the Sea Hunter Balance Sheet and/or in the notes to the Sea Hunter financial statements), have a Sea Hunter Material Adverse Effect, or, as a consequence of the consummation of the Business Combination, have a Sea Hunter Material Adverse Effect. Without limiting the foregoing, the Sea Hunter Balance Sheet reflects reasonable reserves in accordance with IFRS for contingent liabilities of Sea Hunter and its Subsidiaries.

(l)	Interest in Sea Hunter Property. Sea Hunter or one of its Subsidiaries has good and marketable title to, or in the case of leased property, has valid leasehold interests in, all Sea Hunter property material to their business as presently conducted, whether tangible or intangible, free and clear of all Liens, other than (a) Permitted Liens and (b) as set out in Schedule “F”, Section (l) of the Sea Hunter Disclosure Letter.

(m)	Operational Matters. Except as noted in Schedule “F”, Section (m) of the Sea Hunter Disclosure Letter, and except as would not, individually or in the aggregate, result in a Sea Hunter Material Adverse Effect all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any assets of Sea Hunter and its Subsidiaries have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof.

(n)	Employment Matters.

(i)	Other than as disclosed in Schedule “F”, Section (n)(i) of the Sea Hunter Disclosure Letter, neither Sea Hunter nor its Subsidiaries has entered into any binding Contract providing for severance, termination or other change in control-related payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Sea Hunter.

(ii)	Neither Sea Hunter nor its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of Sea Hunter, actual or threatened union-organizing campaigns for employees not covered under a collective bargaining agreement.

(iii)	Neither Sea Hunter nor its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Sea Hunter, threatened, or any litigation actual, or to the actual knowledge of Sea Hunter, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not have a Sea Hunter Material Adverse Effect.

(iv)	To the knowledge of Sea Hunter, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Sea Hunter, except as would not have a Sea Hunter Material Adverse Effect.

(v)	Neither Sea Hunter nor its Subsidiaries has implemented any plant closing, layoff of employees, or taken any other action that would result in a violation of, or require any action with respect to, the WARN Act, and no such action shall be implemented prior to the Closing Date.

(o)	Absence of Certain Changes or Events. Except as noted in Schedule “F”, Section (o) of the Sea Hunter Disclosure Letter, since March 31, 2018:

(i)	Sea Hunter and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice in all material respects;

(ii)	there has not been any event, circumstance or occurrence which has given rise to a Sea Hunter Material Adverse Effect;

(iii)	there has not been any material change in the accounting practices used by Sea Hunter and its Subsidiaries;

(iv)	there has not been any redemption, repurchase or other acquisition of Sea Hunter Membership Interests by Sea Hunter, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Sea Hunter Membership Interests;

(v)	there has not been any entering into, or an amendment of, any Sea Hunter Material Contract other than (A) in the ordinary course of business consistent with past practice, or (B) renewals of any such Sea Hunter Material Contract; and

(vi)	there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Sea Hunter’s financial statements, other than the settlement of such claims or such liabilities incurred in the ordinary course of business consistent with past practice; and

(vii)	except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance or other remuneration payable to any senior or executive officers of Sea Hunter or its Subsidiaries.

(p)	Litigation. Except as noted in Schedule “F”, Section (p) of the Sea Hunter Disclosure Letter, there is no claim, action or proceeding pending or, to the knowledge of Sea Hunter, claim, action, proceeding or investigation threatened against or relating to Sea Hunter or its Subsidiaries, the business of Sea Hunter or its Subsidiaries or affecting any of their properties or assets, or against any current officer or senior executive relating to such individual’s current or prior role with or services to Sea Hunter and its Subsidiaries, before or by any Governmental Entity which, if adversely determined, would have a Sea Hunter Material Adverse Effect or prevent or materially delay the consummation of the Business Combination (provided that the representation in this Section (n) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to a Sea Hunter Material Adverse Effect). Neither Sea Hunter nor its Subsidiaries is subject to any judgments that are unsatisfied, any Governmental Order which in each such case has had a Sea Hunter Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(q)	Taxes.

(i)	Each of Sea Hunter and its Subsidiaries have duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Sea Hunter and its Subsidiaries have paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)	Sea Hunter has made adequate provisions or reserves in accordance with IFRS in the Sea Hunter Balance Sheets for any Taxes of Sea Hunter and its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(iii)	Each of Sea Hunter and its Subsidiaries have duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)	Each of Sea Hunter and its Subsidiaries have duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)	Each of Sea Hunter and its Subsidiaries have remitted all material pension plan contributions, employment insurance premiums, employer health taxes, payroll taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such material amounts to the appropriate Governmental Entity within the time required under applicable Laws.

(vi)	None of Sea Hunter nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(vii)	There are no proceedings, investigations, audits, proposed adjustments or claims now pending or, to the knowledge of Sea Hunter, asserted or threatened against Sea Hunter or its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(viii)	There are no Liens for Taxes upon any properties or assets of Sea Hunter or its Subsidiaries (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in Sea Hunter’s audited financial statements).

(r)	Books and Records. Except as noted in Schedule “F”, Section (r) of the Sea Hunter Disclosure Letter, the corporate records and minute books of Sea Hunter and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Sea Hunter and its Subsidiaries as provided to SVT, Baker, Briteside, and Finco are complete and accurate in all material respects. The corporate minute books for Sea Hunter and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(s)	Insurance.

(i)	Schedule “F”, Section (s) of the Sea Hunter Disclosure Letter set out a true and complete list, as of the date of this Agreement, of Sea Hunter’s and its Subsidiaries material policies of insurance.

(ii)	Sea Hunter has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such material policies of insurance have been paid and Sea Hunter has not failed to make any material claim thereunder on a timely basis.

(iii)	Each of such material policies is in full force and effect on the date hereof and Sea Hunter will use commercially reasonable efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written notice of cancellation or termination has been received by Sea Hunter or its Subsidiaries with respect to any such policy. No material claim under any insurance policy of Sea Hunter or its Subsidiaries has been denied during the prior two (2) years.

(t)	Non-Arm’s Length Transactions. Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, (iii) financing agreements or shareholder agreements with Sea Hunter’s shareholders entered into in connection with financings or other transactions to which Sea Hunter’s shareholders are generally parties, or (iv) as set out in Schedule “F”, Section (t) of the Sea Hunter Disclosure Letter, there are no current Contracts or other transactions (including relating to indebtedness by Sea Hunter or its Subsidiaries) between Sea Hunter or its Subsidiaries on the one hand, and (a) any officer or director of Sea Hunter or its Subsidiaries, (b) any holder of record or, to the knowledge of Sea Hunter, beneficial owner of five percent or more of the voting securities of Sea Hunter, or (c) any affiliate or Associate of any officer, director or beneficial owner, on the other hand.

(u)	Benefit Plans.

(i)	Schedule “F”, Section (u)(i) of the Sea Hunter Disclosure Letter contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sea Hunter or its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which Sea Hunter or its Subsidiaries or any of their ERISA Affiliates has or may have any Liability, contingent or otherwise (as listed on Schedule “F”, Section (u)(i) of the Sea Hunter Disclosure Letter, each, a “Sea Hunter Benefit Plan”).

(ii)	To the knowledge of Sea Hunter, except as set forth in Schedule “F”, Section (u)(ii) of the Sea Hunter Disclosure Letter, each Sea Hunter Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Sea Hunter Multiemployer Plan”)) has been established, administered, funded and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Except as set forth in Schedule “F”, Section (e) of the Sea Hunter Disclosure Letter, each Sea Hunter Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Sea Hunter Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the United States Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the United States Internal Revenue Service to the prototype plan sponsor, to the effect that such Sea Hunter Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Sea Hunter Qualified Benefit Plan.

(iii)	Except as set forth in Schedule “F”, Section (u)(iii) of the Sea Hunter Disclosure Letter and other than as required under Section 601, et seq. of ERISA Section 4980B of the Code or other applicable Law, no Sea Hunter Benefit Plan or other arrangement provides post-termination or retiree benefits to any individual for any reason.

(iv)	Except as set forth in Schedule “F”, Section (u)(iv) of the Sea Hunter Disclosure Letter, to the knowledge of Sea Hunter there is no pending or threatened action relating to a Sea Hunter Benefit Plan (other than routine claims for benefits), and no Sea Hunter Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(v)	Except as set forth in Schedule “F”, Section (u)(v) of the Sea Hunter Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the business of Sea Hunter and its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Sea Hunter Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(vi)	Except as set forth in Schedule “F”, Section (u)(vi) of the Sea Hunter Disclosure Letter, no Sea Hunter Benefit Plan is: (i) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither Sea Hunter nor any of its ERISA Affiliates currently has an obligation to contribute to a “defined benefit plan” within the meaning of Section 3(3) of ERISA, a Multiemployer Plan, or any other plan subject to Title IV of ERISA or Section 412 of the Code.

(vii)	Each Sea Hunter Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder in all material respects. Briteside and its Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(v)	Environmental. Except for any matters that would not have a Sea Hunter Material Adverse Effect:

(i)	all facilities and operations of Sea Hunter and its Subsidiaries have been conducted, and are now, in compliance with all applicable Environmental Laws;

(ii)	no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Sea Hunter and its Subsidiaries and, to the knowledge of Sea Hunter, there is no reasonable basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business occurring as of or prior to the date hereof;

(iii)	none of Sea Hunter nor its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(iv)	to the knowledge of Sea Hunter, there is no renewal, modification, revocation, reassurance, alteration, transfer or amendment of any environmental Permits, or any review by or approval of, any Governmental Entity, of any environmental Permit, that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Sea Hunter or its Subsidiary following the Effective date;

(v)	Sea Hunter and its Subsidiaries have made available to SVT, Baker, Briteside, and Finco all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information in its possession or under its control with respect to environmental matters; and

(vi)	to the knowledge of Sea Hunter, Sea Hunter and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(w)	Restrictions on Business Activities. Except as noted in Schedule “F”, Section (w) of the Sea Hunter Disclosure Letter, there is no Contract or Governmental Order binding upon Sea Hunter or its Subsidiaries the terms of which prohibit or restrict any business practice of Sea Hunter or its Subsidiaries, any acquisition of property by Sea Hunter or its Subsidiaries or the conduct of business by Sea Hunter or its Subsidiaries as currently conducted other than such Contracts or Governmental Orders which would not have a Sea Hunter Material Adverse Effect.

(x)	Material Contracts. Except in each case where there would not be a Sea Hunter Material Adverse Effect, (i) Sea Hunter and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under any material Contracts currently in effect as of the date hereof (collectively, and together with the Intellectual Property Agreements of Sea Hunter and its Subsidiaries, the “Sea Hunter Material Contracts”), (ii) none of Sea Hunter nor its Subsidiaries has received written notice of any breach or default under any such Sea Hunter Material Contract by any other party thereto, (iii) prior to the date hereof, Sea Hunter has made available to SVT, Baker, Briteside, and Finco true and complete copies of all of Sea Hunter Material Contracts, and (iv) all Sea Hunter Material Contracts are legal, valid and binding against Sea Hunter or its applicable Subsidiaries, are in full force and effect and, other than as disclosed in Schedule “F”, Section (x) of the Sea Hunter Disclosure Letter, are enforceable by Sea Hunter (or its Subsidiaries, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the products of fair and arms’ length negotiations between the parties thereto.

(y)	Intellectual Property.

(i)	Schedule “F”, Section (y)(i) of the Sea Hunter Disclosure Letter lists all Owned Intellectual Property Registrations of Owned Intellectual Property Assets owned or purported to be owned by Sea Hunter. All required filings and fees related to such Owned Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Owned Intellectual Property Registrations are otherwise in good standing. Sea Hunter has provided the other Parties with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all such Owned Intellectual Property Registrations.

(ii)	To the knowledge of Sea Hunter, except as set forth in Schedule “F”, Section (y)(ii) of the Sea Hunter Disclosure Letter, Sea Hunter or one of its Subsidiaries is the sole and exclusive legal and beneficial, owner of its Owned Intellectual Property Registrations, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of its business as currently conducted, in each case, free and clear of Liens (other than Permitted Liens), except, in each case, as would not have a Sea Hunter Material Adverse Effect.

(iii)	The Intellectual Property Assets of Sea Hunter and its Subsidiaries are all of the Intellectual Property necessary to operate the business of Sea Hunter and its Subsidiaries as presently conducted or as planned to be conducted. Except as set forth in Schedule “F”, Section (y) of the Sea Hunter Disclosure Letter, the consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Sea Hunter and its Subsidiaries right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business of Sea Hunter and its Subsidiaries as currently conducted or as planned to be conducted.

(iv)	To the knowledge of Sea Hunter, and except as would not have a Sea Hunter Material Adverse Effect, Sea Hunter’s and its Subsidiaries’ rights in its Intellectual Property Assets of Sea Hunter are valid, subsisting and enforceable. Sea Hunter and its Subsidiaries have taken commercially reasonable steps to maintain the Intellectual Property Assets of Sea Hunter and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(v)	To the knowledge of Sea Hunter, and except as would not have a Sea Hunter Material Adverse Effect, (i) the conduct of Sea Hunter’s and its Subsidiaries’ business as currently conducted, and the Intellectual Property Assets as currently owned, licensed or used by Sea Hunter or its Subsidiaries, have not and do not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property Assets of Sea Hunter.

(vi)	Neither Sea Hunter nor its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any of Sea Hunter’s or its Subsidiaries’ Intellectual Property Assets in any material respect.

(z)	Bank Accounts. Schedule “F”, Section (z) of the Sea Hunter Disclosure Letter sets forth a complete list of all of the accounts maintained by Sea Hunter and its Subsidiaries as of the date hereof with banks, credit unions, trust companies and other similar financial institutions and each individual with signatory authority with respect to such accounts.

(aa)	Relationships with Customers, Suppliers, Distributors and Sales Representatives. Except as noted in Schedule “F”, Section (aa) of the Sea Hunter Disclosure Letter, Sea Hunter has not received any written communication that any material customer, supplier, distributor or sales representative intends to, or constitutes a threat that any such Person may, cancel, terminate or otherwise modify or not renew its relationship with Sea Hunter, which in any of such cases would have a Sea Hunter Material Adverse Effect.

(bb)	Brokers. Except for the fees to be paid as set out in Schedule “F”, Section (bb) of the Sea Hunter Disclosure Letter, none of Sea Hunter, its Subsidiary, or any of their respective officers, directors or employees on behalf of Sea Hunter or its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(cc)	No Expropriation. No property or asset of Sea Hunter or its Subsidiaries has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Sea Hunter, is there any intent or proposal to give any such notice or to commence any such proceeding.

(dd)	Anti-Money Laundering. Except as noted in Schedule “F”, Section (dd) of the Sea Hunter Disclosure Letter, the operations of Sea Hunter and its Subsidiaries are and have been conducted, at all times, in material compliance with all applicable financial recordkeeping and reporting requirements of applicable anti-money laundering Laws of the jurisdictions in which Sea Hunter conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Sea Hunter Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity against Sea Hunter with respect to the Sea Hunter Anti-Money Laundering Laws is pending. None of Sea Hunter nor its Subsidiaries has, directly or indirectly: (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Sea Hunter, its Subsidiaries and their operations. Neither Sea Hunter, its Subsidiaries, or, to the knowledge of Sea Hunter, any director, officer, agent, employee, affiliate or Person acting on behalf of Sea Hunter has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(ee)	Corrupt Practices Legislation. None of Sea Hunter, its Subsidiaries or affiliates, nor any of their respective officers, directors or employees acting on behalf of Sea Hunter or its Subsidiaries or affiliates has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law, and to the knowledge of Sea Hunter, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Sea Hunter or its Subsidiaries or any of its affiliates.

(ff)	No Insolvency. Sea Hunter and its Subsidiaries are not insolvent and are able to meet all of their respective financial liabilities as they become due and no winding-up, liquidation, dissolution or bankruptcy proceedings have been commenced or are being commenced or contemplated by Sea Hunter or its Subsidiaries, and none of Sea Hunter or its Subsidiaries have knowledge of any such proceedings or transactions having been commenced or being contemplated in respect of Sea Hunter or its subsidiaries by any other party.

The representations and warranties of Sea Hunter contained in this Schedule “F” shall not survive the completion of the Business Combination and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE G

REPRESENTATIONS AND WARRANTIES OF FINCO

Finco hereby represents and warrants to SVT, Baker, Briteside, and Sea Hunter as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. Finco is duly incorporated and validly existing under the BCBCA and has full corporate power and authority to own its assets now owned and conduct its business as now owned and conducted and as presently proposed to be conducted. Finco is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Finco Material Adverse Effect. True and complete copies of the constating documents of Finco have been delivered or made available to SVT, Baker, Briteside, and Sea Hunter, such documents are in full force and effect as of the date hereof, and Finco has not taken any action to amend or supersede such documents as of the date hereof.

(b)	Authority Relative to this Agreement. Finco has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Finco and the consummation by Finco of the transactions contemplated by this Agreement have been duly authorized by the Finco Board and no other corporate proceedings on the part of Finco are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Finco and assuming due authorization, execution and delivery by each of SVT, Baker, Briteside and Sea Hunter, constitutes a valid and binding obligation of Finco, enforceable by SVT, Baker, Briteside, and Sea Hunter against Finco in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent. The execution and delivery by Finco of this Agreement and the performance by it of its obligations hereunder and the completion of the Business Combination will not violate, conflict with or result in a breach of any provision of the organizational documents of Finco, and except as would not have a Finco Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any Finco Material Contract; or (ii) any Law to which Finco is subject or by which Finco is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any Finco Material Contract; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or any restriction or limitation under any Finco Material Contract, or result in the imposition of any Lien upon any of Finco’s assets. Other than the Interim Order, the Final Order and the filing of documents relating to the Business Combination under the BCBCA, no Permit is necessary on the part of Finco for the consummation by Finco of its obligations in connection with the Business Combination under this Agreement or for the completion of the Business Combination not to cause or result in any loss of any rights or assets or any interest therein held by Finco in any material properties, except for such Permits as to which the failure to obtain or make would not (x) individually or in the aggregate, prevent or materially delay consummation of the Business Combination or (y) have a Finco Material Adverse Effect.

(d)	Subsidiaries. Finco does not have Subsidiaries or any direct or indirect interests in any Person.

(e)	Compliance with Laws.

(i)	Finco does not have any operations, and has not received any written notice of any alleged violation of any Laws.

(ii)	Finco is not in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents in any case in any material respect; or (b) any Finco Material Contract, except for any conflicts, defaults or violations that would not have a Finco Material Adverse Effect.

(iii)	No Governmental Order preventing, ceasing or suspending trading in any securities of Finco is issued and outstanding and no proceeding for either of such purposes have been instituted or, to the knowledge of Finco, are pending, contemplated or threatened.

(iv)	Finco does not conduct any material cannabis-related activities nor engage in any material business in any jurisdiction.

(f)	Licenses and Permits.

(i)	Finco does not hold any material Permits.

(ii)	Finco has not received any written notice of revocation or non-renewal of any Permits, or of any intention of any Person to revoke or refuse to renew any of such Permits, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Finco Material Adverse Effect.

(g)	Capitalization and Listing.

(i)	The authorized share capital of Finco consists of an unlimited number of common shares (“Finco Common Shares”). As at the date of this Agreement there is one (1) Finco Common Share validly issued and outstanding as a fully-paid and non-assessable share of Finco. There are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Finco to issue or sell any Finco Common Shares or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any Finco Common Shares, and (y) no Person is entitled to any pre-emptive or other similar right granted by Finco.

(ii)	No Governmental Order ceasing or suspending trading in Finco Common Shares nor prohibiting the sale of such securities has been issued and is outstanding against Finco or its directors, officers or promoters.

(h)	Shareholder and Similar Agreements. Finco is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding Finco Common Shares.

(i)	U.S. Securities Law Matters.

(i)	There is no class of securities of Finco which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is Finco subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Finco is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(ii)	Finco is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii)	The Finco Common Shares have been issued under a valid exemption under the U.S. Securities Act and in accordance with any applicable state securities Laws.

(j)	Financial Statements. Finco has not yet had to prepare or file any financial statements. All financial statements of Finco which are prepared by Finco in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position of Finco as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There are no outstanding loans made by Finco to any executive officer or director of Finco.

(k)	Undisclosed Liabilities. Finco does not have any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Finco, have a Finco Material Adverse Effect, or, as a consequence of the consummation of the Finco Component of the Business Combination, have an Finco Material Adverse Effect.

(l)	Finco Property. Aside from cash, Finco does not own any property, whether directly or indirectly, tangible or intangible, real or personal.

(m)	Operational Matters. Finco does not have any operations, and was formed for the purposes of the transactions contemplated by this Agreement.

(n)	Employment Matters. Finco does not have any employees, and has not entered into any binding Contract providing for severance, termination or other change in control-related payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Finco.

(o)	Absence of Certain Changes or Events. Since March 31, 2018:

(i)	There has not been any event, circumstance or occurrence which has given rise to a Finco Material Adverse Effect;

(ii)	there has not been any redemption, repurchase or other acquisition of Finco Common Shares by Finco, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Finco Common Shares; and

(iii)	there has not been any entering into, or an amendment of, any Baker Material Contract other than in the ordinary course of business consistent with past practice.

(p)	Litigation. There is no claim, action or proceeding pending or, to the knowledge of Finco, claim, action, proceeding or investigation threatened against or relating to Finco or against any current officer or senior executive relating to such individual’s current or prior role with or services to Finco before or by any Governmental Entity which, if adversely determined, would have an Finco Material Adverse Effect or prevent or materially delay the consummation of the Business Combination (provided that the representation in this Section (g) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to an Finco Material Adverse Effect). Finco is not subject to any judgments that are unsatisfied, any Governmental Order which in each such case has had a Finco Material Adverse Effect which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(q)	Taxes. Finco has not had any Tax Returns required to be made or prepared by it in accordance with applicable Law, or filed with the appropriate Governmental Entity.

(r)	Books and Records. The corporate records and minute books of Finco have been maintained in accordance with all applicable Laws, and the minute books of Finco are complete and accurate in all material respects. The corporate minute books for Finco contain minutes of all meetings and resolutions of the directors and securityholders held.

(s)	Insurance. Finco does not have any policies of insurance.

(t)	Non-Arm’s Length Transactions. There are no current Contracts or other transactions (including relating to indebtedness by Finco) between Finco on the one hand, and (a) any officer or director of Finco, (b) any holder of record or, to the knowledge of Finco, beneficial owner of five percent or more of the voting securities of Finco, or (c) any affiliate or Associate of any officer, director or beneficial owner, on the other hand.

(u)	Benefit Plans. Finco does not have any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Finco.

(v)	Environmental. Except for any matters that would not have a Finco Material Adverse Effect:

(i)	Finco is not subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(ii)	to the knowledge of Finco, Finco is not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws; and

(iii)	Finco is not aware, based on its reasonable due diligence, of any material non-compliance with applicable Environmental Laws.

(w)	Restrictions on Business Activities. There is no Contract or Governmental Order binding upon Finco, the terms of which prohibit or restrict any acquisition of property by Finco, other than such Contracts or Governmental Orders which would not have a Finco Material Adverse Effect.

(x)	Material Contracts. Except in each case where there would not be an Finco Material Adverse Effect, (i) Finco has performed in all material respects all respective obligations required to be performed by them to date under any material Contracts currently in effect as of the date hereof (the “Finco Material Contracts”), (ii) Finco has not received any written notice of any breach or default under any such Finco Material Contract by any other party thereto, (iii) prior to the date hereof, Finco has made available to SVT, Baker, Briteside, and Sea Hunter true and complete copies of all of Finco Material Contracts, and (iv) all Finco Material Contracts are legal, valid and binding against Finco are in full force and effect and are enforceable by Finco in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the products of fair and arms’ length negotiations between the parties thereto.

(y)	Intellectual Property. Finco does not have any Owned Intellectual Property Registrations of Owned Intellectual Property Assets.

(z)	Bank Accounts. Finco does not currently have any accounts maintained with banks, credit unions, trust companies and other similar financial institutions.

(aa)	Relationships with Customers, Suppliers, Distributors and Sales Representatives. Finco does not have any material customers, suppliers, distributors or sales representatives.

(bb)	Brokers. Finco has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(cc)	No Expropriation. No property or asset of Finco has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Finco, is there any intent or proposal to give any such notice or to commence any such proceeding.

(dd)	Anti-Money Laundering. Finco has not, directly or indirectly: (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Finco. Neither Finco nor, to the knowledge of Finco, any director, officer, agent, employee, affiliate or Person acting on behalf of Finco has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(ee)	Corrupt Practices Legislation. Neither Finco, nor any officer or director acting on behalf of Finco has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law.

(ff)	No Insolvency. Finco is not insolvent and is able to meet all of its financial liabilities as they become due and no winding-up, liquidation, dissolution or bankruptcy proceedings have been commenced or are being commenced or contemplated by Finco, and Finco has no knowledge of any such proceedings or transactions having been commenced or being contemplated in respect of Finco by any other party.

The representations and warranties of Finco contained in this Schedule “G” shall not survive the completion of the Business Combination and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE H

COVENANTS OF SVT

1.	Covenants of SVT Regarding the Conduct of Business

SVT covenants and agrees that prior to the Effective Date, (x) unless any two of Baker, Briteside, and Sea Hunter (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), (y) except as set forth on Schedule “H”, Section 1 of the SVT Disclosure Letter, or (z) unless expressly contemplated or permitted or not expressly prohibited by this Agreement:

(a)	SVT shall, and shall cause its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact SVT and the SVT property, and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)	Other than (x) as expressly permitted or required by this Agreement, (y) unless any two of Baker, Briteside and Sea Hunter (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), or (z) as set forth on Schedule “H”, Section 1 of the SVT Disclosure Letter, without limiting the generality of Section 1(a), SVT shall not, directly or indirectly, and shall cause its Subsidiaries not to:

(i)	issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any SVT Shares, any SVT Options, any SVT Warrants, or any calls, conversion privileges or rights of any kind to acquire any SVT Shares or other securities or any shares of its Subsidiaries, other than pursuant to the exercise of existing SVT Options and SVT Warrants, except as contemplated elsewhere herein including, but not limited to, Sections 4.6 and 4.7;

(ii)	sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of SVT or its Subsidiaries or any interest in any assets of SVT and its Subsidiaries to a Person other than SVT or any of its Subsidiaries having a value greater than $3,000,000 in the aggregate to a Person other than SVT or any of its Subsidiaries, as applicable, other than in the ordinary course of business consistent with past practices;

(iii)	amend or propose to amend in any material respect the articles, by-laws or other constating documents or the terms of any securities of SVT or its Subsidiaries;

(iv)	split, combine or reclassify any outstanding SVT Shares or the securities of its Subsidiaries;

(v)	redeem, purchase or offer to purchase any SVT Shares or other securities of SVT or any shares or other securities of its Subsidiaries;

(vi)	loan or lend material amounts to any Person outside of the ordinary course of business;

( )	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any SVT Shares except, in the case of any of SVT’s wholly-owned Subsidiaries, for dividends payable to SVT;

(i)	reorganize, amalgamate or merge SVT or its Subsidiaries with any other Person;

(ii)	reduce the stated capital of the shares of SVT or of its Subsidiaries;

(iii)	except in the ordinary course of business, consent with past practice or as contemplated in Section 4.7 herein, (A) incur, create, assume or otherwise become liable for any material indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or (B) guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person;

(iv)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of SVT or its Subsidiaries;

(v)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in SVT’s financial statements or incurred in the ordinary course of business consistent with past practice, except as would not be reasonably expected to have an SVT Material Adverse Effect;

(vi)	waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any existing material contractual rights in respect of any material SVT property, (ii) any material Permit, lease, concession, or contract (iii) any other material legal rights or claims;

(vii)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted;

(viii)	except as referenced as being permitted under Section 4.10(a) herein, increase the benefits payable or to become payable to its directors or officers (whether from SVT or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of SVT or member of the SVT Board; or

(ix)	except as referenced as being permitted under Section 4.10(a) herein, in the case of employees who are not officers of SVT or members of the SVT Board, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof.

(c)	SVT shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	SVT shall use its commercially reasonable best efforts to maintain and preserve all of its rights for its material SVT property and under each of its Permits;

(e)	SVT shall:

(i)	except (i) as would not in any material respect impair or restrict SVT’s ability to conduct its business in the ordinary course consistent with past practice, or (ii) with the consent in advance of at least two (2) out of the three (3) Transacting Parties other than SVT, acting reasonably, not enter into or renew any SVT Material Contract (A) containing (1) any limitation or restriction on the ability of SVT or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Resulting Issuer or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of SVT or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Resulting Issuer or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of SVT or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Resulting Issuer or its Subsidiaries, to solicit customers or employees, other than commercial contracts containing such limitations or restrictions, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(ii)	not enter into or renew any agreement, Contract, lease, licence or other binding obligation of SVT or its Subsidiaries that is not terminable within 30 days of the Effective Date without payment by SVT or its Subsidiaries; and

(iii)	maintain all its material Owned Intellectual Property Registrations, continue to comply in all material respects with its obligations under all material Intellectual Property Agreements and use its commercially reasonable efforts to protect its material Intellectual Property Assets (to the extent protectable).

(f)	SVT and its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it under applicable Law on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	unless being disputed in good faith, timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it under applicable Law to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(x)	not settle or compromise any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes outside the ordinary course of business; and

(xi)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the taxation year ended January 31, 2016, except as may be required by applicable Laws; and

(xii)	SVT shall not authorize or propose, or enter into or modify any Contract, to do any of the matters prohibited by the other Subsections of this Section 1.

2.	Covenants of SVT Relating to the SVT Component of the Business Combination

SVT shall, and shall cause the SVT Subsidiaries to, perform all obligations required to be performed by SVT or any SVT Subsidiary under this Agreement, co-operate with Baker, Briteside, Sea Hunter, and Finco in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement. SVT shall procure that the Resulting Issuer shall issue such employee stock plan grants, which may be pursuant to the Resulting Issuer Equity Incentive Plan, as may be necessary to accomplish, following the consummation of the Business Combination, the founder equity positions contemplated in Section C(4) of Schedule “A” of the May 15, 2018 binding letter of intent amongst SVT, Baker, Briteside, and Sea Hunter Holdings, regarding pooling of the founders shares. Furthermore, SVT shall cooperate in implementing a pooling structure whereby the individual Key Employees may agree to pool their shares or utilize such other method as shall be agreed upon by the Transacting Parties to accomplish the agreement upon allocation as described in Section C(4) of Schedule “A” of such binding letter of intent.

SCHEDULE I

COVENANTS OF BAKER

1.	Covenants of Baker Regarding the Conduct of Business

Baker covenants and agrees that prior to the Effective Date, (x) unless any two of SVT, Briteside, and Sea Hunter (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), (y) except as set forth on Schedule “I”, Section 1 of the Baker Disclosure Letter, or (z) unless expressly contemplated or permitted or not expressly prohibited by this Agreement:

(a)	Baker shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Baker and the Baker property, and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)	Other than (x) as expressly permitted or required by this Agreement, (y) unless any two of SVT, Baker, and Sea Hunter (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), or (z) as set forth on Schedule “I”, Section 1 of the Baker Disclosure Letter, as expressly permitted or required in this Agreement, without limiting the generality of Section 1(a), Baker shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)	issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Baker Shares, any Baker Options, any Baker SAFEs, or any calls, conversion privileges or rights of any kind to acquire any Baker Shares or other securities or any shares of its Subsidiaries, or the exercise of existing Baker Options, or Baker SAFEs, except as contemplated elsewhere herein including, but not limited to, Sections 4.6 and 4.7;

(ii)	sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Baker or any of its Subsidiaries or any interest in any assets of Baker and its Subsidiaries having a value greater than $3,000,000 in the aggregate to a Person other than Baker or any of its Subsidiaries, as applicable, other than in the ordinary course of business consistent with past practices;

(iii)	amend or propose to amend in any material respect the articles, by-laws or other constating documents or the terms of any securities of Baker or any of its Subsidiaries, other than amendments (i) to increase the number of authorized shares of Baker Capital Stock, (ii) to modify the size or composition of the Baker Board, or (iii) as may be required by applicable Law.

(iv)	split, combine or reclassify any outstanding Baker Shares or the securities of any of its Subsidiaries;

(xiii)	redeem, purchase or offer to purchase any Baker Shares or other securities of Baker or any shares or other securities of its Subsidiaries, other than (i) the repurchase of unvested restricted Baker Shares in connection with the termination of services of the holder thereof, or (ii) the repurchase of Baker Shares from the former members of Defender Marketing Services, LLC, which Baker Shares have not vested pursuant to earn out, milestone or similar conditions set forth in that certain Unit Purchase Agreement, dated as of November 10, 2017, among Baker and such former members of Defender Marketing Services, LLC;

(xiv)	loan or lend material amounts to any Person outside of the ordinary course of business;

(xv)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Baker Shares except, in the case of any of Baker’s wholly-owned Subsidiaries, for dividends payable to Baker;

(xvi)	reorganize, amalgamate or merge Baker or any of its Subsidiaries with any other Person;

(xvii)	reduce the stated capital of the shares of Baker or of any of its Subsidiaries;

(xviii)	except in the ordinary course of business consistent with past practice or as contemplated in Section 4.7 herein, (A) incur, create, assume or otherwise become liable for any material indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or (B) guarantee, endorse or otherwise as an accommodation become responsible for, the material obligations of any other Person;

(xix)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Baker or any of its Subsidiaries;

(xx)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Baker’s financial statements or incurred in the ordinary course of business consistent with past practice, except as would not be reasonably expected to have a Baker Material Adverse Effect;

(xxi)	waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any existing material contractual rights in respect of any material Baker property, (ii) any material Permit, lease, concession, or contract, or (iii) any other material legal rights or claims;

(xxii)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted;

(v)	except as referenced as being permitted under Section 4.10(a) herein, increase the benefits payable or to become payable to its directors or officers (whether from Baker or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of Baker or member of the Baker Board; or

(vi)	except as referenced as being permitted under Section 4.10(a) herein, in the case of employees who are not officers of Baker or members of the Baker Board, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof.

(c)	Baker shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	Baker shall use its commercially reasonable best efforts to maintain and preserve all of its rights for its material Baker property and under each of its Permits;

(e)	Baker shall:

(i)	except (i) as would not in any material respect impair or restrict Baker’s ability to conduct its business in the ordinary course consistent with past practice, or (ii) with the consent in advance of at least two (2) out of the three (3) Transacting Parties other than Baker, acting reasonably, not enter into or renew any Baker Material Contract (A) containing (1) any limitation or restriction on the ability of Baker or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Baker or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Baker or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Baker or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of Baker or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Baker or its Subsidiaries, to solicit customers or employees, other than commercial contracts containing such limitations or restrictions, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(ii)	maintain all its material Owned Intellectual Property Registrations, continue to comply in all material respects with its obligations under all material Intellectual Property Agreements and use its commercially reasonable efforts to protect its material Intellectual Property Assets (to the extent protectable);

(f)	Baker and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it under applicable Law on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	unless being disputed in good faith, timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it under applicable Law to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material amount of Taxes outside the ordinary course of business; and

(vi)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2017, except as may be required by applicable Laws;

(vii)	Baker shall not authorize or propose, or enter into or modify any Contract, to do any of the matters prohibited by the other Subsections of this Section 1.

2.	Covenants of Baker Relating to the Business Combination

Baker shall, and shall cause the Baker Subsidiaries to, perform all obligations required to be performed by Baker or any Baker Subsidiary under this Agreement, co-operate with SVT, Briteside, Sea Hunter, and Finco in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement. Baker shall procure that the Resulting Issuer shall issue such employee stock plan grants, which may be pursuant to the Resulting Issuer Equity Incentive Plan, as may be necessary to accomplish, following the consummation of the Business Combination, the founder equity positions contemplated in Section C(4) of Schedule “A” of the May 15, 2018 binding letter of intent amongst SVT, Baker, Briteside, and Sea Hunter Holdings, regarding pooling of the founders shares. Furthermore, Baker shall cooperate in implementing a pooling structure whereby the individual Key Employees may agree to pool their shares or utilize such other method as shall be agreed upon by the Transacting Parties to accomplish the agreement upon allocation as described in Section C(4) of Schedule “A” of such binding letter of intent.

SCHEDULE J

COVENANTS OF BRITESIDE

1.	Covenants of Briteside Regarding the Conduct of Business

Briteside covenants and agrees that prior to the Effective Date, (x) unless any two of SVT, Baker, and Sea Hunter (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), (y) except as set forth on Schedule “J”, Section 1 of the Briteside Disclosure Letter, or (z) unless expressly contemplated or permitted or not expressly prohibited by this Agreement:

(a)	Briteside shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Briteside and the Briteside property, and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)	Other than (x) as expressly permitted or required by this Agreement, (y) unless any two of SVT, Baker, and Sea Hunter (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), or (z) as set forth on Schedule “J”, Section 1 of the Briteside Disclosure Letter, as expressly permitted or required in this Agreement, without limiting the generality of Section 1(a), Briteside shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)	issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Briteside Membership Interests, any Briteside Options, any Briteside Warrants, or any calls, conversion privileges or rights of any kind to acquire any Briteside Membership Interests or other securities or any shares of its Subsidiaries, or the exercise of existing Briteside Options, or Briteside Warrants, except as contemplated elsewhere herein including, but not limited to, Sections 4.6 and 4.7;

(ii)	sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Briteside or any of its Subsidiaries or any interest in any assets of Briteside and its Subsidiaries having a value greater than $3,000,000 in the aggregate to a Person other than Briteside or any of its Subsidiaries, as applicable, other than in the ordinary course of business consistent with past practices;

(iii)	amend or propose to amend in any material respect the articles, by-laws or other constating documents or the terms of any securities of Briteside or any of its Subsidiaries;

(iv)	split, combine or reclassify any outstanding Briteside Membership Interests or the securities of any of its Subsidiaries;

(v)	redeem, purchase or offer to purchase any Briteside Membership Interests or other securities of Briteside or any shares or other securities of its Subsidiaries;

(xxiii)	loan or lend material amounts to any Person outside of the ordinary course of business, except as pursuant to the Loan Facility as contemplated by Section 4.7 herein;

(xxiv)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Briteside Membership Interests except, in the case of any of Briteside’s wholly-owned Subsidiaries, for dividends payable to Briteside;

(xxv)	reorganize, amalgamate or merge Briteside or any of its Subsidiaries with any other Person;

(xxvi)	reduce the stated capital of the shares of Briteside or of any of its Subsidiaries;

(xxvii)	except in the ordinary course of business consistent with past practice or as contemplated in Section 4.7 herein, (A) incur, create, assume or otherwise become liable for any material indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or (B) guarantee, endorse or otherwise as an accommodation become responsible for, the material obligations of any other Person;

(xxviii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Briteside or any of its Subsidiaries;

(xxix)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Briteside’s financial statements or incurred in the ordinary course of business consistent with past practice, except as would not be reasonably expected to have a Briteside Material Adverse Effect;

(xxx)	waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any existing material contractual rights in respect of any material Briteside property, (ii) any material Permit, lease, concession, or contract, or (iii) any other material legal rights or claims;

(xxxi)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted;

(xxxii)	except as referenced as being permitted under Section 4.10(a) herein, increase the benefits payable or to become payable to its directors or officers (whether from Briteside or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of Briteside or member of the Briteside Board; or

(xxxiii)	except as referenced as being permitted under Section 4.10(a) herein, in the case of employees who are not officers of Briteside or members of the Briteside Board, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof.

(c)	Briteside shall use commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	Briteside shall use its commercially reasonable best efforts to maintain and preserve all of its rights for its material Briteside property and under each of its Permits;

(e)	Briteside shall:

(i)	except (i) as would not in any material respect impair or restrict Briteside’s ability to conduct its business in the ordinary course consistent with past practice, or (ii) with the consent in advance of at least two (2) out of the three (3) Transacting Parties other than Briteside, acting reasonably, not enter into or renew any Briteside Material Contract (A) containing (1) any limitation or restriction on the ability of Briteside or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Briteside or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Briteside or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Briteside or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of Briteside or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Briteside or its Subsidiaries, to solicit customers or employees, other than commercial contracts containing such limitations or restrictions, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(ii)	maintain all its material Owned Intellectual Property Registrations, continue to comply in all material respects with its obligations under all material Intellectual Property Agreements and use its commercially reasonable efforts to protect its material Intellectual Property Assets (to the extent protectable);

(f)	Briteside and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it under applicable Law on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	unless being disputed in good faith, timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it under applicable Law to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(xxxiv)	not settle or compromise any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material amount of Taxes outside the ordinary course of business; and

(xxxv)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2017, except as may be required by applicable Laws; and

(xxxvi)	Briteside shall not authorize or propose, or enter into or modify any Contract, to do any of the matters prohibited by the other Subsections of this Section 1.

2.	Covenants of Briteside Relating to the Business Combination

Briteside shall, and shall cause the Briteside Subsidiaries to, perform all obligations required to be performed by Briteside or any Briteside Subsidiary under this Agreement, co-operate with SVT, Baker, Sea Hunter, and Finco in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement. Briteside shall procure that the Resulting Issuer shall issue such employee stock plan grants, which may be pursuant to the Resulting Issuer Equity Incentive Plan, as may be necessary to accomplish, following the consummation of the Business Combination, the founder equity positions contemplated in Section C(4) of Schedule “A” of the May 15, 2018 binding letter of intent amongst SVT, Baker, Briteside, and Sea Hunter Holdings, regarding pooling of the founders shares. Furthermore, Briteside shall cooperate in implementing a pooling structure whereby the individual Key Employees may agree to pool their shares or utilize such other method as shall be agreed upon by the Transacting Parties to accomplish the agreement upon allocation as described in Section C(4) of Schedule “A” of such binding letter of intent.

SCHEDULE K

COVENANTS OF SEA HUNTER

1.	Covenants of Sea Hunter Regarding the Conduct of Business

Sea Hunter covenants and agrees that prior to the Effective Date, (x) unless any two of SVT, Baker, and Briteside (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), (y) except as set forth on Schedule “K”, Section 1 of the Sea Hunter Disclosure Letter, or (z) unless expressly contemplated or permitted or not expressly prohibited by this Agreement:

(a)	Sea Hunter shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Sea Hunter and the Sea Hunter property, and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)	Other than (x) as expressly permitted or required by this Agreement, (y) unless any two of SVT, Baker, and Briteside (after providing notice to all of such Transacting Parties) shall otherwise collectively agree in writing (which such agreement shall not be unreasonably withheld or delayed), or (z) as set forth on Schedule “K”, Section 1 of the Sea Hunter Disclosure Letter, without limiting the generality of Section 1(a), Sea Hunter shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)	issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Sea Hunter Membership Interests, any Sea Hunter Options, or any calls, conversion privileges or rights of any kind to acquire any Sea Hunter Membership Interests or other securities or any shares of its Subsidiaries, or the exercise of existing Sea Hunter Options, except as contemplated elsewhere herein including, but not limited to, Sections 4.6 and 4.7;

(ii)	sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Sea Hunter or any of its Subsidiaries or any interest in any assets of Sea Hunter and its Subsidiaries having a value greater than $3,000,000 in the aggregate to a Person other than Sea Hunter or any of its Subsidiaries, as applicable, other than in the ordinary course of business consistent with past practices;

(iii)	amend or propose to amend in any material respect the articles, by-laws or other constating documents or the terms of any securities of Sea Hunter or any of its Subsidiaries;

(iv)	split, combine or reclassify any outstanding Sea Hunter Membership Interests or the securities of any of its Subsidiaries;

(v)	redeem, purchase or offer to purchase any Sea Hunter Membership Interests or other securities of Sea Hunter or any shares or other securities of its Subsidiaries;

(xxxvii)	loan or lend material amounts to any Person outside of the ordinary course of business, except as pursuant to the Loan Facility as contemplated by Section 4.7 herein;

(xxxviii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Sea Hunter Membership Interests except, in the case of any of Sea Hunter’s wholly-owned Subsidiaries, for dividends payable to Sea Hunter;

(xxxix)	reorganize, amalgamate or merge Sea Hunter or any of its Subsidiaries with any other Person;

(xl)	reduce the stated capital of the shares of Sea Hunter or of any of its Subsidiaries;

(xli)	except in the ordinary course of business consistent with past practice or as contemplated in Section 4.7 herein, (A) incur, create, assume or otherwise become liable for any material indebtedness for borrowed money or any other material liability or obligation or issue any material debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or (B) guarantee, endorse or otherwise as an accommodation become responsible for, the material obligations of any other Person;

(xlii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Sea Hunter or any of its Subsidiaries;

(xliii)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Sea Hunter’s financial statements or incurred in the ordinary course of business consistent with past practice, except as would not be reasonably expected to have a Sea Hunter Material Adverse Effect;

(xliv)	waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any existing material contractual rights in respect of any material Sea Hunter property, (ii) any material Permit, lease, concession, or contract, or (iii) any other material legal rights or claims;

(xlv)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted;

(xlvi)	except as referenced as being permitted under Section 4.10(a) herein, increase the benefits payable or to become payable to its directors or officers (whether from Sea Hunter or any of its Subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of Sea Hunter or member of the Sea Hunter Board; or

(xlvii)	except as referenced as being permitted under Section 4.10(a) herein, in the case of employees who are not officers of Sea Hunter or members of the Sea Hunter Board, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof.

(c)	Sea Hunter shall use commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)	Sea Hunter shall use its commercially reasonable best efforts to maintain and preserve all of its rights for its material Sea Hunter property and under each of its Permits;

(e)	Sea Hunter shall:

(i)	except (i) as would not in any material respect impair or restrict Sea Hunter’s ability to conduct its business in the ordinary course consistent with past practice, or (ii) with the consent in advance of at least two (2) out of the three (3) Transacting Parties other than Sea Hunter, acting reasonably, not enter into or renew any Sea Hunter Material Contract (A) containing (1) any limitation or restriction on the ability of Sea Hunter or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Sea Hunter or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Sea Hunter or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Sea Hunter or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of Sea Hunter or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Sea Hunter or its Subsidiaries, to solicit customers or employees, other than commercial contracts containing such limitations or restrictions, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(ii)	maintain all its material Owned Intellectual Property Registrations, continue to comply in all material respects with its obligations under all material Intellectual Property Agreements and use its commercially reasonable efforts to protect its material Intellectual Property Assets (to the extent protectable);

(f)	Sea Hunter and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it under applicable Law on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	unless being disputed in good faith, timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it under applicable Law to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes outside the ordinary course of business; and

(vi)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2017, except as may be required by applicable Laws; and

(vii)	Sea Hunter shall not authorize or propose, or enter into or modify any Contract, to do any of the matters prohibited by the other Subsections of this Section 1.

2.	Covenants of Sea Hunter Relating to the Business Combination

Sea Hunter shall, and shall cause the Sea Hunter Subsidiaries to, perform all obligations required to be performed by Sea Hunter or any Sea Hunter Subsidiary under this Agreement, cooperate with SVT, Baker, Briteside, and Finco in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement. Sea Hunter shall procure that the Resulting Issuer shall issue such employee stock plan grants, which may be pursuant to the Resulting Issuer Equity Incentive Plan, as may be necessary to accomplish, following the consummation of the Business Combination, the founder equity positions contemplated in Section C(4) of Schedule “A” of the May 15, 2018 binding letter of intent amongst SVT, Baker, Briteside, and Sea Hunter Holdings, regarding pooling of the founders shares. Furthermore, Sea Hunter shall cooperate in implementing a pooling structure whereby the individual Key Employees may agree to pool their shares or utilize such other method as shall be agreed upon by the Transacting Parties to accomplish the agreement upon allocation as described in Section C(4) of Schedule “A” of such binding letter of intent.

SCHEDULE L

COVENANTS OF FINCO

Covenants of Finco Regarding the Conduct of Business

Finco covenants and agrees that prior to the Effective Date, (x) unless SVT, Baker, Briteside, and Sea Hunter shall otherwise collectively agree in writing, or (y) expressly contemplated or permitted or not expressly prohibited by this Agreement:

(a)	Finco shall use commercially reasonable efforts to preserve intact its cash assets;

(b)	Other than as expressly permitted or required by this Agreement, without limiting the generality of Section 1(a), Finco shall not, directly or indirectly:

(i)	amend or propose to amend the articles, by-laws or other constating documents or the terms of any securities of Finco;

(ii)	split, combine or reclassify any outstanding Finco Common Shares or Finco Class A Shares;

(iii)	redeem, purchase or offer to purchase any Finco Common Shares or Finco Class A Shares or other securities of Finco;

(iv)	loan or lend amounts to any Person;

(v)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or any combination thereof) in respect of any Finco Common Shares or Finco Class A Shares;

(vi)	reorganize, amalgamate or merge Finco with any other Person;

(vii)	reduce the stated capital of the Finco Common Shares or Finco Class A Shares;

(viii)	acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to its Subsidiaries), or purchase of any property or assets of any other Person;

(ix)	(A) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other liability or obligation or issue any debt securities, or (B) guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person;

(x)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Finco;

(xi)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations;

(xii)	authorize, recommend or propose any release or relinquishment of any contractual right; and

(xiii)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Finco to consummate the Finco Component of the Business Combination or the other transactions contemplated by this Agreement.

(c)        Finco shall:

(i)	not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(ii)	provide SVT, Baker, Briteside, Sea Hunter, and Finco with prompt written notice of: (A) any change (or any condition, event, circumstance or development involving a prospective change) in the assets, share ownership, articles and by-laws of Finco which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in an Finco Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Finco contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Finco Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Finco to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(iii)	except with the consent in advance of Transacting Parties, acting reasonably, not enter into or renew any agreement, contract, lease, licence or other binding obligation of Finco (A) containing (1) any limitation or restriction on the ability of the Resulting Issuer or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which following consummation of the transactions contemplated hereby, all or any portion of the business of the Resulting Issuer or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of the Resulting Issuer or its Subsidiaries, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; and

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(iv)	not enter into or renew any agreement, Contract, lease, licence or other binding obligation of Finco.

(d)	Finco shall not authorize or propose, or enter into or modify any Contract, to do any of the matters prohibited by the other Subsections of this Section 1.

2.	Covenants of Finco Relating to the Finco Component of the Business Combination

Finco shall perform all obligations required to be performed by Finco under this Agreement, co-operate with SVT, Baker, Briteside, and Sea Hunter in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement.

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SCHEDULE M

SPECIAL RIGHTS AND RESTRICTIONS FOR
RESULTING ISSUER COMPRESSED SHARES

The Class A Common Shares shall have the following special rights and restrictions:

1.       Number and Designation.

(a)       Class A Designation: The Corporation shall have authority to issue up to 500,000,000 Class A Common Shares, which are hereby designated “Class A Common Shares”.

(b)       Rank:

(i)               All Class A Common Shares shall be identical with each other in all respects.

(ii)             The Class A Common Shares shall rank pari passu with the Common Shares as to dividends and upon liquidation, as described below. Any amounts herein shall be subject to appropriate adjustments in the event of any stock splits, consolidations or the like.

(c)       Certification: The Class A Common Shares may be evidenced by (a) certificates signed (either manually or by electronic signature)(“Certificated Class A Shares”) by any one responsible officer of the Corporation holding office at the time of signing or (b) at the Corporation’s option, in non-certificated form issued and registered in the name of CDS Clearing and Depository Services Inc. and its successors in interest (“CDS”) as uncertificated Class A Common Shares (“Uncertificated Class A Shares”) and the deposit of which may be confirmed electronically by transfer agent for the Class A Common Shares to a particular participant (“CDS Participant”) through CDS.

(d)       CUSIP: The Class A Common Shares, at the Corporation’s option, may be identified by a CUSIP number.

2.       Dividend Rights.

The holders of Class A Common Shares (the “Class A Shareholders”) shall be entitled to receive dividends and distributions payable in respect of Common Shares, out of any cash or other assets legally available therefor, received by shareholders, distributed among the Class A Shareholders and the holders of Common Shares based on (i) the number of Common Shares and (ii) the number of Class A Common Shares (on an as converted basis, assuming conversion of all Class A Common Shares into Common Shares at the applicable Conversion Ratio and disregarding the Conversion Limitations set forth in Section 7) issued and outstanding on the record date.

3.       Liquidation Rights.

(a)       In the event of any Liquidation Event, the Class A Shareholders shall be entitled to receive the assets of the Corporation, or other consideration payable or distributable as a result of the Liquidation Event, available for distribution to shareholders, distributed among the Class A Shareholders and the holders of Common Shares based on (i) the number of Common Shares and (ii) the number of Class A Common Shares (on an as converted basis, assuming conversion of all Class A Common Shares into Common Shares at the applicable Conversion Ratio and disregarding the Conversion Limitations set forth in Section 7) issued and outstanding on the record date.

(b)       For purposes of this Section 3, a “Liquidation Event” shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (ii) the acquisition of the Corporation by or the combination, merger or consolidation of the Corporation with, another entity by means of any transaction or series of related transactions (including, without limitation, any sale, acquisition, reorganization, merger or consolidation but, excluding any transaction effected exclusively for the purpose of changing the domicile of the Corporation; (iii) a sale of all or substantially all of the assets of the Corporation; unless, in the case of (ii) or (iii), the Corporation’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

4.       Voting Rights.

The Class A Shareholders shall have the right to one vote for each Common Share into which such Class A Common Shares are convertible (disregarding the Conversion Limitations set forth in Section 7), and with respect to such vote, such holder shall have voting rights and powers equal and identical to the voting rights and powers of the holders of Common Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting and shall be entitled to vote, together with holders of Common Shares, with respect to any matter upon which holders of Common Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all Common Shares into which Class A Common Shares are convertible and disregarding the Conversion Limitations set forth in Section 7) shall be rounded up or down to the nearest whole number (with one-half being rounded upward), except to the extent such rouding would adversely impact the intended tax treatment set forth in Section 2.15 of the Business Combination Agreement. Except as provided by law, Class A Shareholders shall vote the Class A Common Shares together with the holders of Common Shares as a single class.

5.       Amendments

In addition to any other rights provided by law, the Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Class A Common Shares or any other provision of the Corporation’s Notice of Articles and Articles that would adversely affect the rights of the Class A Shareholders, including, without limitation, any increase in the number of Class A Common Shares without the unanimous written consent or affirmative vote of the holders of at least 66-2/3% of the then outstanding aggregate number of Class A Common Shares, given in writing by all of the holders of Class A Common Share or by vote at a meeting, consenting or voting (as the case may be) separately as a class of the holders of Class A Common Shares (a “Class A Super Majority Vote”).

6.       Conversion.

Subject to the Conversion Limitations set forth in Section 7, Class A Shareholders shall have conversion rights as follows (the “Conversion Rights”):

(a)       Right to Convert. Each Class A Common Share shall be convertible, at the option of the Class A Shareholder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such shares, into such number of fully paid and non-assessable Common Shares as is determined by multiplying the number of Class A Common Shares by the Conversion Ratio applicable to each such share, determined as hereafter provided, in effect on the applicable date the Class A Shares are surrendered for conversion. The initial “Conversion Ratio” for each Class A Share shall be as follows: each Class A Common Share shall be convertible into 100 Common Shares; provided, however, that the applicable Conversion Ratio shall be subject to adjustment as set forth in subsections 6(d) and 6(e)).

(b)       Automatic Conversion. Each Class A Common Share shall automatically be converted without further action by the Class A Shareholder or any other person into Common Shares at the applicable Conversion Ratio immediately upon the earliest of:

(i)                 a Liquidation Event;

(ii)               the date such automatic conversion is designated to occur by a Class A Super Majority Vote; or

(iii)             a Mandatory Conversion pursuant to Section 7.

(c)       Mechanics of Conversion. Before any Class A Shareholder shall be entitled to convert Class A Common Shares into Common Shares, the Class A Shareholder shall, as applicable: (i) surrender Certificated Class A Shares, therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Common Shares, or (ii) cause a CDS Participant to surrender Uncertificated Class A Shares through CDS with notice to the office of the Corporation or of any transfer agent for Common Shares and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein, as applicable: (A) in the case of Certificated Class A Shares, the name or names in which the certificate or certificates for Common Shares are to be issued or (B) in the case of Uncertificated Class A Shares, the CDS Participant account in which uncertificated Common Shares are to be issued (each, a “Conversion Notice”). The Corporation shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver, as applicable (1) in the case of Certificated Class A Shares, certificate(s) representing the Common Shares issuable in the name or names in which the certificate or certificates for Common Shares set forth in the Conversion Notice or (2) in the case of Uncertificated Class A Shares, uncertificated Common Shares to the account of the designated CDS Participant account for Common Shares set forth in the Conversion Notice. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Class A Common Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(d)       Distributions. In the event the Corporation shall declare a distribution to holders of Common Shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights that do not themselves also require adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection 6(d), the Class A Shareholders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Common Shares into which their Class A Common Shares are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such Distribution (disregarding the Conversion Limitations set forth in Section 7).

(e)       Recapitalizations; Stock Splits. If at any time or from time-to-time, Corporation shall (i) effect a recapitalization of the Common Shares; (ii) issue Common Shares as a dividend or other distribution on outstanding Common Shares; (iii) subdivide the outstanding Common Shares into a greater number of Common Shares; (iv) consolidate the outstanding Common Shares into a smaller number of Common Shares; or (v) effect any similar transaction or action that does not itself also require adjustment to the Conversion Ratio (each, a “Recapitalization”), provision shall be made so that the Class A Shareholders shall thereafter be entitled to receive, upon conversion of Class A Common Shares, the number of Common Shares or other securities or property of the Corporation or otherwise, to which a holder of Common Shares deliverable upon conversion would have been entitled on such Recapitalization. After any Recapitalization, the provisions of this Section 6 (including adjustment of the Conversion Ratio then in effect and the number of Common Shares acquirable upon conversion of Class A Common Shares) shall be applied in a manner such that the rights of the Class A Shareholders are as equivalent as practicable to such rights prior to such Recapitalization.

(f)                 No Fractional Shares and Certificate as to Adjustments. No fractional Common Shares shall be issued upon the conversion of any Class A Common Shares and the number of Common Shares to be issued shall be rounded up to the nearest whole Common Share. Whether or not fractional Common Shares are issuable upon such conversion shall be determined on the basis of the total number of Class A Common Shares the Class A Shareholder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

(g)                Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to Section 6(e), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Class A Shareholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Class A Shareholder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Class A Common Shares at the time in effect, and (C) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Class A Common Share.

(h)                Effect of Conversion. All Class A Common Shares that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive Common Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(i)                 Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Class A Shareholder, at least 20 days prior, and not more than 2 months prior, to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

7.       Conversion Limitations.

Before any Class A Shareholder shall be entitled to convert Class A Common Shares into Common Shares, the Board of Directors (or a committee thereof) shall designate an officer of the Corporation to determine if any Conversion Limitation set forth in this Section 7 shall apply to the conversion of Class A Common Shares. For the purposes of this Section 7, each of the following is a “Conversion Limitation”:

(a)       Foreign Private Issuer Protection Limitation. The Corporation will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (“Foreign Private Issuer”, as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly:

(i)       40% Threshold. Except as provided in Section 8, the Corporation shall not effect any conversion of Class A Common Shares, and the Class A Shareholders shall not have the right to convert any portion of the Class A Common Shares pursuant to Section 5 or otherwise, to the extent that after giving effect to such issuance after conversions, the aggregate number of Common Shares and Class A Common Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rule 3b-4 under the U.S. Exchange Act) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Common Shares and Class A Common Shares issued and outstanding (the “FPI Protective Restriction”).

(ii)       Conversion Limitations. In order to effect the FPI Protective Restriction, each Class A Shareholder will be subject to the 40% Threshold based on the number of Class A Common Shares held by such Class A Shareholder as of the date of the initial issuance of any Class A Common Shares and, thereafter, at the end of each of the Corporation’s subsequent fiscal quarters (each, a “Determination Date”) for the current fiscal quarter (the “Relevant Fiscal Quarter”), calculated as follows:

X = [(A x 0.4) - B] x (C/D)

Where on the Determination Date:

X = Maximum number of Common Shares available for issuance upon conversion of Class A Common Shares by the Class A Shareholder during the Relevant Fiscal Quarter.

A = The number of Common Shares and Class A Common Shares issued and outstanding on the Determination Date.

B = Aggregate number of Common Shares and Class A Common Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rule 3b-4 under the U.S. Exchange Act) on the Determination Date.

C = Aggregate number of Common Shares issuable upon conversion of Class A Common Shares held by the Class A Shareholder on the Determination Date.

D = Aggregate number of all Common Shares issuable upon conversion of Class A Common Shares issued and outstanding on the Determination Date.

(iii)       Determination of FPI Protective Restriction. For purposes of subsections 7(a)(i) and 7(a)(ii), the Board of Directors (or a committee thereof) shall designate the Corporation’s independent accounting firm to determine as of each Determination Date: (A) the 40% Threshold and (B) the FPI Protective Restriction. To the extent that the FPI Protective Restriction contained in this Section 6(a) applies, whether and to what extent Class A Common Shares are convertible shall be determined in good faith by the Board of Directors (or a committee thereof) relying on the calculations of the Corporation’s designated independent accounting firm, subject to Section 12.

(iv)       Notice of Conversion Limitation. The Corporation will provide each Class A Shareholder of record notice of the FPI Protective Restriction applicable to holders of Class A Common Shares for the Relevant Fiscal Quarter within ten (10) business days of the end of each Determination Date (a “Notice of Conversion Limitation”). The FPI Protective Restriction shall be stated as a percentage of the Class A Common Shares issued and outstanding on the Determination Date held by holders of Class A Common Shares.

For example, if on a Determination Date (March 31, 2020) the maximum number of Common Shares available for issuance upon conversion of Class A Common Shares by the Class A Shareholder holding 1,000 Class A Common Shares is 30,000 Common Shares, the FPI Protective Restriction will apply to 700 Class A Common Shares (70%) and an aggregate of 300 Class A Common Shares (30%) may be converted during the Relevant Fiscal Quarter. The Notice of Conversion Limitation will state that “Pursuant to Section 7 of the Special Rights and Restrictions for Class A Common Shares of TILT Holdings, Inc., the FPI Protective Restriction applies to [70%] of the issued and outstanding Class A Common Shares as of the Determination Date ([March 31, 2020] and up to [30%] of your Class A Common Shares may be converted into Common Shares during the fiscal Quarter ending [June 30, 2020].”

(b)       Disputes. In the event of a dispute as to the number of Common Shares issuable to a Holder in connection with a conversion of Class A Common Shares, the Corporation shall issue to the Holder the number of Common Shares not in dispute and resolve such dispute in accordance with Section 12.

8.       Mandatory Conversion.

(a)       Notwithstanding subsection 7(a), the Corporation may require (a “Mandatory Conversion”) each Class A Shareholder to, and each holder of Class A Common Shares may, convert all, and not less than all, the Class A Common Shares at the applicable Conversion Ratio if at any time all the following conditions are satisfied (or otherwise waived by the Class A Super Majority Vote):

(i)                 the Common Shares issuable upon conversion of all the Class A Common Shares are registered for resale and may be sold by the Class A Shareholder pursuant to an effective registration statement and/or prospectus covering the Common Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(ii)               the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act; and

(iii)             the Common Shares are listed or quoted (and are not suspended from trading) on a national securities exchange in the United States registered under Section 6 of the U.S. Securities Exchange Act of 1934, as amended, or quoted in a “U.S. automated inter-dealer quotation system”, as such term is used for purposes of Rule 144A(d)(3)(i).

(b)       In the case of a Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each Class A Shareholder of record a Mandatory Conversion notice (the “Mandatory Conversion Notice”) at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Common Shares into which the Class A Common Shares are convertible and (ii) the address of record for such Class A Shareholder. On the record date of a Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each Class A Shareholder of record on the Mandatory Conversion certificates representing Common Shares (in the case of Certificated Class A Shares) or uncertificated Common Shares in the CDS Participant account of record (in the case of Uncertificated Class A Shares) representing the number of Common Shares into which the Class A Common Shares are so converted and each certificate representing Certificated Class A Common Shares, if any, shall be null and void.

9.       Pre-emptive Rights. The holders of Class A Common Shares shall have no pre-emptive rights.

10.     Notices. Any notice required by the provisions of these Special Rights and Restrictions to be given to the Class A Shareholders shall be deemed given on the date which is ten calendar days after being deposited in the Canadian mail, first class, postage prepaid, and addressed to each holder of record at the Class A Shareholder’s address appearing on the books of the Corporation.

11.     Status of Converted Class A Common Shares. Any Class A Common Shares converted shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Class A Common Shares accordingly.

12.     Disputes. Any Class A Shareholder may submit a written dispute as to the determination of the Conversion Ratio or the arithmetic calculation of the Conversion Ratio, 40% Threshold or FPI Protective Restriction by the Corporation to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Corporation shall respond to the Class A Shareholder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, 40% Threshold or FPI Protective Restriction, as applicable. If the Class A Shareholder and the Corporation are unable to agree upon such determination or calculation of the Conversion Ratio, or the FPI Protective Restriction within five (5) Business Days of such response, then the Corporation and the Class A Shareholder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the Conversion Ratio or FPI Protective Restriction, as applicable, to the Corporation’s independent, outside accounting firm. The Corporation, at the Corporation’s expense, shall cause the accounting firm to perform the determinations or calculations and notify the Corporation and the Class A Shareholder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. This Article 12 shall not impair, supersede or be in substitution for any other rights and remedies available to a Class A Shareholder under applicable law, including the Business Corporations Act (British Columbia).

13.     Status of Converted Class A Common Shares. The Corporation will not, by amendment of its Notice of Articles or Articles or through any sale, reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under these Articles by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of these Articles and in the taking of all such action as may be necessary or appropriate in order to protect the rights and powers, including the Conversion Rights, of the Class A Shareholders against impairment.

SCHEDULE N

CONSENTS, WAIVERS, AND REQUIRED REGULATORY APPROVALS

•        Regulatory Approvals required in relation to the HSR Act

N-1

SCHEDULE O

NEVADA HOLDCO CLASS A SHARES ALLOCATION

	Ownership of Nevada Holdco Class A Shares
Shares & Ownership	Nevada Holdco Class A Shares	Total % Ownership
Baker	27,289,186	18.35%
Briteside	42,753,058	28.74%
Sea Hunter	78,707,757	52.91%

Totals	148,750,001	100.00%

O-1

SCHEDULE P

CAPITALIZATION TABLE

*Share numbers (but not percentage allocations) may be adjusted downward to reflect a smaller overall capitalization of Resulting Issuer.

P-1

SCHEDULE Q

ACQUISITIONS

(a)                IESO, LLC

(b)                Pure Hana Synergies, LLC

(c)                Pro Green Medical LLC

Q-1

AMENDING AGREEMENT TO BUSINESS COMBINATION AGREEMENT

This AMENDING AGREEMENT TO THE BUSINESS COMBINATION AGREEMENT (“Agreement”) is entered by and amongst Baker Technologies, Inc., Briteside Holdings, LLC, Sea Hunter Therapeutics, LLC, Santé Veritas Holdings Inc., and 1167411 B.C. Ltd (collectively referred to herein as the “Parties”) as of the 31 day of October, 2018 (“Effective Date”).

WHEREAS, the Parties entered into a business combination agreement dated July 9th, 2018 (“Business Combination Agreement”), outlining the terms under which the Parties intend to combine into a single, comprehensive organization servicing the cannabis industry in North America (the “Business Combination”);

AND WHEREAS, Section 1.1 of the Business Combination Agreement states that the “Outside Date” means October 31, 2018, or such later date as may be agreed to in writing by the Parties;

AND WHEREAS, as a result of ongoing negotiations amongst the Parties, certain matters relating to the Business Combination have been amended since the Business Combination Agreement was entered into by the Parties on July 9th, 2018;

AND WHEREAS, Section 5.4 of the Business Combination Agreement provides that the Business Combination Agreement may, at any time and from time to time, be amended by mutual written agreement of each of the Parties;

AND WHEREAS, the Parties now collectively desire to extend the Outside Date;

AND WHEREAS, the Parties now collectively desire to proceed with the Business Combination and all ancillary matters as described in the joint management information circular of the Parties dated October 11, 2018, and supplement to the joint management information circular dated October 23, 2018 (the “Information Circular”);

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are accepted, the Parties agree as follows:

1.	The definition of “Outside Date” in Section 1.1 of the Business Combination Agreement, shall be amended to, “means November 30, 2018, or such later date as may be agreed to in writing by the Parties”.

2.	All provisions of the Business Combination Agreement pertaining to the structure of the Business Combination and any ancillary matters shall be as described in the Information Circular.

3.	All other provisions of the Business Combination Agreement shall remain unamended and in full force and effect, and time shall continue to be of the essence.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be duly executed as of the Effective Date.

BAKER TECHNOLOGIES, INC.

By:	/s/ Joel Milton
Joel Milton, Chief Executive Officer

BRITESIDE HOLDINGS, LLC

By:	/s/ Justin P. Junda
Justin P. Junda, Chief Executive Officer

SEA HUNTER HOLDINGS, LLC

By:	/s/ Alexander P. Coleman
Alexander P. Coleman, Managing Partner

SANTÉ VERITAS HOLDINGS INC.

By:	/s/ Michael Orr
Michael Orr, Executive Chairman

1167411 B.C. LTD.

By:	/s/ Michael Orr
Michael Orr, President